Filed Pursuant to Rule 424(b)(7)

File No. 333-280720

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 8, 2024)

Telecom Argentina S.A.

20,252,745 Class B Shares of Common Stock in the form of American Depositary Shares Offered by the Selling Shareholder

This prospectus supplement relates to the proposed resale or other disposition of 20,252,745 class B shares of Telecom Argentina common stock, nominal value P$1.00 per share (the “common stock”) underlying American Depositary Shares (“ADSs”), by the selling shareholder identified in this prospectus supplement. Each ADS represents five Class B common shares, for an offering of 4,050,549 ADSs. We are not selling any shares of our common stock under this prospectus supplement and will not receive any proceeds from the sale of the common stock by the selling shareholder.

Our class B shares have been authorized for public offering in Argentina by the Argentina Nacional Securities Commission (Comisión Nacional de Valores) (the “CNV”) and are listed and traded in Bolsas y Mercados Argentina (“ByMA”). Our American Depositary Receipts (“ADRs”) are not registered with the CNV or listed or traded in ByMA. The CNV has not approved or disapproved of the Class B Shares offered hereby.

NOTHING IN THIS PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER OF SECURITIES FOR SALE IN ARGENTINA. THE ADRS HAVE NOT BEEN, AND WILL NOT BE, REGISTERED WITH THE CNV AND THE ADRS MAY NOT BE OFFERED OR SOLD WITHIN ARGENTINA.

ADSs representing our class B shares are currently listed on the New York Stock Exchange, or the “NYSE,” under the symbol “TEO.” Each ADS represents five class B common shares. The last reported sale price of our ADSs on the NYSE on February 9, 2026 was $12.59 per ADS.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-31 of this prospectus supplement and in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus supplement and that you should consider before you make an investment in our common stock offered in this prospectus supplement and the accompanying prospectus.

	Per ADS	Total
Public offering price	$11.15	$45,163,621.35
Underwriting discounts, fees and commissions(1)	$0.3345	$1,354,908.6405
Proceeds, before expenses, to the selling shareholder(2)	$10.8155	$43,808,712.7095

(1)	See “Underwriting” beginning on page S-57 of this prospectus supplement for additional information regarding underwriting compensation.

(2)	We will not receive any proceeds from this offering. See “Use of Proceeds.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters have an option to buy up to 607,582 additional ADSs from the selling shareholder to cover sales of ADSs by the underwriters which exceed the number of ADSs specified above. The underwriters expect to deliver the ADSs through the facilities of The Depository Trust Company against payment in New York, New York on or about February 12, 2026.

THIS PROSPECTUS SUPPLEMENT IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN FILED WITH, REVIEWED OR AUTHORIZED BY THE CNV, AND THEREFORE THE CNV HAS NOT MADE ANY DETERMINATION AS TO THE TRUTHFULNESS OR COMPLETENESS OF THIS PROSPECTUS SUPPLEMENT.  THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNV FOR INFORMATIONAL PURPOSES ONLY BUT SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY.  THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN SUCH JURISDICTION, NOR DOES THIS PROSPECTUS SUPPLEMENT CONSTITUTE AN INVITATION TO SUBSCRIBE FOR OR PURCHASE ANY SECURITIES.  IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY ARGENTINE CITIZEN WHO MAY ACQUIRE SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

Joint Bookrunners

Morgan Stanley	BTG Pactual

The date of this prospectus supplement is February 10, 2026.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

About this Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”), using an automatic shelf registration process. This prospectus supplement contains specific information about us and the terms of this offering. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the prospectus, the statements made in the prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before you purchase shares of our common stock, you should read in their entirety both this prospectus supplement and any accompanying prospectus, together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before deciding to invest in any of the securities being offered.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into the prospectus modifies or supersedes that statement. Any statements so modified or superseded will be deemed not to constitute a part of this prospectus supplement or the accompanying prospectus except as so modified or superseded.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the SEC. Neither we nor the underwriters have authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of shares of our common stock in any state or jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the information we previously filed with the SEC and incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition and results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, we use the terms the “Company,” “Telecom,” “we,” “us,” and “our” to refer to Telecom Argentina S.A. and its consolidated subsidiaries and affiliates. References to “Telecom Argentina” refer only to Telecom Argentina S.A. on an unconsolidated basis, except where the context may require otherwise. The term “TMA” refers to Telefónica Móviles Argentina S.A. The term “Acquisition” refers to the acquisition of TMA by Telecom Argentina on February 24, 2025, and the term “Acquired Business” refers to the business thereby acquired. The term “you” refers to a prospective investor.

Capitalized terms not defined in this prospectus supplement or the accompanying prospectus shall have the meaning assigned to them in our Form 20-F filed with the SEC on February 28, 2025 (the “TEO 2024 20-F”).

Forward-Looking Statements

Some of the information contained or incorporated by reference in this prospectus supplement are forward-looking statements and information relating to the Company that are based on current views, expectations, estimates and projections of our management and information currently available to the Company. These forward-looking statements include, without limitation, those regarding our future financial position and results of operations, our strategy, plans, objectives, goals and targets, future developments in the markets in which we participate or are seeking to participate, or anticipated regulatory changes in the markets in which we operate or intend to operate. In some cases, forward-looking statements can be identified by terminology such as “anticipate”, “believe”, “continue”, “could”, “estimates”, “expect”, “intend”, “may”, “plan”, “potential”, “project”, “predict”, “should” or “will”, or the negative of such terms, or other comparable terminology.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These statements reflect the current views of our management with respect to future events. We caution the reader that forward-looking statements are not guarantees of future performance and are based on numerous assumptions and that our actual results of operations, including our financial condition and liquidity, may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements contained in this prospectus supplement. In addition, even if our results of operations, including our financial condition and liquidity and developments in the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to:

•	factors described under the heading “Risk Factors” below or in reports we file from time to time with the SEC or in other documents that we publicly disseminate, including, in particular, in the TEO 2024 20-F;

•	our ability to service our debt and fund our working capital requirements;

•	our ability to successfully implement our business strategy and to achieve synergies;

•	failure to receive regulatory approval for our acquisition of TMA;

•	failure to successfully integrate TMA’s services into our business or retain its customers;

•	our expectations for our future performance, revenues, income, earnings per share, capital expenditures, dividends, liquidity and capital structure;

•	the changing dynamics and growth in the telecommunications, cable, cybersecurity and fintech services markets in Argentina, Paraguay, Uruguay, Chile and the United States;

•	uncertainties relating to political and economic conditions in Argentina, Paraguay, Uruguay, Chile and the United States, including the policies of the new administration in Argentina;

•	inflation and the devaluation of the Argentine Peso, the Paraguayan Guaraní, the Uruguayan Peso and the Chilean Peso and the exchange rate risks in Argentina, Paraguay, Uruguay and Chile;

•	restrictions on the ability to exchange Argentine Pesos, Paraguayan Guaraníes, Uruguayan Pesos or Chilean Pesos into foreign currencies and transfer funds abroad;

•	changes in interest rates;

•	our outlook for new and enhanced technologies;

•	the effects of operating in a competitive environment;

•	industry conditions;

•	the outcome of certain legal proceedings;

•	regulatory and legal developments;

•	our ability to introduce new products and services that enable business growth;

•	the creditworthiness of our actual or potential customers;

•	nationalization, expropriation and/or increased government intervention in companies;

•	technological changes;

•	the impact of legal or regulatory matters, changes in the interpretation of current or future regulations or reform and changes in the legal or regulatory environment in which we operate, including regulatory developments such as sanctions regimes in other jurisdictions (e.g., the United States) which impact our suppliers;

•	the effects of increased competition;

•	reliance on content produced by third parties;

•	increasing cost of our supplies;

•	inability to finance on reasonable terms capital expenditures required to remain competitive;

•	fluctuations, whether seasonal or in response to adverse macro-economic developments, in the demand for advertising;

•	our capacity to compete and develop our business in the future;

•	the impact of increased national or international restrictions on the transfer or use of telecommunications technology;

•	the impact of additional currency and exchange measures on our ability to access the international capital markets and our ability to repay our dollar-denominated indebtedness;

•	the impact of political developments on demand for securities of Argentine companies;

•	the outbreak of military hostilities, including an escalation of Russia’s invasion of Ukraine, the armed conflict between Israel and Hamas, the conflict between Israel and Lebanon, the current political developments in Venezuela, tensions between China and Taiwan and the potential destabilizing effect of such conflicts; and

•	the imposition of new tariffs and similar actions by the United States, as well as potential retaliatory tariffs and measures imposed by other countries.

Many of these factors are macroeconomic and regulatory in nature and therefore beyond the control of the Company’s management. Should one or more of these factors or situations materialize, or underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, planned or projected.

In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus supplement may not occur. These forward-looking statements speak only as of the date of this prospectus supplement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information or future events or developments. Additional factors affecting our business emerge from time to time and it is not possible for us to predict all of these factors, nor can we assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Although we believe that the plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that those plans, intentions or expectations will be achieved. In addition, you should not interpret statements regarding past trends or activities as assurances that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or to the persons acting on our behalf are expressly qualified in their entirety by this cautionary statement. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in this prospectus supplement and in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Presentation of Financial and Other Information

Unless otherwise stated, references to the financial results of “Telecom” are to the consolidated financial results of Telecom Argentina and its consolidated subsidiaries. Telecom is primarily engaged in the provision of fixed and mobile telecommunications services, data services, Internet services and cable television services.

The information provided in this prospectus that relates to Argentina and its economy is based upon publicly available information, and we do not make any representation or warranty with respect to such information. Argentina, and any governmental agency or political subdivision thereof, does not in any way guarantee, and their credit does not otherwise back, our obligations in respect of the offering.

The financial information incorporated by reference herein for Telecom Argentina S.A. is prepared and presented in accordance with International Financial Reporting Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

Our audited consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022 and the notes thereto have been prepared in accordance with IFRS Accounting Standards and recast to express them in current currency as of September 30, 2025 (the “Recast Annual Consolidated Financial Statements”) and have been audited by Price Waterhouse & Co. S.R.L. (a member firm of the PricewaterhouseCoopers network), an independent registered public accounting firm (“PwC”), and are included in TEO Recast Annual Information 6-K (as defined below), incorporated by reference in this prospectus supplement.

On February 24, 2025, we consummated the acquisition of TMA. See “Risk Factors—Risks Relating to the Acquisition.” TMA’s audited consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 and the notes thereto have been prepared in accordance with IFRS Accounting Standards and audited by PwC, independent accountants, in accordance with U.S GAAS (the “TMA 2024 Annual Consolidated Financial Statements”). The TMA 2024 Annual Consolidated Financial Statements are included in the TMA 2024 Annual Information 6-K (as defined below), which is incorporated by reference in this prospectus supplement. Argentina has been considered a high-inflation economy for accounting purposes according to the International Accounting Standard (“IAS”) 29, Financial reporting in hyperinflationary economies, since July 1, 2018. However, the TMA 2024 Annual Consolidated Financial Statements included in the TMA 2024 Annual Information 6-K are presented based on constant Argentine Pesos as of December 31, 2024. We have not recast the TMA 2024 Annual Consolidated Financial Statements to measure them in terms of constant Argentine Pesos as of any more recent date. The change in the consumer price index in Argentina between December 31, 2024 and September 30, 2025 was 22.0%. See “Risk factors—Risks Relating to Argentina—Inflation is high and could accelerate further, causing adverse effects on the economy and negatively impacting Telecom’s margins and/or ratios” in this prospectus supplement, and “Item 2. Recast Operating and Financial Review and Prospects for the Years Ended December 31, 2024, 2023 and 2022” of the TEO Recast Annual Information 6-K and Note 1.e) to our Recast Annual Consolidated Financial Statements incorporated by reference in this prospectus supplement.

Our unaudited condensed consolidated financial statements as of September 30, 2025 and for the nine-month periods ended September 30, 2025 and 2024 (the “Q3 2025 Unaudited Financial Statements”) have been prepared in accordance with IAS 34, Interim Financial Reporting and they should be read in conjunction with the Recast Annual Consolidated Financial Statements. The accounting principles used in the preparation of the Q3 2025 Unaudited Financial Statements are consistent with those used in the preparation of the Recast Annual Consolidated Financial Statements. Our Q3 2025 Unaudited Financial Statements do not include all the information and disclosures required in the Recast Annual Consolidated Financial Statements and should be read in conjunction with them. Our results for the nine- and three-month periods ended September 30, 2025 are not necessarily indicative of results to be expected for the year ended December 31, 2025, or any future period. Additionally, due to the Acquisition, our results for the nine months ended September 30, 2025 are not directly comparable to our results for the nine months ended September 30, 2024. For more information, see the TEO Q3 2025 6-K/A (as defined below).

Given that we are incorporating by reference into this prospectus supplement our Q3 2025 Unaudited Financial Statements and that these are presented in current currency as of September 30, 2025 in accordance with IAS 29, we have recast our annual financial statements, together with the Operating and Financial Review and Prospects as of December 31, 2024, which were originally included in our TEO 2024 20-F filed with the SEC on February 28, 2025, to present them in current currency as of September 30, 2025. Such recast information is included in the TEO Recast Annual Information 6-K incorporated by reference in this prospectus supplement. Consequently, the financial information included in the TEO 2024 20-F includes annual financial statements and operating and financial review and prospects as of and for the year ended December 31, 2024 are not comparable to the Q3 2025 Unaudited Financial Statements and investors should not rely on the financial information included in the TEO 2024 20-F and should instead refer to the superseded information included in the TEO Recast Annual Information 6-K.

Telecom Argentina and its subsidiaries maintain their accounting records and prepare their financial statements in Argentine Pesos, which is their functional currency, except for the following subsidiaries:

Company	Functional currency
Núcleo S.A.E.	Paraguayan Guaraníes
Televisión Dirigida S. A.	Paraguayan Guaraníes
Personal Envíos S.A.	Paraguayan Guaraníes
CrediPay S.A.	Paraguayan Guaraníes
Adesol S.A. and its subsidiaries	Uruguayan Pesos
Saturn Holding LLC	U.S. dollars
Naperville Investments LLC	U.S. dollars
Micro Fintech Holding LLC	U.S. dollars
Opalker S.A.	U.S. dollars
Ubiquo Chile Spa	U.S. dollars
Parklet S.A.(1)	U.S. dollars
Telecom Argentina USA Inc.	U.S. dollars

(1) Consolidated until May 19, 2025. For further information, see Note 1.a) to the Q3 2025 Unaudited Financial Statements incorporated by reference in this prospectus supplement.

Our Recast Annual Consolidated Financial Statements and Q3 2025 Unaudited Financial Statements include the results of these subsidiaries converted into Argentine Pesos. Assets and liabilities are converted at period-end exchange rates and income and expenses accounts at average exchange rates for each period presented.

Certain financial information contained, or incorporated by reference, in this prospectus supplement has been presented in U.S. dollars. This prospectus supplement contains translations of various Argentine Peso amounts into U.S. dollars at specified rates solely for convenience of the reader. You should not construe these translations as representations by us that the Argentine Peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Except as otherwise specified, all references to “U.S.$,” “U.S. dollars” or “dollars” are to United States dollars, references to “EUR,” “euro” or “€” are to the lawful currency of the member states of the European Union, references to “P$,” “Ps.,” “Argentine Pesos,” “$” or “Pesos” are to Argentine Pesos and references to “CNH” are to Chinese Yuans. Unless otherwise indicated, we have translated the Argentine Peso amounts using a rate of P$1,032 = U.S.$1.00 and of P$1,380 = U.S.$1.00, the U.S. dollar ask rate published by the Argentine National Bank (Banco de la Nación Argentina) on December 31, 2024 and on September 30, 2025, respectively. On December 31, 2025, the exchange rate was P$1,480 = U.S.$1.00. As a result of fluctuations in the Argentine Peso/U.S. dollar exchange rate, the exchange rate at such date may not be indicative of current or future exchange rates. Consequently, these translations should not be construed as a representation that the Peso amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate. See “Risk Factors—Risks Relating to Argentina— Devaluation of the Argentine Peso and foreign exchange restrictions may adversely affect our results of operations, our capital expenditures and our ability to service our liabilities and pay dividends” in this prospectus supplement and “Item 2. Recast Operating and financial review and prospects for the years ended December 31, 2024, 2023 and 2022—Factors Affecting Results of Operations—Effects of Fluctuations in Exchange Rates between the Argentine Peso and the U.S. dollar and other major foreign currencies” in the TEO Recast Annual Information 6-K.

Pro Forma Financial Information

This prospectus supplement includes Pro Forma Financial Information (as defined below) which are based on our Recast Annual Consolidated Financial Statements, our Q3 2025 Unaudited Financial Statements and the TMA 2024 Annual Consolidated Financial Statements.

The unaudited pro forma combined statement of income for the year ended December 31, 2024 (the “2024 Pro Forma Combined Statement of Income”), has been prepared to illustrate the effects of the Acquisition (including the financing structure to fund the Acquisition and its subsequent changes through refinancings) as if it had occurred on January 1, 2024.

The 2024 Pro Forma Combined Statement of Income should be read in conjunction with our Recast Annual Consolidated Financial Statements and the TMA 2024 Annual Consolidated Financial Statements incorporated by reference in this prospectus supplement. Argentina has been considered a high-inflation economy for accounting purposes according to the IAS 29 since July 1, 2018. The TMA 2024 Annual Consolidated Financial Statements are presented based on constant Argentine Pesos as of December 31, 2024. However, for purposes of preparation of the 2024 Pro Forma Combined Statement of Income pro forma adjustments have been made to present the pro forma financial information in current currency as of September 30, 2025.

The unaudited pro forma combined statement of income for the nine-month period ended September 30, 2025 (the “Q3 2025 Pro Forma Combined Statement of Income” and, together with the 2024 Pro Forma Combined Statement of Income, the “Pro Forma Financial Information”), has been prepared to illustrate the effects of the Acquisition (including the financing structure to fund the Acquisition and its subsequent changes through refinancings) as if they had occurred on January 1, 2024. The Q3 2025 Pro Forma Combined Statement of Income should be read in conjunction with the TEO Q3 2025 6-K/A incorporated by reference in this prospectus supplement.

The Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance IFRS 3 (Business Combinations). Telecom Argentina was treated as the acquiring entity for accounting purposes, and accordingly, the TMA assets acquired, and liabilities assumed, have been adjusted based on preliminary estimates of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The actual fair values will be determined following the closing of the preliminary purchase price allocation and may vary from these preliminary estimates.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe to be reasonable. There can be no assurance that the final allocation of the purchase price and the fair values will not materially differ from the preliminary amounts reflected in the Pro Forma Financial Information. The Pro Forma Financial Information is presented for informational purposes only, it does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined entity would have been had the Acquisition occurred on the dates indicated, nor is it necessarily indicative of the combined financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the Acquisition. The Pro Forma Financial Information is based on Telecom’s accounting policies. The Pro Forma Financial Information does not reflect any adjustment for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the Acquisition.

No pro forma balance sheet has been included because the Acquisition is already reflected in the Q3 2025 Unaudited Financial Statements. Also see “Risk Factors—Risks Relating to the Acquisition—The Pro Forma Financial Information contained in this prospectus supplement may not be indicative of our results of operations following the acquisition of TMA or to be expected for future periods.”

Rounding

Certain figures included in this prospectus supplement, and in the financial information incorporated by reference herein, have been rounded in accordance with established commercial standards. Percentage figures included in this prospectus have in some cases been calculated on the basis of such figures prior to rounding. For this reason, certain percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in the Recast Annual Consolidated Financial Statements or the Q3 2025 Unaudited Financial Statements, or the TMA 2024 Annual Consolidated Financial Statements, as applicable. Certain other amounts that appear in this prospectus supplement may not sum due to rounding.

Third-Party Information

The information set forth in this prospectus supplement, and the documents incorporated by reference herein, with respect to the market environment, market developments, growth rates, trends and competition in the markets and segments in which we operate are based on information published by the Argentine federal and local governments through the Instituto Nacional de Estadísiticas y Censos (the National Statistics and Census Institute, or “INDEC”), the Banco Central de la República Argentina (the Argentine Central Bank or “BCRA”), the Dirección General de Estadística y Censos de la Ciudad de Buenos Aires (General Directorate of Statistics and Census of the City of Buenos Aires) and the Dirección Provincial de Estadística y Censos de la Provincia de San Luis (Provincial Directorate of Statistics and Census of the Province of San Luis.)

Market studies are frequently based on information and assumptions that may not be exact or appropriate, and their methodology is by nature forward looking and speculative. This prospectus supplement and the documents incorporated by reference herein also contain estimates made by us based on third-party market data, which in turn is based on published market data or figures from publicly available sources.

Although we have no reason to believe any of this information or these sources are inaccurate in any material respect, neither we nor the underwriters have verified the figures, market data or other information on which third parties have based their studies nor have such third parties verified the external sources on which such estimates are based. Therefore, neither we nor the underwriters guarantee nor assume responsibility for the accuracy of the information from third-party studies presented in this prospectus supplement or for the accuracy of the information on which such third-party estimates are based. With respect to any information included herein and specified to be sourced from a third party, we confirm that such information has been accurately reproduced and that, as far as we are aware and we are able to ascertain from information published by such third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

This prospectus supplement, and the documents incorporated by reference herein, also contains estimates of market data and information derived therefrom which cannot be gathered from publications by market research institutions or any other independent sources.  Such information is based on our internal estimates.  In many cases there is no publicly available information on such market data, for example from industry associations, public authorities or other organizations and institutions.  We believe that these internal estimates of market data and information derived therefrom are helpful in order to give investors a better understanding of the industry in which we operate as well as our position within this industry.  Although we believe that our internal market observations are reliable, such estimates are not reviewed or verified by any external sources. In addition, such estimates reflect various assumptions made by us that may or may not prove accurate, as well as the exercise of a substantial degree of judgment by management as to the scope and presentation of such information. No representations or warranties can be made concerning the accuracy of our estimates of market data and the information presented therefrom. These may deviate from market data estimates made by our competitors or future statistics provided by market research institutes or other independent sources. We cannot assure you that our market data estimates or the assumptions are accurate or correctly reflect the state and development of, or our position in, the industry.

Non-GAAP Financial Measures

In addition to our financial information that has been prepared and presented in accordance with IFRS Accounting Standards, this prospectus supplement and the documents incorporated by reference herein include certain “non-GAAP financial measures” (as defined in Regulation G under the Securities Act). These measures include, but are not necessarily limited to, Adjusted EBITDA, Operating Working Capital, Net Current Financial Liability and Working Capital. Our management believes these financial reporting measures to be useful indicators of our operational performance and liquidity. Our calculation of these non-GAAP financial measures may be different from the calculation used by other companies, including our competitors in the telecommunications industry, and therefore, our measures may not be directly comparable to those of other companies.

Adjusted EBITDA is defined as our net (loss) income less income tax, financial results, earnings (losses) from associates and joint ventures, and depreciation, amortization and impairment of fixed assets. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations such as capital structures, taxation and the useful lives and book depreciation and amortization of property, plant and equipment (“PP&E”) and intangible assets, which may vary for different companies for reasons unrelated to operating performance. Although Adjusted EBITDA is not a measure defined in accordance with IFRS Accounting Standards (a non-GAAP measure), our management believes that this measure facilitates operating performance comparisons from period to period and provides useful information to investors, financial analysts and the public in their evaluation of our operating performance. Adjusted EBITDA does not have a standardized meaning and, accordingly, our definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as used by other companies.

Operating Working Capital is defined as the difference between our operating current assets and operating current liabilities. Management believes that this measure is useful for assessing our efficiency in managing our short-term assets and liabilities and ensuring operational continuity.

Net Current Financial Liability is defined as the difference between our financial assets and financial liabilities. Management believes that this measure is useful for assessing our solvency and liquidity because it provides a view of our ability to meet our short and long term financial obligations.

Working Capital is defined as the difference between our current assets and current liabilities. Management believes that this metric is useful for measuring our short-term financial health and operational efficiency and assessing our ability to manage our liquidity and sustain our operational activities.

Reconciliation

For reconciliation of net income to Adjusted EBITDA, see “Item 2. Recast Operating and financial review and prospects for the years ended December 31, 2024, 2023 and 2022—(A) Consolidated Results of Operations—Adjusted EBITDA” in our TEO Recast Annual Information 6-K and “Operating and Financial Review and Prospects as of September 30, 2025—Adjusted EBITDA” in our TEO Q3 2025 6-K/A (as defined below).

For a reconciliation of Operating Working Capital, Net Current Financial Liability and Working Capital, in each case, to the most directly comparable IFRS Accounting Standards measure, see “Item 2. Recast Operating and financial review and prospects for the years ended December 31, 2024, 2023 and 2022—Liquidity—Reconciliation” in our TEO Recast Annual Information 6-K and “Operating and Financial Review and Prospects as of September 30, 2025—Liquidity—Reconciliation” in our TEO Q3 2025 6-K/A (as defined below).

Incorporation of Certain Documents by Reference

We are “incorporating by reference” information into this prospectus supplement, which means that we are disclosing important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference into this prospectus supplement the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on February 28, 2025 (the “TEO 2024 20-F”), excluding for purposes of this prospectus supplement, the management discussion and analysis of TEO’s financial condition and results of operation as of December 31, 2024 and for the twelve-month periods ended December 31, 2024 and 2023 in Item 5 of the TEO 2024 20-F, and the audited financial statements of TEO as of December 31, 2024 and 2023 and for the twelve-month periods ended December 31, 2024 and 2023 incorporated therein;

•	our report on Form 6-K, furnished to the SEC on March 24, 2025, whereby we announced the Secretary of Industry and Commerce’s resolution dated March 21, 2025 requesting Telecom, as a provisional measure under Article 44 of Law No. 27,442, to refrain from integrating or consolidating TMA’s businesses for a period of six months or until a decision on the Acquisition is made (the “March 2025 Resolution”).

•	our report on Form 6-K, furnished to the SEC on May 19, 2025 (the “TMA 6-K”), containing a summary of certain operating and financial information related to TMA’s business (the “TMA Business Information”), excluding, for purposes of this prospectus supplement, (i) the management discussion and analysis of TMA’s financial condition and results of operations of TMA as of December 31, 2024 and for the twelve-month periods ended December 31, 2024 and 2023 in Item 2 of the TMA 6-K, and (ii) the audited financial statements of TMA as of December 31, 2024 and 2023 and for the twelve-month periods ended December 31, 2024 and 2023 in Item 3 of the TMA 6-K;

•	our report on Form 6-K, furnished to the SEC on June 6, 2025, whereby we announced that the Argentine federal court of appeals on civil and commercial matters ordered to suspend the March 2025 Resolution issued by the Secretary of Industry and Commerce, until the court renders a decision on the merits of the appeal filed by Telecom;

•	our report on Form 6-K, furnished to the SEC on July 3, 2025, whereby we announced that our Chief Financial Officer, Gabriel Blasi, informed the Company of his intention to retire from his position during the last quarter of 2025, strictly for personal reasons;

•	our report on Form 6-K, furnished to the SEC on November 10, 2025, whereby we announced that the Board of Directors of Telecom Argentina resolved to make (i) the partial release of the voluntary reserve to maintain the level of investments in capital goods and the current solvency level of the Company in the amount of P$220,482 million; (ii) a non-cash dividend distribution through the distribution to its shareholders of global bonds issued by the Republic of Argentina from the portfolio owned by the Company, with a total nominal value of U.S.$197,788,498, at a ratio of U.S.$0.091837117 nominal value per share; and (iii) a cash dividend distribution in the amount of P$29,359 million;

•	our report on Form 6-K/A, furnished to the SEC on February 10, 2026, containing: (i) our unaudited condensed consolidated financial statements as of September 30, 2025 and for the nine-month period ended September 30, 2025 and 2024 (“the Q3 2025 Unaudited Financial Statements”) and (ii) our operating and financial review and prospects as of September 30, 2025 (the “Q3 2025 MD&A”) (collectively the “TEO Q3 2025 6-K/A”);

•	our report on Form 6-K, furnished to the SEC on February 10, 2026, containing: (i) our Recast Annual Consolidated Financial Statements and (ii) our operating and financial review and prospects as of December 31, 2024, 2023 and 2022, recast as of September 30, 2025 (together, the “TEO Recast Annual Information 6-K”);

•	our report on Form 6-K, furnished to the SEC on February 10, 2026, containing the TMA 2024 Annual Consolidated Financial Statements (the “TMA 2024 Annual Information 6-K”); and

•	each subsequent report on Form 6-K that is designated in such report as being incorporated into this prospectus supplement or the accompanying prospectus after the date of this prospectus supplement and prior to the closing of this offering.

Any statement contained in the TEO 2024 20-F, the TEO Q3 2025 6-K/A and any other document incorporated by reference into this prospectus supplement, shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or the other reports incorporated by reference herein modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement. Certain of the information we incorporate by reference into this prospectus supplement may contain references to a website. However, the contents of any such website are not incorporated by reference into this prospectus supplement.

Except as specifically incorporated by reference above, none of our current or future reports filed or furnished with or to the SEC are incorporated by reference herein.

You may request a copy of the documents incorporated by reference herein, other than exhibits, and our estatutos sociales (bylaws), at no cost, by writing or telephoning us at the following:

Telecom Argentina S.A.

Investor Relations

General Hornos 690

(C1272ACK) Buenos Aires

Argentina

Tel: +54 11 4968 4000

Fax: +54 11 4968 3616

Where You Can Find More Information

Information that we file with or furnish to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Telecom Argentina S.A.

Investor Relations

General Hornos 690

(C1272ACK) Buenos Aires

Argentina

Tel: +54 11 4968 4000

Fax: +54 11 4968 3616

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at http://www.sec.gov. The information on this website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus supplement.

Summary

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before making an investment decision. You should read carefully the entire prospectus supplement and the accompanying prospectus, including “Risk Factors” and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

The Company

We are one of the largest private-sector companies in Argentina in terms of revenues, net income (loss), capital expenditures and number of employees. In terms of customers, we are one of the largest telecommunications, cable television and data transmission service providers in Argentina and one of the largest cable television services providers across Latin America. Additionally, we are an important Multiple Systems Operator (“MSO,” a company that owns multiple cable systems in different locations under the control and management of a single, common organization) in Argentina in terms of customers. We provide approximately 56.9 million customers with high-speed fixed and mobile connectivity, offering a flexible and dynamic digital experience across all devices, complemented by a live and on-demand content platform that integrates series, movies, music, and TV programs.

During December 2025, the Company consolidated its commercial brands across the different business segments under the Personal brand: connectivity (Personal Fibra and Personal Móvil), entertainment (Personal Flow), digital finance (Personal Pay), smart home solutions (Personal Smarthome and Tienda Personal), and technology solutions for enterprises and governments (Personal Tech). These consolidates an ecosystem of platforms and new businesses, providing a comprehensive and convergent experience for our customers. We offer services combining mobile telephony services, cable television services, internet services and fixed telephony services. We also provide fintech services (such as services related to the use of electronic means of payment, transfers and/or electronic use of money), other telephone-related services such as international long-distance and wholesale services, data transmission and IT solutions outsourcing and we install, operate and develop cable television and data transmission services. We provide our services in Argentina (mobile, cable television, internet, fixed and data services, among others), Paraguay (mobile, internet, satellite TV services, among others), Uruguay (cable television services, internet and cybersecurity services and products), the United States (fixed wholesale services) and Chile (cybersecurity services and products). We actively seek and plan to selectively pursue acquisitions that complement our strategy.

We constantly evaluate potential investment opportunities in Argentina and elsewhere in the region, and may decide to pursue further strategic acquisitions that we believe will enable us to further grow our businesses, expand our services, capabilities or geographic footprint, in line with our strategic expansion goals. We cannot provide any assurance that we will decide to pursue any such opportunities or, if we do so, whether any such investments or acquisitions will be consummated.

As of December 31, 2024, (i) our mobile telephony business had approximately 21.6 million customers in Argentina and approximately 2.6 million customers in Paraguay, (ii) our internet business reached approximately 4.0 million accesses in Argentina and 0.3 million accesses in Paraguay, (iii) our cable television business had approximately 3.2 million customers in Argentina, 0.1 million customers in Uruguay and 0.1 million customers in Paraguay, (iv) we had approximately 2.7 million fixed telephony lines in service, (v) our digital wallet service, Personal Pay, had 3.6 million users in Argentina and almost 1.0 million users in Paraguay and (vi) we had more than 8,500 mobile sites and more than 4 million homes passed by our fiber to the home network.

As of September 30, 2025, (i) our mobile telephony business had approximately 39.4 million customers in Argentina and approximately 2.7 million customers in Paraguay, (ii) our internet business reached approximately 5.7 million accesses in Argentina and 0.4 million accesses in Paraguay, (iii) our cable television business had approximately 3.6 million customers in Argentina, 0.1 million customers in Uruguay and 0.1 million customers in Paraguay, (iv) we had approximately 4.9 million fixed telephony lines in service, (v) our digital wallet service, Personal Pay, had 4.4 million users in Argentina and almost 1.0 million users in Paraguay, and (vi) we had more than 14,700 mobile sites and more than 8.7 million homes passed by our fiber to the home network.

In 2024, our revenues amounted to P$5,046,460 million, our net income amounted to P$1,260,213 million, our Adjusted EBITDA (see the purpose of use of Adjusted EBITDA and reconciliation of net income to Adjusted EBITDA in “Item 2.Recast Operating and financial review and prospects for the years ended December 31, 2024, 2023 and 2022—Adjusted EBITDA” in our TEO Recast Annual Information 6-K) amounted to P$1,420,754 million and we had total assets of P$13,345,219 million, all stated in current pesos as of September 30, 2025.

For the nine months period ended September 30, 2025, our revenues amounted to P$5,622,561 million, our net loss amounted to P$272,543 million, our Adjusted EBITDA (see reconciliation of net income to Adjusted EBITDA for the nine months ended September 30, 2025 in the TEO Q3 2025 6-K/A) amounted to P$1,716,387 million and we had total assets of P$15,630,443 million.

Recent Developments

Acquisition of Telefónica Móviles Argentina S.A.

On February 24, 2025 (the “Acquisition Date”), we completed the acquisition of TMA for a purchase price of U.S.$1,245 million. TMA is a company incorporated in Argentina that provides mobile and fixed telephony, fixed broadband and video services nationwide in Argentina. In 2024, TMA provided services to over 19 million customers and its revenues and net loss amounted to P$2,511,381 million and P$(960,239) million, respectively, all stated in current pesos as of December 31, 2024.

We expect that the Acquisition will strengthen our fixed and mobile broadband services, accelerate the deployment of fiber optics and 5G, and support the growth of various economic sectors in Argentina. The Acquisition is consistent with our strategy to increase market leadership, enhance our existing services, continue improving and increasing mobile and fixed network coverage and capacity, and further demonstrates our commitment to investing in Argentina.

As of the date of this prospectus supplement, Telecom has made all required presentations and has initiated the necessary proceedings before the CNDC and ENACOM in order to obtain (i) the antitrust approval from the Secretary of Industry and Commerce (or from any succeeding enforcement authority under Law No. 27,442, as applicable) to the Acquisition and (ii) the approval of ENACOM to the change of control that occurred in TMA as a consequence of the Acquisition. The filing before the CNDC was made on March 3, 2025, while the filing before ENACOM was made on March 7, 2025.

While both administrative procedures are currently underway, the Secretary of Industry and Commerce passed a resolution dated March 21, 2025 (the “March 2025 Resolution”), requiring Telecom, as a provisional measure in accordance with article 44 of Law No. 27,442, to refrain from carrying out any type of legal, corporate and/or commercial act that directly or indirectly relates to the integration or consolidation of TMA’s businesses with Telecom for a period of six months or until the Secretary of Industry and Commerce issues a decision regarding the Acquisition, including (i) any initiative that entails integrating TMA’s equipment with that of Telecom, and (ii) any exchange of competitively sensitive information with TMA, such as prices and pricing strategies, costs and margins, business plans and commercial strategies and information on customers and suppliers, investment plans, among others. The March 2025 Resolution further provided that Telecom must respect the agreements regarding the reciprocal use of infrastructure previously entered into between Telecom and TMA. The March 2025 Resolution does not alter the manner in which the Company and TMA operate since the Acquisition Date, as they continue to be companies that conduct their respective business independently, and each has its own Board of Directors and management. On April 6, 2025, the Company filed an appeal against the March 2025 Resolution before the Secretary of Industry and Commerce and the CNDC. The Company has also filed an appeal against the note from the Secretary of Industry and Commerce dated March 27, 2025 to the CNDC appointing a monitoring agent for the Company and TMA. See “Risk Factors—Risks Relating to the Acquisition—There can be no assurance regarding the consequences of the post-closing evaluation of Argentine regulatory authorities in connection with the Acquisition” in this prospectus supplement.

On June 5, 2025, the Argentine commercial court of appeals issued an order in the case “Telecom Argentina S.A. v. National State – Ministry of Economy – Secretariat of Industry and Commerce s/ Resolution of the Comisión Nacional de Defensa de la Competencia Appeal” (File No. 6176/2025) that: (i) suspended the effects of the March 2025 Resolution and suspended the note issued by the Secretariat of Industry and Commerce dated March 27, 2025 to the CNDC, until a decision on the merits of the appeal filed by the Company is rendered; and (ii) enjoined the Secretary of Industry and Commerce from adopting any measure contrary to such suspension. As of the date of this prospectus supplement, the appeal filed by Telecom remains pending resolution.

In addition, on June 19, 2025, the Company was notified of a resolution by the Secretary of Industry and Commerce that included (i) a statement of objection to the transaction; (ii) a request for the Company to present its arguments against the objections within 15 days, and (iii) a call for a special hearing to consider the measures proposed by the Company to overcome these objections. This resolution does not represent a final resolution or the imposition of penalties, but rather a procedural stage affording the parties the opportunity to exercise their right of defense, submit responses, or propose commitments to mitigate possible anticompetitive consequences.

The Company believes that the objection report was issued and notified prematurely, without all necessary and relevant information being considered and before all relevant procedures under Law No. 27,442 were completed. The Company does not agree with the preliminary conclusions expressed in the objection report and has focused on analyzing all CNDC statements therein and submitting all appropriate presentations and technical data in response to the report (including Form F-2 as required by antitrust law, which was submitted by the Company on June 29, 2025) to advance the review process and obtain the relevant approvals.

The Company duly and timely submitted its arguments on August 5, 2025. Together with that submission, and without this being construed in any way as an acknowledgment that the transaction raises an antitrust concern, the Company expressed its willingness to consider potential commitments to address the provisional concerns outlined in the Secretary of Industry and Commerce’s resolution, which, if accepted by the CNDC and implemented by the Company, would constitute feasible remedies. The CNDC held the hearings on September 19, 2025, and October 6, 2025. The CNDC resolved to adjourn the proceedings pending its assessment of the observations submitted by the Company and the additional information requested from third parties that remains to be submitted. The Company believes that, under reasonable and normal market conditions, none of these proposed remedies would have a material adverse effect on the Company’s business or impair its ability to service its financial obligations.

On November 17, 2025, pursuant to Decree No. 810/2025, the Argentine government established the Argentine National Competition Authority (Autoridad Nacional de Competencia) (the “ANC”), a decentralized and autonomous entity that replaced the CNDC. The ANC became operational upon the appointment of its authorities in accordance with Law No. 27,442, which designates the ANC as the body responsible for protecting and promoting competition and safeguarding the general economic interest. As a result, the regulatory review of the Acquisition is conducted under the supervision of the ANC.

The Company will exercise all rights available to it to review or challenge any decisions that it considers to be inconsistent with applicable Argentine law or the actual competitive conditions in each relevant market and jurisdiction. Although there can be no assurance regarding the outcome of the post-closing review of the Acquisition by regulatory authorities, the Company and its legal advisors have arguments to support the Company’s position.

Apart from the antitrust and regulatory procedures described above, TMA absorbed Telefónica de Argentina S.A. (“TASA”) effective January 1, 2024. This merger was registered with the Public Registry of Commerce of the City of Buenos Aires (Inspección General de Justicia) on March 4, 2024. As a result of the merger, TASA was dissolved without liquidation, all its assets were transferred to TMA, and the shares representing its share capital were canceled.

This merger was carried out in accordance with Articles 82 and related articles of the Argentine General Corporations Law, falling within the tax-free corporate reorganization regime provided for in Articles 80 and 81 of the Argentine Income Tax Law. Under this regime, any taxable gains derived from the reorganization and the transfers of assets and rights to the acquiring company are exempt from paying national and provincial taxes and certain tax rights and obligations of the acquired company shall be transferred to the acquiring company (such as income tax loss carryforwards, among others), provided that this regime shall only apply to the extent that certain requirements are met, including that the holders of the merged companies must maintain, for two years from the date of the reorganization, an amount of their stake in the successor company that is not less than that required at the time of the reorganization. Pursuant to the terms of the Acquisition, this requirement was not met. Therefore, according to current regulations, the taxes that would have been payable if the merger had been carried out without the tax-free regime must be determined and paid within 90 days of non-compliance with the above-mentioned requirement (such date being May 25, 2025), plus compensatory interest and the transfer of the tax rights of TASA to TMA must be reverted. TMA has assessed that the taxes payable in connection with the merger amount to P$83,070,480,057 (in currency as of the transaction date) and made such payment to the applicable tax authorities on May 15, 2025. Regarding this calculation, see “Risk Factors —Risks Relating to the Acquisition—The method for calculating taxes payable in connection with the merger between Telefónica Móviles and Telefónica de Argentina S.A. could be challenged by tax authorities”.

For more information on the Acquisition, see “The Acquisition” in this prospectus supplement, Note 29 to our Recast Annual Financial Statements and Note 16 to our Q3 2025 Unaudited Financial Statements. For more information on the business of TMA, see the TMA Business Information in the TMA 6-K incorporated by reference herein.

Acquisition Financing

The Acquisition was financed by Telecom through two loans totaling U.S.$1,170 million:

•	An unsecured syndicated loan granted by Banco Bilbao Vizcaya Argentaria S.A., Deutsche Bank AG, London Branch and Banco Santander, S.A., governed by New York law (the “Syndicated Loan”); and

•	An unsecured bilateral loan granted by Industrial and Commercial Bank of China (Argentina) S.A.U., governed by Argentine law (the “Bilateral Loan” and, together with the Syndicated Loan, the “Existing Loans”).

These loans contain terms and conditions that are customary for similar financings, as described further under “The Acquisition—The Existing Loans.”

On May 28, 2025, we issued U.S.$800 million in aggregate principal amount of 9.250% senior notes due 2033 (the “2033 Notes”) in the international markets pursuant to Rule 144A and Regulation S of the Securities Act. We applied the proceeds from the 2033 Notes to (i) partially prepay the Syndicated Loan in a principal amount equal to U.S.$650.3 million, reducing the outstanding principal amount thereunder to U.S.$319.7 million, and (ii) partially prepay the Bilateral Loan in a principal amount equal to U.S.$134.1 million, reducing the outstanding principal amount thereunder to U.S.$65.9 million. See “The Acquisition—The Existing Loans.”

On June 24, 2025, we issued an additional U.S.$200 million in aggregate principal amount of 2033 Notes. Following such issuance, the aggregate principal amount of outstanding 2033 Notes increased to U.S.$1,000 million. We applied the proceeds from the reopening to partially prepay the Syndicated Loan in a principal amount equal to U.S.$168.8 million, reducing the outstanding principal amount thereunder to U.S.$150.9 million, and to prepay the Bilateral Loan in a principal amount equal to U.S.$34.8 million, reducing the outstanding principal amount thereunder to U.S.$31.1 million.

Agreement between Telecom Argentina, Micro Fintech Holding and Micro Sistemas with Banco Macro S.A.

On January 22, 2026, the Company and its direct and indirect subsidiaries Micro Fintech Holding and Micro Sistemas entered into a framework agreement with Banco Macro S.A. (“Banco Macro”) aimed at fostering the growth and expansion of the business of Micro Sistemas, a payment services provider operating under the “Personal Pay” brand.

This strategic alliance will enable the development of a differentiated and comprehensive value proposition for customers operating on the “Personal Pay” platform, while also expanding the range of financial products and services offered to a broader customer base, supported by Banco Macro’s leading position in the financial sector.

For these purposes, Banco Macro will contribute its expertise in financial products, while Micro Sistemas will contribute its extensive base of active customers and recurring use cases with genuine transaction activity, thereby promoting a more efficient and broader market with customers at its core.

Pursuant to this agreement, Banco Macro made a capital contribution and, therefore, subscribed for shares representing 50% of the share capital and voting rights of Micro Sistemas, for an amount in pesos equivalent to U.S.$75 million.

The transaction is subject to the corresponding approval by the National Antitrust Authority, in accordance with applicable regulations.

Recent Debt Transactions

On September 19, 2025, we entered into a loan agreement with Bank of China Limited (Panama Branch) (“BoC”) for an aggregate principal amount of CNH 1,030 million (the “BoC Loan”). On September 23, 2025, the Company received a disbursement from BoC in the amount of CNH 530 million (equivalent to approximately P$110,026 million), maturing on September 28, 2028. On November 7, 2025, the Company received an additional disbursement from BoC in the amount of CNH 500 million (equivalent to P$102,508 million), also maturing in September 2028.

On January 20, 2026, we issued U.S.$600 million in aggregate principal amount 8.500% senior amortizing notes due 2036 (the “2036 Notes”) in the international markets pursuant to Rule 144A and Regulation S of the Securities Act. We have partially applied the proceeds from the 2036 Notes to prepay in full the Existing Loans (principal amount outstanding of U.S.$182,046,990.24), and we expect to apply the remaining proceeds to (i) redeem in full our outstanding 8.000% Senior Notes due 2026, at a redemption price of U.S.$164,085,142.00, (ii) prepay in full our loan agreement with BBVA maturing in January 2028 (principal amount outstanding of U.S.$36 million) (the “BBVA Loan”), (iii) prepay in full of a loan agreement with Banco Macro maturing in July 2028 (principal amount outstanding of U.S.$72 million) (the “Banco Macro Loan”), (iv) refinance or repay other existing indebtedness, and (v) for general corporate purposes.

Redemption of 2026 Notes

On January 26, 2026, we delivered to the holders of our outstanding 8.000% Senior Notes due 2026 (the “2026 Notes”) a notice to redeem in full the 2026 Notes (the “redemption”) in accordance with the terms of the indenture governing such notes. The principal amount outstanding of the 2026 Notes is U.S.$162,747,000. The redemption is expected to occur on February 25, 2026.

Changes in Senior Management and Board of Directors

On December 22, 2025, Gabriel Blasi announced his retirement from his position as the Company’s Chief Financial Officer. This decision was made strictly for personal reasons and in full agreement with the Company. Following his retirement, the Company is considering a succession plan to ensure the continuity and quality of its management. Pending completion of this process, the duties of Chief Financial Officer are being performed on an interim basis by Telecom Argentina’s Director of Finance, Federico Pra.

On September 30, 2025, Julián Akerman resigned from his position as Regular Director, previously appointed at the proposal of the FGS Anses, citing personal reasons. The Company’s Board of Directors accepted his resignation on October 6, 2025. On November 6, 2025, at the ordinary shareholders’ meeting, the shareholders approved the appointment of Diego Miguel Bianchi as Regular Director to serve until the end of the fiscal year ending 2026.

Release of Voluntary Reserve and Dividend Distribution

On November 10, 2025, the Company’s Board of Directors resolved to make (i) the partial release of the voluntary reserve to maintain the level of investments in capital goods and the current solvency level of the Company in the amount of P$220,482 million; (ii) a non-cash dividend distribution through the distribution to its shareholders of global bonds issued by the Republic of Argentina from the portfolio owned by the Company, with a total nominal value of U.S.$197,788,498, at a ratio of U.S.$0.091837117 nominal value per share; and (iii) a cash dividend distribution in the amount of P$29,359 million, which was made available on November 25, 2025.

The cash distribution is intended primarily to recover the amount paid by the Company in connection with the Personal Assets Tax (as defined below) for the fiscal year ended 2024. The dividends represent distributions from results generated beginning January 1, 2018, and will be subject to a 7% withholding tax under Income Tax Law No. 27,430, where applicable. In net terms, the distribution amounts were (1) P$12,149 million in cash and (2) P$184,540 million with global bonds issued by the Republic of Argentina, payable in U.S. dollars and maturing on July 9, 2030.

Merger by Absorption of Teledifusora San Miguel Arcangel S.A.

On December 1, 2025, the Company’s Board of Directors and the Board of Directors of the controlled company Teledifusora San Miguel Arcangel S.A. (“TSMA”) approved the commencement of a corporate reorganization process consisting of the merger by absorption of TSMA by Telecom Argentina, effective as of January 1, 2026. Starting from such date, TSMA’s operations shall be considered as carried out by Telecom Argentina. Given that the merger constitutes an internal corporate reorganization involving entities that were already fully consolidated by Telecom Argentina prior to the effective date, the transaction did not result in any changes to the consolidated balance sheet or consolidated results of operations of Telecom Argentina.

Contribution to Open Pass Holding LLC

The Company owns 50% of Open Pass Holding LLC, a Delaware holding company, which in turn owns 100% of Open Pass S.A.U., a sociedad anónima unipersonal organized under the laws of Argentina. The remaining 50% of Open Pass Holding LLC’s equity stake is held by Tiswol Corporation S.A.

The Company and Tiswol Corporation S.A. have estimated that Open Pass S.A.U. will require additional cash reserves to cover its operating expenses and continue developing its business until December 2026, and to this end have agreed to make pro rata capital contributions of U.S.$5 million in aggregate. Each equity holder is expecting to simultaneously contribute U.S.$2.5 million in two tranches, the first of which is expected to be made between December 2025 and February 2026, and the second in April 2026. Open Pass Holding LLC will in turn contribute the amounts received to Open Pass S.A.U.

Open Pass S.A.U. is an Argentine fintech software company that provides solutions for cash management and mobile wallet platforms, including the platform used by Personal Pay, the Company's mobile wallet service.

The contemplated capital contributions constitute equity injections within the existing ownership structure, and do not result in any change in the Company’s percentage ownership interest in Open Pass Holding LLC or Open Pass S.A.U.

Corporate Contact Information

Our principal executive offices are located at General Hornos 690, C1272ACK, Buenos Aires, Argentina, and our telephone number is 54-11-4968-4000.

The Offering

Issuer	Telecom Argentina S.A., a corporation organized under Argentine law.
Selling Shareholder	Fintech Telecom LLC
The Offering	The selling shareholder is offering 4,050,549 ADSs. Each ADS represents the right to receive five class B shares of our common stock.
Offering Price	U.S.$11.15 per ADS.
Manner of Offering	Sales of class B shares of our common stock in the form of ADSs under this prospectus supplement, if any, will be made by the selling shareholder in open market transactions, privately negotiated transactions, block transactions or by any other method or payment permitted by law. Please read “Underwriting” in this prospectus supplement.
Option to Purchase Additional ADSs	The underwriters have an option to buy up to 607,582 additional ADSs from the selling shareholder to cover sales of ADSs by the underwriters which exceed the number of ADSs specified above.
Use of Proceeds	We will not receive any of the proceeds from the sale of class B shares of our common stock being offered by the selling shareholder.
NYSE Symbol	TEO
Dividend Policy	See “Item 10—Additional Information—Telecom Argentina’s capital stock—Dividends”, and the descriptions of dividends paid in “Item 5—Operating and Financial Review and Prospects—Liquidity—Dividends to shareholders” in the TEO 2024 20-F.
Voting Rights	See “Item 10—Additional Information—Telecom Argentina’s capital stock—Voting Rights” in the TEO 2024 20-F.
Common B Shares After the Offering	628,058,019 of our common B shares are outstanding as of the date hereof and will be outstanding upon completion of the offering
Lock-Up Agreements

Certain of our directors, executive officers and the selling shareholder (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days (in the case of such directors and officers) and a period of 90 days (in the case of the selling shareholder), after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Morgan Stanley & Co. LLC and Banco BTG Pactual S.A. — Cayman Branch, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or ADS or any securities convertible into or exercisable or exchangeable for our common stock or ADSs (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing.

For more information on these lock-up agreements, see “Underwriting.”

Fees and Expenses	The depositary for our ADSs will charge any party depositing or withdrawing common shares, or any party surrendering ADSs or to whom ADSs are issued, certain fees and expenses. See “Description of Equity Securities” in the accompanying prospectus for further information.
Depositary	JPMorgan Chase Bank, N.A.
Taxation	See “Tax Considerations—Material Argentine Tax Considerations” and “—Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.
Risk Factors	An investment in our common stock involves risks. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page S-31 of this prospectus supplement, page 11 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and accompanying prospectus before you make an investment in our common stock.

THE ACQUISITION

Overview

On February 24, 2025, we entered into a share purchase agreement (the “Purchase Agreement”) with TLH Holdco, S.L.U. as seller (the “Seller”) and Telefónica, S.A. (“Telefónica Parent”), pursuant to which the Issuer acquired 86,460,983,849 ordinary shares of TMA, representing 99.999625% of its share capital, for a purchase price of U.S.$1,245 million. The Acquisition was consummated on the date of the Purchase Agreement.

The Acquisition was initially financed by the Issuer through the Existing Loans, as defined in this prospectus supplement, totaling U.S.$1,170 million. The Existing Loans contain terms and conditions that are customary for similar financings, as described further under “—The Existing Loans”

As part of the Acquisition and concurrently with the Purchase Agreement, TMA entered into a trademark license agreement (the “Trademark License Agreement”), a transition services agreement (the “Transition Services Agreement”) and a reverse transition services agreement (the “Reverse Transition Services Agreement,” together with the Transition Services Agreement, the “Transition Agreements”), each with Telefónica Parent and each governed by the laws of the State of New York. See “Trademark License Agreement” and “Transition Agreements” below.

For a description of the Acquired Business, see the TMA Business Information included in the TMA 6-K incorporated by reference herein.

Corporate Structure

The following table illustrates our corporate structure as of September 30, 2025, after giving effect to the Acquisition:

Company	Main activity	Country	Telecom Argentina’s direct/indirect interest in capital stock and votes
TMA	Mobile telecommunications Services and others	Argentina	99.999625%
Micro Sistemas	Services related to the use of electronic payment media	Argentina	100.00%
Manda	Holding	Argentina	100.00%
RISSAU	Broadcasting services	Argentina	100.00%
Inter Radios	Broadcasting services	Argentina	100.00%
Pem	Investment	Argentina	100.00%
Cable Imagen	Closed-circuit television	Argentina	100.00%
Personal Smarthome	Security solutions and services	Argentina	100.00%
NYS2	ICT Services and Audiovisual Communication Services.	Argentina	100,00%
TSMA	Community Closed-Circuit Television	Argentina	100.00%
Ubiquo	Cybersecurity services and products	Chile	95.00%
Núcleo	Mobile telecommunications Services	Paraguay	67.50%
Personal Envíos	Mobile financial services	Paraguay	67.50%
CrediPay	Financial services	Paraguay	67.50%
Televisión Dirigida	Cable television services	Paraguay	100.00%
Adesol (1)	Holding	Uruguay	100.00%
Opalker	Cybersecurity, content platform and related services	Uruguay	100.00%
MFH	Holding	USA	100.00%
Naperville	Holding	USA	100.00%
Saturn	Holding	USA	100.00%
Telecom USA	Telecommunication services	USA	100.00%
Telefónica Ingeniería de Seguridad de Argentina SAU	Security solutions and services	Argentina	99.999625%
Telemas SA	Provision of telecommunications and entertainment services	Uruguay	100.00%

(1)	Adesol acquired 100% of the equity interests in the following companies incorporated in the Eastern Republic of Uruguay, which render subscription television services in various locations of that country: Bersabel S.A., Audomar S.A., Dolfycor S.A., Reiford S.A., Tracel S.A., Space Energy Tech S.A., and Visión Satelital S.A. This acquisition was approved by the regulatory authority through Resolution No. 79 issued by the Ministry of Industry, Energy and Mining of Uruguay dated February 27, 2025, and published in the Official Gazette of the Eastern Republic of Uruguay on March 12, 2025.

Trademark License Agreement

As part of the Acquisition, TMA entered into a trademark license agreement (the “Trademark License Agreement”) with Telefónica Parent, pursuant to which Telefónica Parent granted TMA a non-exclusive, royalty-bearing and generally non-sublicensable and non-transferable license to continue using certain trademarks, service names, brand names, logos and domain names (collectively, the “Trademarks”) that were used by the Acquired Business prior to the Acquisition, including the “Telefónica,” “Movistar” and “Tuenti” Trademarks.

The term of the license granted under the Trademark License Agreement is for 12 months from the date of the Trademark License Agreement, extendable for up to an additional 12 months, except that the term of the license for the “Tuenti” Trademarks expires on December 31, 2029, without the possibility of any extensions.

No royalties or other payments are payable for the “Tuenti” trademarks during the term of the License Trademark Agreement. For any of the other Trademarks, if TMA elects to extend the license beyond the initial 12-month term, TMA will be required to pay Telefónica Parent a royalty equal to 1.6% of all gross revenues generated in connection with the provision of goods or services under the Trademarks that are the subject of such extension, payable on a monthly basis.

Under the Trademark License Agreement, Telefónica Parent may suspend TMA’s right to use certain Trademarks if, in its reasonable opinion, the advertisement, marketing, promotion, selling, distribution or provision of any products or services bearing such Trademarks is not in compliance with the Trademark License Agreement and such non-compliance has not been cured within 30 days from receipt of notice thereof. If such non-compliance is not cured within 120 days after the commencement date of the suspension, Telefónica Parent may terminate TMA’s right to the applicable Trademarks.

Transition Agreements

Under the Transition Agreements, Telefónica Parent and TMA will continue providing various services to each other during a limited transition period following the closing of the Acquisition (collectively, the “Transition Services”). The Transition Agreements each provide that the consideration payable for Transition Services that were provided by the respective party prior to the Acquisition is equal to the consideration payable for such services prior to the Acquisition. For Transition Services for which there was no pre-existing agreement, the consideration payable is equal to the direct cost of such services plus 5%.

The Existing Loans

Syndicated Loan

On February 23, 2025, the Company entered into the Syndicated Loan governed by the laws of the State of New York with Banco Bilbao Vizcaya Argentaria S.A., Deutsche Bank AG, London Branch and Banco Santander, S.A. for an aggregate amount of U.S.$1,000 million. As of the date of this prospectus supplement U.S.$970 million has been disbursed under the Syndicated Loan. The Syndicated Loan matures in 2029 and bears interest at the applicable 3-month term SOFR rate plus a variable margin increasing every 3 months, starting at 4.50% and up to 7.00%. Under the Syndicated Loan, the Company may, at any time and from time to time, prepay the Syndicated Loan without premium or penalty, provided that any partial prepayment is in an aggregate amount not less than U.S.$10 million, plus any break funding payments.

The Syndicated Loan contains several covenants that, among others (a) restrict our ability to (i) create any lien on any property or asset, other than to secure debt not exceeding U.S.$25 million and other customary exceptions; (ii) merge, consolidate, liquidate or dissolve, other than subsidiary consolidation under certain conditions; (iii) sell or otherwise dispose of all or any material part of our property or assets, except for asset dispositions related to cellular phone infrastructure through spin-offs or transferencias de fondo de comercio, subject to certain customary conditions; (iv) declare or pay certain restricted payments and make certain investments, except for intercompany loans and advances not exceeding U.S.$20 million, capital contributions not exceeding U.S.$200 million a year and other customary exceptions; (v) enter into certain transactions with affiliates; and (vii) incur additional debt if the ratios described below are not maintained, and except for short-term debt not exceeding the greater of 10% of our total debt and U.S.$250 million; and (b) require us to (i) maintain an interest coverage ratio of at least 2.5x, and a net debt to EBITDA ratio not exceeding 3.0x and (ii) maintain obligations under the Syndicated Loan at a pari passu ranking with all other present and future unsubordinated obligations. As of the date of this prospectus supplement, the outstanding principal amount under the Syndicated Loan amounts to U.S.$151 million.

Bilateral Loan

On February 21, 2025, the Company entered into the Bilateral Loan governed by the laws of the Republic of Argentina with the Industrial and Commercial Bank of China (Argentina) S.A.U. for U.S.$200 million. The principal of the Bilateral Loan is payable in five equal semi-annual installments, with the first payment due 36 months after the initial disbursement date and the last payment due on the maturity date. The Bilateral Loan bears interest at the applicable term SOFR rate (adjusted to compensate for the impact of Argentine withholding tax and gross revenue tax payable in respect of interest under the Bilateral Loan) plus a 4% margin and matures on February 24, 2030. Under the Bilateral Loan, the Issuer (i) may, on any interest payment date, prepay the Bilateral Loan in whole or in part without premium or penalty, provided that any partial prepayment is in an aggregate amount not less than U.S.$10 million, and (ii) must, within five business days, prepay a pro rata portion of the Bilateral Loan if it has made a voluntary prepayment under the Syndicated Loan.

The Bilateral Loan contains several covenants that, among others (a) restrict our ability to (i) create any lien on any property or asset, other than to secure debt not exceeding U.S.$25 million and other customary exceptions; (ii) merge, consolidate, liquidate or dissolve, other than subsidiary consolidation under certain conditions; (iii) sell or otherwise dispose of all or any material part of our property or assets, except for asset dispositions related to cellular phone infrastructure through spin-offs or transferencias de fondo de comercio, subject to certain customary conditions; (iv) declare or pay certain restricted payments and make certain investments, except for intercompany loans and advances not exceeding U.S.$20 million, capital contributions not exceeding U.S.$200 million a year and other customary exceptions; (v) enter into certain transactions with affiliates; and (vii) incur additional debt if the ratios described below are not maintained, and except for short-term debt not exceeding the greater of 10% of our total debt and U.S.$250 million and other customary exceptions; and (b) require us to (i) maintain an interest coverage ratio of at least 2.5x, and a net debt to EBITDA ratio not exceeding 3.0x and (ii) maintain obligations under the Bilateral Loan at a pari passu ranking with all other present and future unsubordinated obligations.

As of the date of this prospectus supplement, the outstanding principal amount under the Bilateral Loan amounts to U.S.$31 million.

Pro Forma combined Financial Information

On February 24, 2025, we completed the acquisition of TMA for a contractual purchase price of U.S.$1,245 million. TMA is a company incorporated in Argentina that provides mobile and fixed telephony, fixed broadband and video services nationwide in Argentina.

We initially financed the Acquisition through two loans totaling U.S.$1,170 million (U.S.$1,142 million net of issuance costs), one unsecured syndicated loan granted by Banco Bilbao Vizcaya Argentaria S.A., Deutsche Bank AG, London Branch and Banco Santander, S.A., governed by New York law; and an unsecured bilateral loan granted by Industrial and Commercial Bank of China (Argentina) S.A.U., governed by Argentine law. These loans contain terms and conditions that are customary for similar financings, as described further under “The Acquisition—The Existing Loans”.

Subsequently, on May 28, 2025, and on June 24, 2025 we issued the 2033 Notes for U.S.$800 million and U.S.$200 million, respectively, and we applied its proceeds to (i) partially prepay the Syndicated Loan in a principal amount equal to U.S.$819.1 million, reducing the outstanding principal amount thereunder to U.S.$150.9 million, and (ii) partially prepay the Bilateral Loan in principal amount equal to U.S.$168.9 million, reducing the outstanding principal amount thereunder to U.S.$31.1 million.

In addition, on January 20, 2026, we issued the 2036 Notes for U.S.$600 million. We have used the proceeds of the issuance in part to fully prepay the Existing Loans (principal amount outstanding of U.S.$182 million), and we expect to use the remaining proceeds to (i) redeem our outstanding 8.000% Senior Notes due 2026, at a redemption price of U.S.$164 million, (ii) prepay in full our BBVA Loan, and (iii) prepay in full our Banco Macro Loan, all of which prepayments are considered probable by the Company for purposes of preparing the Pro Forma Combined Statement of Income.

See “Summary—Recent developments—Acquisition Financing.”

The 2024 Pro Forma Combined Statement of Income has been prepared to illustrate the effects of the Acquisition (including the financing structure to fund the Acquisition and the 2033 and 2036 Notes Refinancing) as if they had occurred on January 1, 2024. Pro Forma Financial Information is presented in terms of current currency as of September 30, 2025. The 2024 Pro Forma Combined Statement of Income should be read in conjunction with our Recast Annual Consolidated Financial Statements and the TMA 2024 Financial Statements incorporated by reference in this prospectus supplement. Argentina has been considered a high-inflation economy for accounting purposes according to the IAS 29 since July 1, 2018. However, the TMA 2024 Annual Consolidated Financial Statements are presented based on constant Argentine Pesos as of December 31, 2024 and we have recast to measure them in current currency as of September 30, 2025, considering a variation in prices (consumer price index, or “CPI”) of 22.0% from December 31, 2024 to September 30, 2025.

The Q3 2025 Pro Forma Combined Statement of Income has been prepared to illustrate the effects of the Acquisition (including the financing structure to fund the Acquisition and the 2033 Notes refinancing) as if they had occurred on January 1, 2024. The Q3 2025 Pro Forma Combined Statement of Income should be read in conjunction with the TEO Q3 2025 6-K/A incorporated by reference in this prospectus supplement. The TMA amount was derived from TMA’s accounting records, conformed to Telecom’s classifications and accounting policies, and measured in current currency as of September 30, 2025.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Article 11 provides requirements to depict the accounting for the transaction (“Transaction Adjustments”) and the option to present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We have elected not to present Management’s Adjustments in the unaudited pro forma combined financial statements. The results set forth in the pro forma combined financial information include adjustments that give effect to events that are directly attributable to the Transactions. Additionally, the pro forma adjustments related to the Acquisition and related financing include:

•	The borrowed money comprising the Existing Loans (see reference 2.b.(i); and 3.b.(i) below);

•	The 2033 and 2036 Notes which the Company used to refinance the Existing Loans and the other financial debt disclosed above (see reference 2.c; and 3.c below); and

•	IFRS Accounting Standards adjustments to conform TMA’s IFRS Accounting Standards policies to Telecom’s IFRS Accounting Standards policies.

We accounted for the Acquisition as a business combination using the acquisition method of accounting under the provisions of IFRS 3 with Telecom as the accounting acquiror.

Under IFRS 3, all assets acquired, and liabilities assumed are generally recorded at their acquisition date fair values. We have made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values at the acquisition date that is included in our balance sheet as of September 30, 2025 included in our Q3 2025 Unaudited Financial Statements. These preliminary estimates and assumptions are subject to change during the measurement period as we finalize the valuations of the net assets. We have subsequently updated the preliminary purchase price allocation disclosed in the Q3 2025 Unaudited Financial Statements to reflect additional valuation information obtained during the measurement period, and the pro forma statement of income impacts of these updates are included in the Pro Forma Financial Information and related footnotes. The pro forma balance sheet is not separately presented, as the historical unaudited financial position as of September 30, 2025 remains without material changes. The incremental updates do not have a significant impact on the pro forma balance sheet.

Differences between these preliminary estimates and the final acquisition accounting could have a material impact on our consolidated future results of operations and financial position. We expect to finalize the purchase price allocation within twelve months from the acquisition date.

The Pro Forma Financial Information has been prepared by our management in accordance with the bases outlined herein and is not necessarily indicative of the results of operations that would have been realized had the Acquisition occurred as of the date indicated, nor is it meant to be indicative of any future results of operations that we will experience after the Acquisition. In addition, the pro forma statements of income included therein do not include any expected cost savings or operating synergies which may be realized subsequent to the Acquisition.

The Acquisition is subject to a post-closing evaluation by ENACOM and the CNDC. We are seeking ENACOM’s approval for the change of control in TMA resulting from the Acquisition. In addition, the Secretary of Industry and Commerce (or its successor under Law No. 27,442) must decide whether it authorizes the economic concentration resulting from the Acquisition. As part of the relevant antitrust procedures, the CNDC must render its opinion on the requested authorization. The Company submitted its arguments on August 5, 2025 and several hearings were held on September 19, 2025 and October 6, 2025, but no definitive decision was yet made. The CNDC resolved to adjourn the proceedings pending assessment of the observations submitted by the Company and the additional information requested from third parties pending to be submitted. All approvals must comply with applicable regulatory and antitrust requirements and include an analysis of market concentration levels in Telecom’s operating sectors. Consequently, the Pro Forma Financial Information does not reflect any potential effects related to regulatory matters such as the imposition of conditions or required divestitures, which may include divestitures of our interests in all or certain assets of TMA. For more information, see “The Acquisition.”

There can be no assurance regarding the consequences of the post-closing review of Argentine regulatory authorities in connection with the Acquisition. If regulatory authorities impose conditions or require divestitures, which may include divestitures of our interests in all or certain assets of TMA, it could have a material adverse impact on our business strategy, financial condition, and future growth.

See “Risk Factors—Risks Relating to the Acquisition—There can be no assurance regarding the consequences of the post-closing review of Argentine regulatory authorities in connection with the Acquisition.”

We prepared the following Pro Forma Financial Information by applying certain pro forma adjustments to Telecom and TMA’s historical financial statements. We have based the pro forma adjustments on available information and certain assumptions that we believe are reasonable under the circumstances. The actual adjustments to the Company’s consolidated financial statements for future periods will depend upon a number of factors and additional information that is not yet available. Accordingly, the actual adjustments that will appear in the Telecom consolidated financial statements for future periods may differ from these pro forma adjustments, and those differences may be material.

The Pro Forma Financial Information does not include all the information and disclosures required by IFRS Accounting Standards for a complete set of financial statements. You should read the Pro Forma Financial Information set forth below in conjunction with our Recast Annual Consolidated Financial Statements, the TMA 2024 Annual Consolidated Financial Statements and the notes thereto in the TMA 2024 Annual Information 6-K and the TEO Q3 2025 6-K/A incorporated by reference herein. The Pro Forma Financial Information is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors—Risks Relating to the Acquisition—The Pro Forma Financial Information contained in this prospectus supplement may not be indicative of our results of operations following the acquisition of TMA or to be expected for future periods.”

Pro Forma Financial Information

2024 Unaudited Pro Forma Statement of Income

(in millions of Argentine pesos, except for per share data)

	Historical
	Telecom (1)	TMA current currency (2) (6)	Reclassifications and Elimination Adjustments	Reference		Transaction Adjustments	Reference	Refinancing effects	Reference	Pro Forma Combinated
Revenues	5,046,460	3,063,038	(140,074)	2.a.(vii)		-		-		7,969,424
Other income	-	12,626	(12,626)	2.a.(i)		-		-		-
Employee benefit expenses and severance payments	(1,248,633)	(740,410)	(37)	2.a.(ii)		-		-		(1,989,080)
Interconnection and transmission costs	(144,560)	-	(193,449)	2.a.(iv), (vi), (vii)		-		-		(338,009)
Fees for services, maintenance, materials and supplies	(671,370)	-	(495,411)	2.a.(iv), (vi), (vii)		-		-		(1,166,781)
Taxes and fees with the Regulatory Authority	(397,148)	-	(276,134)	2.a.(vi), (vii)		-		-		(673,282)
Commissions and advertising	(283,237)	-	(237,826)	2.a.(iv), (vi), (vii)		-		-		(521,063)
Cost of equipment	(240,333)	-	(198,593)	2.a.(vi)		-		-		(438,926)
Programming and content costs	(291,518)	-	(52,146)	2.a.(vi)		-		-		(343,664)
Bad debt expenses/Variation of allowances for doubtful accounts (3)	(103,936)	(77,329)	-			-		-		(181,265)
Other operating expenses / Other expenses (4)	(244,971)	(1,317,524)	1,154,551	2.a.(i); (ii), (iii), (iv), (vi), (vii)		-		-		(407,944)
Supplies	-	(606,875)	606,875	2.a .(vi)		-		-		-
Impairment loss	-	(1,668,210)	1,668,210	2.a.(v)		-		-		-
Depreciation and amortization	-	(521,599)	521,599	2.a.(v	)	-		-		-
Depreciation, amortization and impairment of Fixed Assets	(1,599,394)	-	(2,323,939)	2.a.(ii), (iv), (v)		256,284	2. b.(iii)	-		(3,667,049)
Operating oss	(178,640)	(1,856,283)	21,000			256,284		-		(1,757,639)
Earnings (losses) from associates and joint ventures	(13,994)	-	-			-		-		(13,994)
Financial results from borrowings	1,775,302	-	-			890,641	2. b.(i)	323,437	2. c.(i)	2,989,380
Other financial results, net (5)	176,574	71,732	(21,000)	2.a.(iii)		155,095	2. b.(i),(ii),(iii)	(36,940)	2. c.(ii)	345,461
Income (loss) before income tax	1,759,242	(1,784,551)	-			1,302,020		286,497		1,563,208
Income tax benefit (expense)	(499,029)	613,384	-			(455,707)	2. b.(iv)	100,474	2. c.(iii)	441,626
Net income (loss) for the year	1,260,213	(1,171,167)	-			846,313		186,223		1,121,582

Attributable to:
Controlling Company	1,234,786	(1,171,167)	-			846,313		186,223		1,096,155
Non-controlling interest	25,427	-	-			-		-		25,427
	1,260,213	(1,171,167)	-			846,313		186,223		1,121,582

Weighted average number of ordinary shares outstanding	2,153,688,011	86,461,307,278	(86,461,307,278)							2,153,688,011
Earnings per share for income (loss) attributable to the Controlling Company - Basic and diluted	573.34	(13.55)								508.97

(1)	These amounts are derived from the historical Recast Annual Consolidated Financial Statements.

(2)	These amounts are derived from the historical TMA 2024 Annual Consolidated Financial Statements recast to express them in current currency as of September 30, 2025, considering a variation in prices (consumer price index, or “CPI”) of 22.0% from December 31, 2024 to September 30, 2025.

(3)	“Bad debt expenses” according to the Recast Annual Consolidated Financial Statements and “Variation of allowances for doubtful accounts” according to the TMA 2024 Annual Consolidated Financial Statements.

(4)	“Other operating expenses” according to Recast Annual Consolidated Financial Statements and “Other expenses” according to the TMA 2024 Annual Consolidated Financial Statements.

(5)	For TMA, includes the following items: “Financial income,” “Foreign currency exchange gains,” “RECPAM,” “Foreign currency exchange losses” and “Financial expenses.”

(6)	As part of the Acquisition and concurrently with the Purchase Agreement, TMA entered into a trademark license agreement (see “Trademark License Agreement”) for a limited period of time since the acquisition date where no royalties or other payments are payable for the trademarks granted in this agreement. Also, as part of the Acquisition and concurrently with the Purchase Agreement, TMA resigned the Management Agreement with its previously controlled shareholder. During the year 2024, TMA recorded expenses of P$64,036 million under “Fees for services, maintenance, materials and supplies” and a gain of P$32,261 million from “Other financial results, net” related to the trademark license fees and management fees expenses, and related financial results, respectively, related to those agreements. Even though these costs ceased to exist immediately after the Acquisition, and, as a result, the Company is not expecting to incur them in future periods, they were not eliminated in the 2024 Unaudited Pro Forma Statement of Income. Had the Acquisition occurred in January 1, 2024, those cost would not have been incurred for this period.

Q3 2025 Unaudited Pro Forma Combined Statement of Income

(in millions of Argentine pesos, except for per share data)

	Telecom Nine month period ended September 30, 2025 (1)	TMA since January 1, 2025 to acquisition date (2) (3)	Elimination Adjustments	Reference	Transaction Adjustments	Reference	Refinancing effects	Reference	Pro Forma Conbined
Revenues	5,622,561	512,125	(17,051)	3. a)(i)	-		-		6,117,635
Employee benefit expenses and severance payments	(1,358,615)	(110,038)	-		-		-		(1,468,653)
Interconnection and transmission costs	(200,813)	(47,018)	15,392	3. a)(i)	-		-		(232,439)
Fees for services, maintenance, materials and supplies	(714,553)	(74,271)	57	3. a)(i)	-		-		(788,767)
Taxes and fees with the Regulatory Authority	(485,015)	(49,731)	-		-		-		(534,746)
Commissions and advertising	(297,533)	(32,040)	67	3. a)(i)	-		-		(329,506)
Cost of equipment and handsets	(224,740)	(21,668)	-		-		-		(246,408)
Programming and content costs	(266,780)	(10,355)	-		-		-		(277,135)
Bad debt expenses	(97,299)	(13,997)	-		-		-		(111,296)
Other operating expenses, net	(260,826)	(33,494)	1,535	3. a)(i)	-		-		(292,785)
Depreciation, amortization and impairment of Fixed and intangible assets	(1,364,066)	(72,680)	-		(13,628)	3. b)(iii)	-		(1,450,374)
Operating income	352,321	46,833	-		(13,628)		-		385,526
Losses from associates and joint ventures	(4,073)	-	-		-		-		(4,073)
Financial results from borrowings	(679,159)	-	-		(3,542)	3. b)(i)	18,487	3. c)(i)	(664,214)
Other financial results, net	(6,041)	(15,509)	-		61,860	3. b)(i),(ii),(iii)	(3,108)	3. c)(ii)	37,202
Income (loss) before income tax	(336,952)	31,324	-		44,690		15,379		(245,559)
Income tax benefit (expense)	64,409	(19,503)	-		(15,642)	3. b)(iv)	(5,383)	3. c)(iii)	23,881
Net income (loss) for the period	(272,543)	11,821	-		29,048		9,996		(221,678)
Attributable to:
Controlling Company	(289,156)	11,821	-		29,048		9,996		(238,291)
Non-controlling interest	16,613	-	-		-		-		16,613
	(272,543)	11,821	-		29,048		9,996		(221,678)

Weighted average number of ordinary shares outstanding	2,153,688,011								2,153,688,011
Earnings per share for loss attributable to the Controlling Company - Basic and diluted	(134.26)								(110.64)

(1)	These amounts are derived from the historical Q3 2025 Unaudited Financial Statements, as of September 30, 2025.

(2)	These amounts are derived from accounting records of TMA and reflect the results of operations of TMA since January 1, 2025 to date of the Acquisition, conformed to Telecom’s classifications and accounting policies.

(3)	As part of the Acquisition and concurrently with the Purchase Agreement, TMA entered into a trademark license agreement (see “Trademark License Agreement”) for a limited period of time since the acquisition date where no royalties or other payments are payable for the trademarks granted in this agreement. Also, as part of the Acquisition and concurrently with the Purchase Agreement, TMA resigned the Management Agreement with its previously controlled shareholder. In 2025, TMA recorded expenses of P$9,162 million under “Fees for services, maintenance, materials and supplies” and losses of P$6,194 million from “Other financial results, net” related to the trademark license fees and management fees expenses, and related financial results, respectively, related to those agreements. Even though these costs ceased to exist immediately after the Acquisition, and, as a result, the Company is not expecting to incur them in future periods, they were not eliminated in the Q3 2025 Unaudited Pro Forma Statement of Income. Had the Acquisition occurred in January 1, 2024, those costs would not have been incurred for this period.

Notes to the Pro Forma Financial Information

Note 1 - Basis of Presentation

Statement of financial position as of September 30, 2025

The unaudited condensed consolidated statement of financial position included in our Q3 2025 Unaudited Financial Statements includes a preliminary purchase price allocation related to the acquisition of TMA. Subsequent updates to that preliminary purchase price allocation are not presented in a separate pro forma balance sheet as of September 30, 2025, as the historical unaudited financial position as of September 30, 2025 remains without material changes. The incremental updates do not have a significant impact on the pro forma balance sheet.

The pro forma balance sheet impact of the 2036 Notes offering in a principal amount of U.S.$600 million on January 20, 2026 and the expected use of proceeds from that offering (which is considered probable) to: (i) fully prepay the Existing Loans; (ii) redeem our outstanding 8.000% Senior Notes due 2026; (iii) prepay in full our BBVA Loan; and (iv) prepay in full our Banco Macro Loan, and for the remaining proceeds assumed as cash and cash equivalents, based on constant currency as of September 30, 2025, as compared with our statement of financial position as of September 30, 2025 included in our Q3 2025 Unaudited Financial Statements, would have been as follows: (i) an increase in cash and cash equivalents and of current assets and total assets of P$192,133 million, (ii) a decrease in the current portion of borrowings and of current liabilities of P$257,921 million, and (iii) an increase in the non-current portion of borrowings and of total non-current liabilities of P$450,054 million, based on the carrying value of above mentioned liabilities on our statement of financial position as of September 30, 2025.

For the year ended December 31, 2024 and for the nine-month period ended September 30, 2025

Our historical Recast Annual Consolidated Financial Statements and our Q3 2025 Unaudited Financial Statements have been adjusted in the unaudited pro forma combined financial information to give effect to pro forma adjustments that are directly attributable to the Acquisition and the Existing Loans and the issuance of the 2033 and 2036 Notes which the Company used to fully refinance the Existing Loans. For purposes of the preparation of the unaudited pro forma combined income statements, the acquisition of TMA was accounted for under IFRS 3, with Telecom as the accounting acquiror. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results could differ from those estimates.

The unaudited pro forma combined financial statements are presented for illustrative purposes only to reflect the Acquisition and the Existing Loans and the issuance of the 2033 and 2036 Notes which the Company used to fully refinance the Existing Loans, and do not purport to represent what the actual results of operations would have been had the transactions occurred on January 1, 2024, nor is it necessarily indicative of our future operating results. However, the pro forma adjustments reflected in the unaudited pro forma combined financial information reflect estimates and assumptions that we believe to be reasonable. In the opinion of management, all adjustments necessary to present fairly the 2024 and the Q3 2025 Pro Forma Combined Statement of Income have been made.

The TMA amount was derived from TMA’s accounting records, conformed to Telecom’s classifications and accounting policies, and measured in current currency as of September 30, 2025.

Note 2 – 2024 Pro Forma Statement of Income

Adjustments to the 2024 Pro Forma Combined Statement of Income

(a)	Reclassification and Elimination Adjustments

Both Telecom and TMA’s historical financial statements have been prepared under IFRS Accounting Standards. However, the classification of certain income statement items in TMA’s statement of income differs from that of Telecom. Accordingly, this unaudited pro forma combined statement of income includes certain adjustments to conform TMA’s statement of income presentation to that of Telecom.

The following reclassifications have been made to the TMA’s statement of income as reported:

(i) to reclassify P$12,626 million from “Other income” to “Other operating expenses,” since Telecom classifies them as “Other operating expenses.” This amount decreased the amount of operating expenses recorded in “Other operating expenses.”

(ii) to reclassify:

a.	P$3,296 million from “Other operating expenses” related to several staff benefits that Telecom recognizes in “Employee benefit expenses and severance payments,” and

b.	P$3,259 million from “Employee benefit expenses and severance payments” to “Depreciation, amortization and impairment of Fixed Assets” related to expense charge of the costs to fulfill a contract and the incremental costs of obtaining a contract; related to the assets recognized as “PP&E and Intangible assets,” that were previously recognized by TMA as “Other current and non-current assets.”

(iii) to reclassify P$21,000 million from “Other operating expenses” to “Other financial results, net” related to taxes on deposits and withdrawals from bank accounts to conform to Telecom’s accounting policy choice.

(iv) to reclassify P$84,477 million from “Other operating expenses,” P$35,803 million from “Interconnection and transmission costs,” P$10,570 million from “Commissions and advertising,” and P$21 million from “Fees for services, maintenance, materials and supplies” to “Depreciation, amortization and impairment of Fixed Assets.” This total amount comprises the depreciation and amortization related to the assets recognized as “PP&E and Intangible assets,” that were previously recognized by TMA as “Other current and non-current assets.” The reclassified assets which generated this depreciation and amortization were the costs to fulfil a contract and the incremental costs of obtaining a contract.

(v) to reclassify P$1,668,210 million from “Impairment loss,” and P$521,599 million from “Depreciation and amortization” to “Depreciation, amortization and impairment of Fixed Assets” since Telecom classifies them as “Depreciation, amortization and impairment of Fixed Assets.”

(vi) to reclassify the amount of P$1,019,219 million from “Other operating expenses” and P$606,875 million from “Supplies,” to allocate as disclosed in Telecom financial statements as follows: P$496,204 million to “Fees for services, maintenance, materials and supplies,” P$354,104 million to “Interconnection and transmission costs,” P$276,172 million to “Taxes and fees with the Regulatory Authority,” P$248,875 million to “Commissions and advertising,” P$198,593 million to “Cost of equipment” and P$52,146 million to “Programming and content costs.”

(vii) to eliminate the same amount of P$140,074 million from “Revenue” and from expenses: P$124,852 million from “Interconnection and transmission costs,” P$13,933 million from “Other operating expenses,” P$772 million from “Fees for services, maintenance, materials and supplies,” P$479 million from “Commissions and advertising,” and P$38 million from “Taxes and fees with the Regulatory Authority,” due to previously existing reciprocal transaction results between TMA and Telecom as if TMA were a subsidiary of Telecom Argentina as of January 1, 2024.

(b)	Transaction Adjustments

We accounted for the Acquisition as a business combination using the acquisition method of accounting under the provisions of IFRS 3 with Telecom as the accounting acquiror, based on preliminary estimates and assumptions.

The following adjustments have been made to the accompanying unaudited pro forma combined income statement for the year ended December 31, 2024 to give pro forma effect to the Acquisition and the Existing Loans as if they occurred on January 1, 2024:

(i)	to record:

a.	P$890,641 million in “Financial results from borrowings” related to interest expense accrued and gain from foreign currency exchange in real terms (as a result of the U.S. dollar appreciating 27.7% against the Argentine Peso compared to a 117.8% inflation) of the Existing Loans. Results from the Syndicated Loan were as follows: (i)Interest expense accrued of P$(189,630) million, (ii) gain from foreign currency exchange in real terms of P$919,810 million, and the results from the Bilateral Loan were: (i) Interest expense accrued of P$(29,384) million, (ii) gain from foreign currency exchange in real terms of P$189,845 million. The Syndicated Loan accrued interest at the applicable 3-month term SOFR rate plus a variable margin increasing every 3 months, starting at 4.50% and up to 7.00%, and the Bilateral Loan accrued interest at the applicable term SOFR rate (adjusted to compensate for the impact of Argentine withholding tax and gross revenue tax payable in respect of interest under the Bilateral Loan) plus a 4% margin.

b.	P$42,126 million in “Other financial results, net” related to the RECPAM originated due to such interest expense.

(ii) to eliminate P$95,177 million from “Other financial results, net” related to the interest income, foreign currency exchange and its RECPAM, of the long-term receivable in connection with a debt that Telefónica Parent had with TMA for U.S.$126 million, that was assumed by the Company.

(iii) to recognize the estimated adjustments due to the preliminary assessment of the purchase price allocation:

a.	to record a decrease of P$256,284 million of “Depreciation, amortization and impairment of Fixed and intangible assets” due to the preliminary assessment of the purchase price allocation, as follows:

o	a decrease of P$154,369 million due to lower value of PP&E (mainly related to fixed network and transportation, mobile network access, power equipment and installations and switching equipment), which have been recorded at an estimated preliminary fair value. These pro forma PP&E fair value amounts will be depreciated over the estimated remaining useful lives on a straight-line basis consistent with the Company’s useful life assumptions; and

o	a decrease of P$100,338 million due to lower value of Intangible assets (mainly related to licenses), which have been recorded at an estimated preliminary fair value. These pro forma Intangible assets fair value amounts will be amortized over the estimated remaining useful lives on pattern of economic benefit.

o	a decrease of P$1,577 million due to the lower value of right of use assets, which have been measured at an amount equal to the recognized liability. This pro forma right of use assets value will be amortized over an average useful life of five years.

b.	the adjustment of P$17,792 million from “Other financial results, net” related to P$43,981 million related to the RECPAM originated due to the monetary liabilities identified in the preliminary assessment of the purchase price allocation, partially offset by P$(26,189) million of interest related to contingent liabilities.

(iv) the related income tax effects on the adjustments described in b.(i) to b.(iii) above based on the enacted tax law in effect at the rate of 35%.

(c)	Refinancing Effects

The following adjustments have been made to the accompanying unaudited pro forma combined income statement for the year ended December 31, 2024, to give pro forma effect to the issuance of the 2033 Notes and 2036 Notes which the Company has used or that management expects to use and is therefore probable of being used to refinance the Existing Loans, the 2026 Notes, the BBVA Loan and Banco Macro Loan, as if they had occurred on January 1, 2024.

(i)	to record P$323,437 million in “Financial results from borrowings” reflecting the effect of the refinancing of the financial debt mentioned above through the issuance of the 2033 Notes and 2036 Notes. This pro forma adjustment includes: (a) the difference in interest rates between the 2033 Notes and 2036 Notes and the refinanced obligations, recording a reduction in interest expense of P$87,278 million; and (b) the difference in foreign currency exchange results between the new notes and the refinanced obligations, recording a foreign currency exchange gain in real terms of P$236,159 million. See “Recent developments — Acquisition Financing.”

(ii)	to record P$(36,940) million in “Other financial results, net” related to the RECPAM originated due to such interest adjustment.

(iii)	the related income tax effects on the adjustments described above based on the enacted tax law in effect at the rate of 35% of P$(100,474) million.

Note 3 – Q3 2025 Pro Forma Combined Income Statement

Adjustments to the Q3 2025 Pro Forma Combined Income Statement

(a)	Elimination Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined income statement for the nine-month period ended September 30, 2025 to give pro forma effect to the elimination of reciprocal transaction results between TMA and Telecom, since January 1, 2025 to the acquisition date, as if TMA were a subsidiary of Telecom Argentina since January 1, 2024:

(i) to eliminate the same amount of P$17,051 million from “Revenue” and from expenses: P$15,392 million from “Interconnection and transmission costs,” P$1,535 million from “Other operating expenses,” P$57 million from “Fees for services, maintenance, materials and supplies,” P$67 million from “Commissions and advertising,” due to previously existing reciprocal transaction results between TMA and Telecom.

(b)	Transaction Adjustments

We accounted for the Acquisition as a business combination using the acquisition method of accounting under the provisions of IFRS 3 with Telecom as the accounting acquiror, based on preliminary estimates and assumptions.

The following adjustments have been made to the accompanying unaudited pro forma combined income statement for the nine-month period ended September 30, 2025 to give pro forma effect to the Acquisition and the Existing Loans as if they occurred on January 1, 2024:

(i)	to record:

a.	P$(3,542) million in “Financial results from borrowings” related to interest expense accrued and gain from foreign currency exchange in real terms (as a result of the U.S. dollar appreciating 3.2% against the Argentine Peso compared to a 4.7% inflation) of the Existing Loans from January 1, 2025 to the acquisition date. Results from the Syndicated Loan were as follows: (i) interest expense accrued of P$(26,950) million, (ii) gain from foreign currency exchange in real terms of P$22,880 million, and the results from the Bilateral Loan were: (i) interest expense accrued of P$(4,197) million, (ii) gain from foreign currency exchange in real terms of P$4,725 million. The Syndicated Loan accrued interest at the applicable 3-month term SOFR rate plus a variable margin increasing every 3 months, starting at 4.50% and up to 7.00%, and the Bilateral Loan accrued interest at the applicable term SOFR rate (adjusted to compensate for the impact of Argentine withholding tax and gross revenue tax payable in respect of interest under the Bilateral Loan) plus a 4% margin.

b.	P$4,738 million in “Other financial results, net” related to the RECPAM originated due to such interest expense.

(ii) this is an adjustment to eliminate the expense of P$(4,844) million from “Other financial results, net” related to the interest income and foreign currency exchange in real terms, excluding the inflationary effect, of the long-term receivable in connection with a debt that Telefónica Parent had with TMA for U.S.$126 million, that was assumed by the Company from January 1, 2025 until the acquisition date.

(iii) to recognize the estimated adjustments due to the preliminary assessment of the purchase price allocation:

a.	to record an increase of P$(13,628) million of “Depreciation, amortization and impairment of Fixed and intangible assets” due to the preliminary assessment of the purchase price allocation, as follows:

o	an increase of P$(16,680) million due to higher value of PP&E (mainly related to fixed network and transportation, mobile network access and materials), which have been recorded at an estimated preliminary fair value. These pro forma PP&E fair value amounts will be depreciated over the estimated remaining useful lives on a straight-line basis consistent with the Company’s useful life assumptions; partially offset by:

o	a decrease of P$475 million due to lower value of Intangible assets (mainly related to 3G/4G Licenses) which have been recorded at an estimated preliminary fair value and will be amortized over the estimated useful lives on pattern of economic benefit; and

o	a decrease of P$2,577 million due to the lower value of right of use assets, which have been measured at an amount equal to the recognized liability. This pro forma right of use assets value will be amortized over an average useful life of five years.

b.	the adjustment of P$61,966 million from “Other financial results, net” related to P$78,070 million from RECPAM originated due to the monetary liabilities identified in the preliminary assessment of the purchase price allocation, partially offset by P$(16,104) million of interest from contingent liabilities.

(iv) the related income tax effects on the adjustments described in a.(i) to a.(iii), above, based on the enacted tax law in effect at the rate of 35%.

(c)	Refinancing Effects

The following adjustments have been made to the accompanying unaudited pro forma combined income statement for the nine-month period ended September 30, 2025, to give pro forma effect to the issuance of the 2033 and 2036 Notes which the Company has used or that management expects to use and is therefore probable of being used to fully refinance the Existing Loans as if it had occurred on January 1, 2024.

(i)	to record P$18,487 million in “Financial results from borrowings” reflecting the effect of the refinancing of the financial debt mentioned above through the issuance of the 2033 Notes and 2036 Notes. This pro forma adjustment includes: (a) the difference in interest rates between the new notes and the refinanced obligations, recording a reduction in interest expense of P$43,598 million; and (b) the difference in foreign currency exchange results between the new notes and the refinanced obligations, recording a foreign currency exchange loss in real terms of P$(25,111) million. See “Recent developments — Acquisition Financing.”

(ii)	to record P$(3,108) million in “Other financial results, net” related to the RECPAM originated due to such interest adjustment.

(iii)	the related income tax effects on the adjustments described above based on the enacted tax law in effect at the rate of 35% of P$(5,383) million.

Risk Factors

An investment in our securities involves a significant degree of risk. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Risks Relating to Telecom and its Operations

We are or may be involved in legal and regulatory proceedings that could result in unfavorable decisions and financial penalties for us.

We are party to a number of legal and regulatory proceedings, some of which have been pending for several years. We cannot be certain that these claims will be resolved in our favor. Responding to the demands of litigation claims and responding to, or initiating proceedings against, regulatory bodies may divert management’s time attention and financial resources.

Further, customers and consumers’ trade unions have in the past initiated different claims against us regarding alleged improperly billed charges. Although we have taken certain actions to reduce risks in connection with these claims, we cannot assure that new claims will not be filed against us in the future.

The Company has been subject to technical sanctions from regulatory bodies, mainly related to the delay in repairing defective lines, installing new lines and/or service failures. Although sanctions are appealed in the administrative stage, if the appeals are not resolved in our favor in administrative or judicial stage or if they are resolved for amounts larger than those recorded, these proceedings could have an adverse effect on our financial condition, results of our operations and cash flows.

We may also be involved in proceedings related to other authorities that have jurisdiction over different aspects of our operations, including, but not limited to, antitrust authorities, the CNV, the public registry of commerce and tax authorities.

As of September 30, 2025, we recorded provisions that we estimate are sufficient to cover contingencies considered probable. However, we may face increased risk of employment, commercial, regulatory, tax, consumer trade union and customers’ proceedings, among others. If this occurs, we cannot guarantee that those proceedings will not have an adverse effect on our results of operations and financial condition. See Note 9 to the Q3 2025 Unaudited Financial Statements and Note 19 to the Recast Annual Consolidated Financial Statements.

Risks Relating to the Acquisition

There can be no assurance regarding the consequences of the post-closing review of Argentine regulatory authorities in connection with the Acquisition.

On February 24, 2025, we completed the acquisition of TMA for a contractual purchase price of U.S.$1,245 million (P$1,539,116 million in current currency as of September 30, 2025), pursuant to which we (i) assumed a debt owed to TMA in the amount of U.S.$126 million (P$155,657 million in current currency as of September 30, 2025) and (ii) paid in cash U.S.$1,119 million (P$1,383,459 million in current currency as of September 30, 2025) using funds obtained from two loans. The Acquisition is subject to a post-closing evaluation by ENACOM and the CNDC. We are seeking ENACOM’s approval for the change of control in TMA resulting from the Acquisition. In addition, the Secretary of Industry and Commerce (or its successor under Law No. 27,442), must decide whether it authorizes the economic concentration resulting from the Acquisition. As part of the relevant antitrust procedures, the CNDC must render its opinion on the requested authorization. All approvals must comply with applicable regulatory and antitrust requirements and include an analysis of market concentration levels in Telecom’s operating sectors. For more information, see “Recent Developments—Acquisition of Telefónica Móviles Argentina S.A.”

On March 21, 2025, the Company was notified of the March 2025 Resolution requiring Telecom, as a provisional measure in accordance with Article 44 of Law No. 27,442, to refrain from carrying out any type of legal, corporate and/or commercial act that directly or indirectly relates to the integration or consolidation of TMA’s businesses with Telecom for a period of six months or until the Secretary of Industry and Commerce issues a decision regarding the Acquisition, including (i) any initiative that integrates TMA’s equipment with that of Telecom, and (ii) any exchange of competitively sensitive information with TMA, such as prices and pricing strategies, costs and margins, business plans and commercial strategies and information on customers and suppliers, investment plans, among others. The March 2025 Resolution further provided that Telecom must respect the agreements regarding the reciprocal use of infrastructure previously entered into between Telecom and TMA. The March 2025 Resolution does not modify the way Telecom Argentina and TMA operate as of the date of this prospectus supplement, given that they remain independent companies and businesses, and the members of the Board of Directors and the management of both companies are independent of each other. On April 6, 2025, the Company filed an appeal against the March 2025 Resolution. The Company has also appealed the note from the Secretary of Industry and Commerce to the CNDC dated March 27, 2025 appointing a monitoring agent for the Company and TMA, in order to oversee compliance with the measures approved by the March 2025 Resolution. On June 5, 2025, the Company was notified of the decision of the Chamber No. III of the Argentine federal court of appeals on civil and commercial matters to grant the Company’s appeal, thereby suspending the effects of the March 2025 Resolution and the note issued by the Secretary of Industry and Commerce March 27, 2025, and further ordering the Secretary of Industry and Commerce to refrain from taking any measure contrary to such suspension. As of the date of this prospectus supplement, the appeal filed by Telecom is pending resolution.

In addition, on June 19, 2025, the Company was notified of a resolution by the Secretary of Industry and Commerce that included (i) a statement of objection to the transaction, (ii) a request for the Company to present its arguments against the objections within 15 days, and (iii) a call for a special hearing to consider the measures proposed by the Company to overcome these objections. The Company submitted its arguments on August 5, 2025, and hearings were held on September 19, 2025 and October 6, 2025. The CNDC resolved to adjourn the proceedings pending its assessment of the observations submitted by the Company and additional information requested from third parties that remains to be submitted. See “Recent Developments—Acquisition of Telefónica Móviles Argentina S.A” in this prospectus supplement.

There can be no assurance as to the outcome of such appeal process or the consequences of the post-closing evaluation of the Acquisition by regulatory and antitrust authorities. Although the injunction referenced above in “Recent Developments—Acquisition of Telefónica Móviles Argentina S.A.” was granted with suspensive effect, if such injunctive relief is overturned and/or the above-mentioned regulatory measures are extended, or if regulatory or antitrust authorities impose conditions or require divestitures (which may include the divestiture of our interest in all or certain assets of TMA, including, among others, the spectrum assets), it could have a material adverse effect on our business strategy, financial condition, and future growth. Any potential divestitures at a lower-than-expected-price could have an adverse effect on our results or financial condition. Additionally, complying with potential regulatory or antitrust requirements imposed by the relevant authorities, such as asset divestitures or restrictions on legal, corporate and/or commercial activities related to the integration or consolidation of TMA’s businesses with Telecom’s, could delay the realization of anticipated benefits from the Acquisition and increase associated costs. See “The Acquisition.”

We may not obtain the benefits we expect from the Acquisition.

We have incurred in substantial amount of debt and have devoted significant resources toward the Acquisition, and we cannot assure that we will obtain the benefits we expect. Our failure to obtain these benefits may have an adverse effect on our financial condition and results of operations.

The expected synergies and benefits from the Acquisition may not materialize as anticipated, or may take longer to achieve, due to difficulties in merging business operations and integrating technology platforms. Additionally, the financial burden of the Acquisition, including the U.S.$1,170 million in debt financing, may impact our ability to make other strategic investments, increase our leverage, and affect our financial flexibility. If we fail to integrate the acquired business effectively, we may not achieve the expected cost savings, revenue growth, or competitive advantages, which could have a material adverse effect on our financial condition and results of operations. See “The Acquisition.”

The method for calculating taxes payable in connection with the merger between Telefónica Móviles and Telefónica de Argentina S.A. could be challenged by tax authorities.

TMA absorbed Telefónica de Argentina S.A. effective January 1, 2024. This merger was registered with the Public Registry of Commerce (Inspección General de Justicia) on March 4, 2024, and as a result, Telefónica de Argentina S.A. was dissolved without liquidation and all of its assets were transferred to Telecom. This merger was carried out in accordance with Articles 82 and related articles of the General Corporations Law, falling within the tax-free corporate reorganization regime provided for in Articles 80 and 81 of the Argentine Income Tax Law (T.O. 2019). Under this regime, gains derived from the reorganization and the transfers of assets and rights to the acquiring company shall not be subject to national and provincial taxes and certain tax rights and obligations of the acquired company shall be transferred to the acquiring company (such as income tax loss carryforward, among others), provided certain requirements are met, among others, that the holders of the merged companies must maintain, for two years from the date of the reorganization, an amount of their stake in the successor company that is not less than that required at the time of the reorganization. Pursuant to the terms of the Acquisition, this requirement was not met. Therefore, according to current regulations, the taxes that would have been payable if the merger had been carried out without the tax-free regime must be determined and paid within 90 days of non-compliance with the above-mentioned requirement, plus compensatory interest and the transfer of the tax rights of TASA to TMA must be reverted. TMA has assessed that the taxes payable in connection with the merger amount to P$83,070,480,057 (in current currency) and made such payment to the applicable tax authorities on May 15, 2025.

There can be no assurance that tax authorities will use the same calculation methodology as TMA, which could result in a significant increase in the tax amounts owed.

The Pro Forma Financial Information contained in this prospectus supplement may not be indicative of our results of operations following the acquisition of TMA or to be expected for future periods.

This prospectus supplement includes certain Pro Forma Financial Information. The Pro Forma Financial Information has been prepared to give pro forma effect to the Acquisition, including the financing structure established to fund the Acquisition, as if it had occurred on January 1, 2024 for the year ended December 31, 2024 and for the nine-month period ending September 30, 2025, respectively. Investors are cautioned that the Pro Forma Financial Information contained in this prospectus supplement is presented for illustrative purposes only. The Pro Forma Financial Information includes assumptions and estimates underlying the unaudited adjustments to the pro forma financial information that are described in the accompanying notes. Although these assumptions and estimates are believed to be reasonable, we cannot assure that such assumptions and estimates are accurate. The 2024 Pro Forma Combined Statement of Income was prepared based on the Recast Annual Consolidated Financial Statements and the TMA 2024 Annual Consolidated Financial Statements included in the TMA 2024 Annual Information 6-K incorporated by reference herein. The Q3 2025 Pro Forma Statement of Income was prepared based on the TEO Q3 2025 6-K/A incorporated by reference herein.

The TMA amount was derived from TMA’s accounting records, conformed to Telecom’s classifications and accounting policies, and measured in current currency as of September 30, 2025.

Our actual results of operations following the Acquisition may differ materially from the Pro Forma Financial Information presented. Investors should consider that the Pro Forma Financial Information is based on certain assumptions and adjustments and does not necessarily reflect what our historical results would have been, nor does it predict future performance.

For further information, see “Presentation of Financial and Other Information–– Pro Forma Financial Information” and “Pro Forma Financial Information.”

Risks Relating to Argentina

Devaluation of the Argentine Peso and foreign exchange restrictions may adversely affect our results of operations, our capital expenditures and our ability to service our liabilities and pay dividends.

Since we generate a substantial portion of our revenues in Argentine Pesos (our functional currency of Telecom), any devaluation may negatively affect the U.S. dollar value of our earnings while increasing, in Argentine Peso terms, our expenses and capital expenditures denominated in foreign currency. The Argentine Peso has been subject to significant devaluation against the U.S. dollar in the past and may be subject to fluctuations in the future. The value of the Argentine Peso compared to other foreign currencies is dependent, among other factors, on the level of international reserves maintained by the BCRA, which have also shown significant fluctuations in recent years. The Argentine macroeconomic environment, in which we operate, has been affected by the continued devaluation of the Argentine Peso, which in turn has and could continue to have a direct impact on our financial and economic position.

The value of the Peso has fluctuated significantly over time. In 2024, the Argentine Peso continued to depreciate against the U.S. dollar and other major foreign currencies. However, the Argentine Peso depreciated at a slower rate compared to the previous year, with a monthly depreciation of approximately 2%. According to Banco de la Nación Argentina, the Peso/U.S. dollar exchange rate stood at P$1,032 per U.S.$1.00 as of December 31, 2024, evidencing an appreciation of the U.S. dollar against the Argentine Peso of approximately 27.7% from its value of P$808.45 per U.S. dollar at December 31, 2023 (compared to 356.3% and 72.5% in the years ended December 31, 2023 and 2022, respectively). During 2024, the average exchange rate was P$925.2 per U.S. dollar. In January, February, March, April, May, June, July, August, September, October, November and December 2024, the average Argentine Peso exchange rate in relation to the U.S. dollar closed at P$826.40, P$842.20, P$858, P$876.50, P$895.50, P$912, P$932, P$953.50, P$970.50, P$992, P$1,011.50 and P$1,032.50, per U.S.$1.00, respectively, according to the U.S. dollar exchange rate published by Banco de la Nación Argentina, meanwhile, the parallel dollar traded around P$1,195, P$1,010, P$990, P$1,035, P$1,225, P$1,360, P$1,370, P$1,305, P$1,235, P$1,180, P$1,125 and P$1,250 per U.S.$1.00, respectively. In January, February, March, April, May, June, July, August, September, October and November 2025, the Argentine Peso exchange rate in relation to the U.S. dollar closed at P$1,053.50, P$1,064.75, P$1,074, P$1,170, P$1,188, P$1,205, P$1,374, P$1,342, P$1,380, P$1,475 and P$1,475 per U.S.$1.00, respectively, according to the U.S. dollar exchange rate published by Banco de la Nación Argentina. Meanwhile, the parallel dollar traded around P$1,220, P$1,225, P$1,325, P$1,185, P$1,180, P$1,215, P$1,335, P$1,475, P$1,445, P$1,460 and P$1,435 per U.S.$1.00, respectively. As of December 31, 2025, the value of the Peso against the U.S. dollar was P$1,480 per U.S.$1, according to the U.S. dollar exchange rate published by Banco de la Nación Argentina.

During 2024, as a result of the volatility of the Argentine Peso, the Argentine government and the BCRA implemented several measures to stabilize its value. The continued devaluation of the Argentine Peso during the past years has had and continues to have a negative impact on the payment of foreign currency denominated debts by local private sector debtors to unrelated foreign entities, and has also led to an increase in inflation, which in turn has a direct impact on real wages. The devaluation has also negatively impacted businesses whose success is dependent on domestic market demand, and adversely affected the Argentine government’s ability to honor its foreign debt commitments.

Heightened restrictions to access the official FX Markets were imposed starting in 2020, with a view to reducing the loss of international reserves generated by a greater demand of U.S. dollars by individuals and companies. These restrictions have resulted in the creation of multiple reference exchange rates, such as the “blue chip swap” rate (contado con liquidación) and the MEP dollar (Mercado Electrónico de Pagos), among others. Some of these exchange rates are only available to certain markets participants, or in the activities in which the currency is held. In addition, dealing with certain of these reference rates might directly affect the access of the Company to the FX Market. The requirements to access these different exchange rates, as well as the actual exchange rate of each option, vary significantly from one another. In previous years, the BCRA established certain requirements to access the local exchange market for purposes of repayment of cross-border financial debts, in particular, for the payment of principal amounts in loans and securities having amortization payments scheduled between October 15, 2020 and December 31, 2021. As of the date of this prospectus supplement, this regime has not been renewed. It is not possible to guarantee that requirements of this nature will not be reinstated in the future by the BCRA or that other regulations with similar effects will be issued that would require the Company to refinance its obligations, which in turn could have a negative impact on the Company, and in particular, in the Company’s ability to meet its debt obligations. See “Item 10—Foreign Investment and Exchange Controls—External financial indebtedness” in the TEO 2024 20-F.

In October 2022, the former administration issued the General Resolution No. 5271/2022 creating the Argentine System of Imports (SIRA) and the Argentine System of Imports and Foreign Payments of Services (SIRASE), an import licensing and approval system created to preserve hard currency reserves within the BCRA. All products and services were under the scope of the SIRA framework, which required Argentine importers to submit a SIRA or SIRASE request for all imports before shipping products or contracting services from abroad. The implementation of this system ultimately generated major import approval delays and barriers to foreign exchange availability for Argentine companies during 2023 and, because of the inability for companies to access the FX Market, this was the only time in recent years when many Argentine companies had to extend or renegotiate their commercial debts with foreign suppliers.

Due to this situation, in 2023, the Company was unable to access the FX Market to comply with most of its obligations in foreign currency for imports of goods and services essential to its operations, leading to the accumulation of commercial debt. When past due, this additional commercial debt was treated as financial debt for the purposes of calculating the Company’s financial ratios, in accordance with the definitions included in some of its debt agreements. This framework was subsequently discontinued and is no longer in force.

During 2024, Milei’s administration implemented policies aimed at modifying Argentina’s macroeconomic conditions, such as reducing the fiscal deficit, reforming the National State and rationalizing the current spending of the national administration. These measures and any future measures may generate volatility in the economic and financial conditions of Argentina. To address the issue of increasing commercial debt deriving from the additional restrictions on the payments of imports described above, under Milei’s administration, the BCRA has been offering U.S. dollar-denominated securities (BOPREAL, standing for Bond for the Reconstruction of a Free Argentina in Spanish), which can only be subscribed by importers with overdue debts for goods with customs registration and/or services actually rendered until December 12, 2023. BOPREALs may be used for an easier access to foreign currency, whether through the collection of interest or principal upon maturity, or through the sale of the bonds in the secondary market in exchange for dollars paid abroad. Access to the FX Market for the payment of imports pending as of December 12, 2023 is subject to the prior authorization of the BCRA. Additionally, importers of goods and services may not pay any overdue amounts on account of imports as of December 12, 2023 by any other means, with the exception of dollars held abroad or dollars obtained through BOPREALS, without jeopardizing access to the official exchange market. Pursuant to current BCRA rules, importers will not be entitled to access the FX Market for 90 days if they have conducted exchange transactions involving the sale/purchase of securities (other than BOPREALs) settled in dollars abroad.

In this regard, between January and May 2024, the BCRA completed the Series 1, 2 and 3 BOPREAL auctions issuing their maximum amounts of U.S.$5,000 million, U.S.$2,000 million and U.S.$3,000 million, respectively. Series 3 of BOPREAL was also qualified for subscription by those who had debt related to payment of dividends (BCRA Communication “A” 7999), and comply with certain conditions.

Given the options currently provided by the BCRA, we managed the stock of commercial debt that was accumulated due to the aforementioned restrictions. We participated in the auctions of BOPREAL 1 and 2 Series during January and February 2024. The bonds allowed us to agree to a settlement of existing commercial debt with our main suppliers, which we negotiated with each counterparty individually.

On April 11, 2025, the Ministry of Economy and the BCRA announced the beginning of “Phase 3” of the economic program started on December 10, 2023. In this new phase, (i) the rate of the U.S. dollar in the FX Market may fluctuate within a moving band between P$1,000 and P$1,400, a limit to be increased at a rate of 1% per month; and (ii) the nominal anchor is reinforced, as the BCRA will continue to refrain from issuing Argentine pesos to finance the fiscal deficit or to remunerate its monetary liabilities. In addition, Decree No. 269/2025 eliminated the “dollar blend” for exporters.

Separately, pursuant to Communication “A” 8226 dated April 11, 2025, the BCRA also lifted restrictions preventing individuals from accessing the FX Market to purchase U.S. dollars. The Communication also allows local companies to use the FX Market to distribute profits to foreign shareholders for financial years starting on or after 1 January 2025. Additionally, the BCRA eased restrictions on payment terms for foreign trade transactions.

As part of “Phase 3” of the economic program, on April 16, 2025, the BCRA also issued Communication “A” 8230, easing restrictions for the payment of certain related parties’ cross border financings and the repatriation of direct investments made by foreign investors in companies (other than companies controlling local financial entities) and allowing foreign investors to repatriate payments received in Argentina on account of securities listed in local markets (whether such payments derive from payments of principal or interest under such securities or the proceeds from the sale of such securities); in each case subject to certain conditions.

The measures imply changes in the conditions of access to the FX market to purchase U.S. dollars. The Company cannot guarantee the success of these measures or that such measures will be sustained over time.

In addition, on December 15, 2025, the BCRA announced adjustments to the existing exchange rate framework. Effective January 1, 2026, the minimum and maximum exchange rate bands will be updated on a monthly basis in accordance with the most recent inflation data published by INDEC, replacing the prior crawling peg mechanism. The BCRA further indicated that the exchange rate will continue to operate under a floating regime within bands, with the objective of reducing the risk of extreme or abrupt exchange rate movements, while taking into account market liquidity conditions and trends in money demand.

Additionally, on January 22, 2026, the BCRA issued Communication ‘A’ 8390, which expanded the prior-approval exception for early prepayments to include local foreign-currency financings granted by local financial institutions not funded through external credit lines.

The measures imply changes in the conditions of access to the FX market to purchase U.S. dollars. The Company cannot guarantee the success of these measures or that such measures will be sustained over time.

The success of these measures is uncertain and any further depreciation of the Argentine Peso or our inability to acquire foreign currency could have a material adverse effect on our financial condition and results of operations. We cannot predict the effectiveness of these measures. We cannot predict whether, and to what extent, the value of the Argentine Peso may depreciate or appreciate against the U.S. dollar or other foreign currencies, and how these uncertainties will affect demand for the services we provide. Any further depreciation of the Argentine Peso or our inability to acquire foreign currency could have a material adverse effect on our financial condition and results of operations. Furthermore, no assurance can be given that, in the future, no additional currency or foreign exchange restrictions or controls will be imposed. Existing and future measures may negatively affect Argentina’s international competitiveness, discouraging foreign investments and lending by foreign investors or increasing foreign capital outflow which could have an adverse effect on economic activity in Argentina, and which, in turn, could adversely affect our business and results of operations.

Depreciation of the Argentine Peso against major foreign currencies may have a material adverse effect on our financial condition and results of operations and also have an adverse impact on our capital expenditure program and increase the Argentine Peso amount of our trade payables and borrowings denominated in foreign currencies. As of September 30, 2025, P$5,346,866 million of our liabilities were denominated in foreign currencies. Despite Telecom seeking to manage the risk of devaluation of the Argentine Peso, by entering from time to time into certain DFI agreements and futures contracts to hedge some of its exposure to foreign currency fluctuations, Telecom remains highly exposed to risks associated with the fluctuation of the Argentine Peso. In addition, the devaluation of the Argentine Peso and foreign exchange restrictions may affect compliance with our covenants. See “Item 3—Key Information—Risk Factors— Risks Relating to Telecom and its Operations—Restrictive covenants in Telecom’s outstanding indebtedness may restrict its ability to pursue its business strategies” in the TEO 2024 20-F.

Economic and political developments in Argentina, and future policies of the Argentine government may affect the economy as well as the operations of the telecommunications industry, including Telecom Argentina.

The agreements between the Argentine government, the Paris Club, and the IMF have been fundamental for restructuring Argentina’s debt and stabilizing its economy. See “Item 3—Key Information—Risk Factors—Risks Relating to Argentina—Argentina’s ability to obtain financing from international markets is limited, which could affect its capacity to implement reforms and sustain economic growth” in the TEO 2024 20-F. The Argentine government is expected to pursue negotiations for a new program with additional financing to accelerate the removal of foreign exchange restrictions. Under Executive Order No. 179/2025 of March 10, 2025, the Argentine government authorized a new credit operation with the IMF, featuring a 10-year amortization schedule, to repay debts owed to the IMF itself and amounts due under notes issued to the BCRA. On April 11, 2025, the Argentine government announced it had reached an extended facilities agreement with the IMF for an amount of U.S.$20,000 million, of which U.S.$15,000 million constitute freely available disbursements in 2025. As reported by the Ministry of Economy and the BCRA in their announcement dated April 11, 2025, other international agencies are expected to provide additional disbursements for approximately U.S.$6.1 billion that will complement the disbursements to be made by the IMF during 2025. Overall, these agreements have the potential to contribute to an increase of U.S.$23.1 billion in the BCRA’s liquid reserves during 2025. Finally, the BCRA has agreed to an additional twelve-month extension of the activated tranche of the currency swap with the Central Bank of China (PBOC) (for approximately U.S.$5 billion).

The Argentine government has historically exercised significant influence over the economy, and Argentinean companies have operated in a highly regulated environment. The Argentine government may promulgate numerous, far-reaching regulations affecting the economy and companies. Moreover, the long-term impact of these measures and any future measures taken by the Argentine government on the Argentine economy, as a whole and in the telecommunication sector remains uncertain. It is possible that such reforms could be disruptive, adversely affect the Argentine economy and the telecommunications industry, and consequently, our business, results of operations and financial condition. We are also unable to predict the measures that the Argentine government may adopt in the future, and how they will impact on the Argentine economy and our results of operations and financial condition.

In the event of any economic, social or political crisis, companies operating in Argentina may face the risk of strikes, expropriation, nationalization, mandatory amendment of existing contracts, and changes in taxation policies including tax increases and retroactive tax claims. In addition, Argentine courts have sanctioned modifications on rules related to labor matters, requiring companies to assume greater responsibility for the assumption of costs and risks associated with sub-contracted labor and the calculation of salaries, severance payments and social security contributions. Since we operate in a context in which the governing law and applicable regulations change frequently, also as a result of changes in government administration, it is difficult to predict if and how our activities will be affected by such changes.

On the other hand, since assuming office on December 10, 2023, the Milei administration has announced a range of economic and policy reforms, which impact on the future economic and political environment is uncertain. No assurances can be made as to the policies that may be implemented by the Milei administration, or that political developments in Argentina, will not adversely affect the Argentine economy or our business, financial condition or results of operations. In addition, we cannot assure that future economic, regulatory, social and political developments in Argentina will not impair our business, financial condition or results of operations, or cause the market value of our shares to decline.

On December 21, 2023, the Milei administration issued Decree of Necessity and Urgency No. 70/2023, entitled “Bases para la Reconstrucción de la Economía Argentina” (Foundations for the reconstruction of the Argentine economy) establishing various initiatives for the deregulation of the economy and the reduction of the size of the public administration and public expenses. Such decree remains mostly in effect. The decree includes a series of legal, institutional, tax, and criminal reforms affecting various sectors of the economy. Additionally, the decree declares a public emergency in economic, financial, fiscal, social security, defense, tariff, energy, health and social matters until December 31, 2025, extendable for two additional years, and delegates numerous legislative powers to the PEN for the duration of the public emergency.

This decree is subject to legislative review pursuant to Section 99, paragraph 3, of the Argentine Constitution and Law No. 26,122, under which a decree remains in force unless rejected by both houses of the Argentine Congress. Article 23 of Law No. 26,122 requires each chamber to accept or reject the decree in its entirety—without amendments, additions or deletions—by an absolute majority of the members present. On March 14, 2024, the Argentine Senate rejected the decree and transmitted it to the lower chamber. The decree will become ineffective only if the lower chamber also rejects it by an absolute majority of the members present. As of December 2025, the decree remains in effect, as the lower house has not yet issued a decision. The review conducted by the Permanent Bicameral Commission —established under Law No. 26,122—does not limit Congress’ ordinary powers to repeal legislative measures issued by the PEN, as provided in Article 25 of such law.

A bill to amend Law No. 26,122 and reform the system of Congressional oversight of emergency, delegated and necessity-and-urgency decrees (decretos de necesidad y urgencia, or “DNUs”) has received preliminary approval in Congress. If enacted, DNUs would remain in force only upon express approval within specific deadlines by the Bicameral Commission and both chambers of Congress. As a result, the continued validity of DNU No. 70/2023 and any subsequent DNUs could be affected, potentially modifying the regulatory framework described herein.

The Milei administration also submitted to the Argentine Congress a significant number of reforms through the omnibus bill, entitled “Bases y Puntos de Partida para la Libertad de los Argentinos” (Foundations and Starting Points for the Freedom of the Argentine People or “Ley de Bases”). After months of negotiation, on June 28, 2024, the bill finally passed, and the Ley de Bases was approved. On the same date, Congress also approved the measures related to the regularization of tax, customs, and fiscal obligations, in order to achieve voluntary payment obligations by taxpayers. If they join the regime, they will receive different benefits depending on their membership and the type of debt they have.

The key points of the Ley Bases are the following:

•	Emergency: Ley de Bases declared a public emergency on administrative, economic and energy matters for a one-year period. Also, legislative powers were delegated to the PEN in the terms of Section 76 of the Argentine Constitution. The PEN must report monthly and in detail to the Argentine Congress about the exercise and the results of this delegation;

•	State Reform: Regarding the reorganization of the state, the law established the bases of legislative delegations, namely: i) to improve the functioning of the state; ii) to reduce the oversizing of the state structure; and iii) to ensure effective internal control in the national public administration. Also, regarding the privatization of public companies, the law determined that the companies “subject to total or partial privatization with concession” are: Energía Argentina S.A.; Intercargo S.A.U.; Agua y Saneamientos Argentinos S.A.; Belgrano Cargas y Logística S.A.; Railway Operating Society S.E. (“SOFSE”); and Corredores Viales S.A. Likewise, reforms and modifications were introduced to laws No. 19,549 (National Administrative Procedures), No. 25,164 (Regulation of National Public Employment), and No. 24,185 (Collective Labor Agreements);

•	Incentive Regime for Large Investments: The creation of the “Régimen de Incentivos para Grandes Inversiones” (Incentive Program for Large Investments), which establishes a legal and regulatory framework to promote investment in productive projects in Argentina in certain strategic sectors. This program provides incentives, legal certainty and protection of acquired rights for projects that meet the relevant requirements. The Ley de Bases provides that large investments under the Incentive Regime for Large Investments (“RIGI”) are of national interest and benefit Argentina, the Argentine Provinces, the City of Buenos Aires and the municipalities. RIGI’s objectives are to encourage “large investments”, promote economic development, strengthen competitiveness, increase exports and services, generate employment and provide stability to future investments. Throughout the sections, the deadlines, the subjects authorized to participate, the specific requirements of the RIGI, tax incentives and exchange incentives are regulated;

•	Concessions: The possibility of the Argentine government to grant public work concessions to private or public entities for the construction, conservation or exploitation of public works and for the provision of public services through the collection of rates, tolls or other remunerations;

•	Energy: Various modifications are included in laws No. 17,319 (Hydrocarbons), 24,076 (Natural Gas) and 26,741 (Fiscal Oil Fields). The National Gas and Electricity Regulatory Entity is created, replacing the Electricity Regulatory Entity (“ENRE”) and the Gas Regulatory Entity (“ENARGAS”). On the other hand, the PEN is empowered to adapt laws No.15,336 (Electrical Energy) and No. 24,065 (Electrical Regulatory Framework); and

•	Labor modernization: Various modifications were introduced in laws No. 24,013 (Employment), No. 20,744 (Employment Contract Law) and No. 26,727 (Agrarian Work). Likewise, Law No. 25,323 (which increased the amount of compensation in cases where the employment relationship was not registered or was poorly registered, but the claim was filed after the termination of the employment relationship) was repealed. Additionally, workers are now considered direct employees of the employer who registers the employment relationship, and it will no longer be possible to assimilate a direct relationship between a third-party employee and the contracting user company that leverages claims for salary differences.

In December 2023, the PEN issued Decree No. 28/2023, which established, in a general manner and without a time limit, that the equivalent value for (i) the export of services included in section c) of section 2 of article 10 of Law 22,415 (Customs Code) and its amendments and (ii) the export of merchandise included in the Common Nomenclature of MERCOSUR, including cases of pre-financing and/or post-financing of exports from abroad or an advance settlement, must be entered into the country in foreign currency and/or negotiated, 80% through the FX Market, while the exporter must, for the remaining 20%, carry out purchase and sale transactions with negotiable securities acquired with settlement in foreign currency and sold with settlement in local currency.

Through Decree No. 585/2024, Milei created the Ministry of Deregulation and State Transformation, appointing Federico Sturzenegger as its head. The new Ministry’s functions include, among others: deregulation and state reform, which entails formulating, developing, and implementing related national policy; simplification and downsizing of the State, with the goal of eliminating unnecessary, duplicative, and/or obsolete tasks and promoting private job creation, economic development, equalizing tax structures, and eliminating privileges; and increasing competitiveness, through the development of policies to increase competitiveness, elimination of bureaucratic burdens, facilitation of market functioning, and reduction of regulations and controls.

In line with these transformation policies, on October 21, 2024, the PEN announced the dissolution of the AFIP and its replacement through the creation of ARCA, which is under the purview of the Ministry of Economy. This measure was officially established through Decree No. 953/2024, which established that this new autonomous entity is AFIP’s legal successor and will maintain the responsibilities, powers, and functions assigned to the AFIP until the regulations regarding the powers, rights, and obligations, and the organic and functional structure of the new entity are published.

In addition, as of September 2, 2024, Decree No. 777/2024 reduced the PAIS tax (Impuesto Para una Argentina Inclusiva y Solidaria) from 17.5% to 7.5%, only for the acquisition of foreign currency for purposes of paying imports of goods and freight. In accordance with Law No. 27,541, the validity of the PAIS Tax ended on December 22, 2024.

In 2024, the lower house ratified two presidential vetoes that nullified significant laws passed by Congress. In September 2024, President Javier Milei’s veto of the law proposing an increase in retirement benefits was upheld, and in October 2024, the veto of the University Financing Law, which had been passed on September 13, 2024 by both chambers, was also upheld. In both cases, the decisions became final, leaving Congress with no possibility of insisting on the passing of the regulations for the remainder of the parliamentary year.

In the last quarter of 2024, the BCRA announced significant interest rate reductions. On November 1, 2024 a 5% interest rate cut was implemented, decreasing the interest rate from a 40% annual nominal interest rate to a 35% annual nominal interest rate, affecting the cost of financing for banks and local currency investments, such as fixed-term deposits. Subsequently, on December 6, 2024, the BCRA implemented a further reduction, bringing the monetary policy rate from 35% to 32% APR and the active repo rate from 40% to 36%. These decisions are believed to be based on greater liquidity, the decline observed in inflation expectations expressed both in the Market Expectations Survey (“REM”) and in the levels implied by the secondary bond market, and the strengthening of the fiscal anchor.

In early 2025, the government announced a second phase of structural reforms aimed at deepening the deregulation agenda, including further reductions in public spending, the closure or consolidation of government agencies, and the repeal of additional regulatory frameworks. While the details of this second phase are still being defined, the scope of these proposals suggests a continuation, and possible acceleration, of the deregulatory and fiscal consolidation policies introduced in 2023 and 2024.

During 2025, the BCRA intensified its monetary decompression strategy. On January 31, 2025, it reduced the monetary policy rate from 32% to 29% TNA (Tasa Nominal Annual), while it reduced the active repo rate from 36% to 33%. On July 11, 2025, the BCRA discontinued the use of Liquidity Bills (LEFI) as an absorption instrument and announced that the exchange rate would result from the liquidity management scheme rather than being a fixed rate set by the board of directors. This new framework generated high volatility in short-term rates, and as a result, interbank collateral rates fluctuated between 30% and 120% TNA. On September 24, 2025, the BCRA reduced its reference rate for simultaneous reverse repurchase agreements (overnight peso funding operations) to 25% TNA.

By means of Decree No. 269/2025, the PEN repealed Decree No. 28/2023, leaving the “Programa de Incremento Exportador” without effect, which allowed exporters to settle up to 20% of the countervalue of their transactions through spot transactions with settlement in financial markets.

The social, political and economic impact of the reforms and measures announced by the Argentine government to date, the consequences of Ley de Bases and other laws enacted, and the impact of future reforms and measures that may be proposed remains uncertain. The ambitious deregulation scheme purported to be enforced by means of Decree No. 70/2023 and the Ley de Bases could affect our business, results of operations and financial condition.

On May 22, 2025 the Argentine Government announced the program “Reparación Histórica del Ahorro de los Argentinos”, which is intended to encourage the use of dollars that Argentine citizens have saved and not channeled through the Argentine financial system. One of the main decisions announced by the PEN entailed the repeal of several informative regimes requiring reports on purchases with credit and debit cards and virtual wallets, the purchase and sale of used vehicles, real estate sales and the use of public services such as electricity, water, gas and telephony. After this announcement was made, on June 5, 2025, the PEN proposed to the Argentine Congress the enactment of the “Principio de Inocencia Fiscal” bill, with a view to allowing any individual seeking to bring U.S. dollars held outside the Argentine financial system into the formal economy.

On June 10, 2025, the Supreme Court upheld a six-year prison sentence for former President Cristina Fernández de Kirchner in the “Vialidad” case. Such prison sentence also entails the disqualification to hold public office and the forfeiture of assets in an amount equal to U.S.$84 million. This is a decision of high political and judicial impact, since it prevents the former President from participating in the next legislative election, in which she was expected to run for a seat. The political effects of this decision are still uncertain and could manifest themselves at different levels of the Argentine political system in the coming months.

On July 10, 2025, the Argentine Congress passed two bills relating to the retirement and pension system: one provides a 7.2% increase in pensions and the other extends the pension moratorium. However, on August 4, 2025, President Javier Milei vetoed both initiatives, considering that they undermined the fiscal balance pursued under his administration.

In response to high exchange rate and interest rate volatility, Secretary of Finance Pablo Quirno announced in September 2025 that the National Treasury would participate in the Argentine official foreign exchange market (Mercado Único y Libre de Cambios or “MULC” for its Spanish acronym) to contribute to its liquidity and proper functioning. Although this intervention is intended to be temporary, this measure represents a departure from the exchange rate band scheme that forms part of the program agreed upon with the IMF and may impede compliance with the reserve accumulation target established under the IMF agreement, as it involves the use of international reserves for MULC operations.

On September 4, 2025, the Argentine Senate approved a bill seeking to establish additional limits on the use of DNUs by the PEN. The proposed legislation would require that each DNU be limited to a single matter and that its validity be subject to ratification by an absolute majority of both chambers within 90 calendar days; if such ratification is not obtained, the decrees would be rendered ineffective.

The bill was subsequently debated in the lower house. However, a key article establishing the deadlines and requirements for ratification failed to achieve sufficient consensus during the specific debate, preventing the initiative from becoming law and requiring its return to the Argentine Senate. Although the specific impact of these legislative processes remains uncertain, no assurance can be given that they will not affect the overall operating context of the market.

On October 26, 2025, national mid-term legislative elections were held in Argentina to renew 127 of the 257 seats in the lower house of the Argentine Congress and 24 of the 72 seats in the Argentine Senate. President Javier Milei’s party, La Libertad Avanza, obtained approximately 40.7% of the national vote for the lower house and approximately 42.0% for the Argentine Senate. Following the election, Argentine financial markets reacted positively, with the peso appreciating against the U.S. dollar, Argentine sovereign bonds rising, and equity indices recording significant gains. However, there can be no assurance that these conditions will be sustained over time. Political or social opposition to the government's reform measures, adverse external developments, or delays in the implementation of structural policies could reverse these trends and generate volatility in Argentine financial markets, adversely affecting access to international financing, the value of the Argentine peso, and the overall stability of the Argentine economy. In addition, the outcome of these elections may lead to changes in government policies that could impact our business. We cannot assure you whether such changes will occur or, if they occur, estimate their timing or potential effects on our operations and financial condition.

Moreover, international markets remain cautious with regards to Argentina’s debt sustainability and, as a result, country risk indicators remain high. In the months leading up to the 2025 legislative elections, country risk increased amid heightened political uncertainty but declined following the 2025 legislative election results and the announcement of the currency stabilization agreement between the BCRA and the U.S. Department of the Treasury.

U.S. banks have suspended the U.S.$20 billion bailout plan for Argentina that the Trump administration had announced in late October 2025. Instead, a short-term repurchase line of around U.S.$5 billion is being proposed that would allow Argentina to exchange an investment portfolio for U.S. dollars from banks and cover the payment of U.S.$4 billion in debt at the beginning of 2026.

We cannot assure you that future economic, regulatory, social and political developments in Argentina will not adversely affect our business, financial condition or results of operations, or cause a decrease in the market value of our securities.

Inflation is high and could accelerate further, causing adverse effects on the economy and negatively impacting Telecom’s margins and/or ratios.

Argentina has a hyperinflationary economy, and there is no assurance that inflation rates will not rise further in the future. Furthermore, the INDEC has experienced periods of political intervention that raised serious concerns about the reliability of its published data. As a result, at the end of February 2024, a London Court of Arbitration ordered Argentina to provide U.S.$337 million in bonds to proceed with a lawsuit regarding the calculation method used for a series of debt bonds known as “GDP coupons.” The claim, initiated by a number of investment funds, alleges that the former administration led by Cristina Kirchner, with Axel Kicillof as Minister of Economy, changed the base year for calculating economic growth in 2013 to avoid triggering a GDP coupon payment. This coupon, established in Argentina’s 2005 debt restructuring, was designed to incentivize creditors to participate in a swap by promising additional payments for each year in which Argentina’s GDP grew by more than 3%.

On October 15, 2024, the Supreme Court of the United Kingdom dismissed Argentina’s appeal against the first-instance ruling. The Court of Appeals in London had previously denied Argentina leave to appeal. As a result, Argentina has no further legal recourse and must pay €1,330 million (U.S.$1,443 million), plus applicable interest, in damages and indemnities related to the “GDP-coupons” case in the United Kingdom. Future political intervention in the INDEC could jeopardize the agency’s autonomy and therefore affect the reliability of its published statistics.

In addition, during the last few years, various factors in the international economic and financial context, such as the military conflicts between Russia and Ukraine and between Israel and Hamas, and the turbulence in international financial markets caused by rising inflation, particularly in the United States and Europe, had a negative impact on emerging economies such as Argentina. See “Item 3—Key Information—Risk Factors—Argentina’s economy contracted during 2023 and 2024. Continued deterioration of domestic and international economic conditions may result in further economic contraction in Argentina, which could adversely affect our operations” in the TEO 2024 20-F.

The CPI published by INDEC during 2024 recorded the following monthly values: 20.6% in January, 13.2% in February, 11.0% in March, 8.8% in April%, 4.2% in May, 4.6% in June, 4.0% in July, 4.2% in August, 3.5% in September, 2.7% in October, 2.4% in November and 2.7% in December, reaching an interannual level of 117.8%. The variation of the national CPI was 117.8% in 2024. On the other hand, in 2023, the national CPI variation was 211.4% and in 2022 it was 94.8%. Such 2024 values were a consequence of economic policies implemented by the Argentine government, which included fiscal and monetary adjustments aimed at controlling rising prices. However, cumulative inflation in 2024 remained high, thereby affecting consumers’ purchasing power and companies’ financial planning. Sectors such as food and beverage, education, and transportation registered significant inflation increases throughout the year, impacting the cost of living for the Argentine population.

Based on the CPI published by the INDEX, monthly inflation in January, February, March, April, May, June, July, August, September, October, November and December 2025 was 2.2%, 2.4%, 3.7%, 2.8%, 1.5% 1.6%, 1.9%, 1.9%, 2.1%, 2.3%, 2.5% and 2.8%, respectively. The accumulated inflation during 2025 registered a variation of 31.5%. From an interannual standpoint, the increase in inflation reached 31.4%. These amounts reflect a combination of macroeconomic and structural factors such as fiscal adjustment, the liberalization of regulated prices, the elimination of subsidies, persistent inflationary expectations driving upward price revisions, the depreciation of the peso, and strong demand for foreign currency.

The Organization for Economic Cooperation and Development (“OECD”) indicated that inflation in 2025 will decelerate to an annual rate of 30%, in line with the average price increase expected by the 2025 “Budget Project.” Likewise, the OECD improved its medium-term outlook, estimating economic growth of 3.6% in 2025 and 3.8% in 2026.

Efforts made by the Argentine government to contain and reduce inflation are expected to, as of the date of this prospectus supplement, achieve the desired results, as inflation is currently declining. If the value of the Argentine Peso cannot be stabilized through fiscal and monetary policies, an increase in inflation rates could be expected. For additional information, see Note 1.e) to our Recast Annual Financial Statements.

A high inflation rate, or a hyperinflationary process, would affect Argentina’s external competitiveness by diluting the effects of the depreciation of the Argentine Peso, negatively impacting employment and the level of economic activity, and undermining confidence in the Argentine banking system, which may further limit the availability of domestic and international credit for companies. At the same time, a portion of Argentina’s debt continues to be adjusted by the CER, a monetary index, which is strongly correlated with inflation. Therefore, any significant increase in inflation would drive an increase in Argentina’s external debt and, consequently, in Argentina’s financial obligations, which could exacerbate strains on the Argentine economy. A continued inflationary environment could undermine our operating results.

Because the majority of our revenues are denominated in Argentine Pesos, any further increase in the inflation rate not accompanied by a parallel increase in our prices would decrease our revenues in real terms and adversely affect our results of operations. Further, higher inflation rates generally lead to a reduction in the purchasing power, thus increasing the likelihood of a lower level of demand for our fixed and mobile telecommunications, cable television and internet services in Argentina.

Argentina’s economy contracted during 2023 and 2024. Continued deterioration of domestic and international economic conditions may result in further economic contraction in Argentina, which could adversely affect our operations.

The Argentine economy has faced significant volatility in recent decades. This has been characterized by periods of fluctuating growth, depreciation of the Argentine Peso and low or negative GDP growth. After a period of recovery following the sharp economic downturn in 2020, Argentina’s economy contracted again in 2023 and 2024. During 2024, the first year of Javier Milei’s term, the Argentine economy registered a contraction of 1.8%, a smaller drop than the 2.8% projected by the IMF. However, there are signs of recovery, as in December 2024, the economy grew 5.5% compared to the same month of the previous year and grew 0.5% compared to November 2024.

Projections prepared by the World Bank for Argentina indicate that GDP will recover by 5% in 2025 and 4.7% in 2026. Despite this estimated recovery, Argentina’s economy remains unstable notwithstanding the efforts by the Argentine government to address inflation and the constraints on the country’s foreign exchange reserves and related pressure on the value of the Argentine Peso. Substantially all of our operations, properties and customers are in Argentina, and, as a result, our business is, to a large extent, dependent upon economic and legal conditions prevailing in Argentina.

If economic conditions in Argentina were to further deteriorate, they could have an adverse effect on our results of operations, financial condition, and cash flows.

Global financial instability, pandemics, the armed conflicts between Russia and Ukraine and generally in the Middle East (such as the conflict between Israel and Hamas), the current political developments in Venezuela, or global economic conditions, any future increases in the interest rate of the United States and other developed countries, changes in economic or political conditions in Latin America and any other global economic events may impact the Argentine economy and prevent it from growing, aggravating the current recession with consequences in trade and fiscal balances and in the unemployment rate.

Argentina’s economy may be negatively affected in the future by several domestic factors such as an appreciation of the real exchange rate which could affect its competitiveness, further worsening trade balance, which, combined with capital outflows could reduce the levels of consumption and investment resulting in greater exchange rate pressure. Additionally, abrupt changes in monetary and fiscal policies or foreign exchange framework could rapidly affect local economic output, while lack of appropriate levels of investment in certain economic sectors could reduce long-term growth. Access to the international financial markets could be limited. Consequently, an increase in public spending not correlated with an increase in public revenues could affect Argentina’s fiscal results and generate uncertainties that might affect the economy’s growth level.

In addition, while the vast majority of economies recovered from the impact of the COVID-19 pandemic during the last years, if such slowdowns or recessions were to recur, this may impact the demand for products coming from Argentina and hence affect its economy.

Additionally, the United States Federal Reserve (“FED”) lowered interest rates in September, November and December 2024, which were the first reductions in four years. Some members of the Federal Open Market Committee indicated that these reductions are in line with a gradual approach to normalizing monetary policy in the U.S., as it allows for an evaluation of the policy’s restrictive impact as the U.S. economy progresses. However, the potential impact of these and other FED interest rate adjustments on the Argentine economy and our operations remains uncertain.

The Russia-Ukraine sanctions could adversely affect the global economy and financial markets and thus could affect our business, financial condition, or results of operations. The extent and duration of the military conflict, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this prospectus supplement and may result in compliance and operational challenges for the Company. We maintain telecommunications agreements with certain third-party international carriers that may deliver traffic between the Company’s networks, Russia and Ukraine, potentially including certain sanctioned territories within Ukraine. Although U.S. sanctions authorize the receipt or transmission of telecommunications with such sanctioned territories, to the extent that any activities involving those international carriers are outside the scope of such authorization, or sanctions relating to Russia and Ukraine are expanded, such activity may potentially result in regulatory or enforcement actions against the Company.

Additionally, there is uncertainty as to how the trade relationship between the Mercosur member States will unfold, particularly between Argentina and Brazil. We cannot predict the effect on the Argentine economy and our operations if trade disputes arise between Argentina and Brazil, or in case either country decides to exit the Mercosur.

In addition, the global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States, Europe and China. Some of these monetary measures negatively impacted financial markets during 2022 and 2023.

Since October 2023, an armed conflict between Israel and Hamas-led Palestinian militant groups has taken place primarily in and around the Gaza Strip, with clashes spilling over into the West Bank, the Israel-Lebanon border and Iran (which has engaged in direct conflict with Israel). This conflict escalated when Israel attacked nuclear and military sites in Iran, who in turn retaliated with aerial attacks against Israel, and later as a result of the United States’ attack to three Iranian nuclear sites on June 21, 2025. In October 2025, Israel and Hamas reached a renewed ceasefire agreement as part of a larger international peace plan. The conflict between Israel, Hamas, and Iran has since shifted toward a fragile ceasefire, although there have been claims of breaches. Further, the United Nations has reinstated sanctions on Iran over its nuclear program, and the United States has intensified a pressure campaign including sanctions targeting entities linked to the financing of Hamas and Hezbollah. The durability and long-term effectiveness of the ceasefire and peace plan remain uncertain, and there can be no assurance that hostilities will not resume or that tensions will not further escalate. If the ongoing conflict in the Middle East results in sanctions, it could result in regulatory or enforcement actions against the Company.

Overall, there have been concerns over unrest and terrorist threats in the Middle East, Europe, and Africa, as well as conflicts involving Iran, Ukraine, Russia, Syria, North Korea and Venezuela. There have also been concerns about the relationship between China and other Asian countries, which could lead to or exacerbate potential conflicts related to territorial disputes, and the possibility of an economic conflict between the United States and China, which began in 2018. Although the length and impact of the ongoing conflict is unpredictable, such conflict has created and could lead to further market disruptions.

On January 3, 2026, the United States launched a series of strikes against Venezuela and captured and removed former President Maduro and his wife, Cilia Flores, from the country. Following the U.S. strikes, Venezuela announced a state of national emergency, and the Vice President, Delcy Rodriguez, has been elevated to the Presidency of Venezuela. Further escalation of the situation in Venezuela could lead to significant market and other disruptions, which could have a material adverse effect on the region and on our business, financial position, results of operations and cash flows.

The United States and Argentina’s trade relationship under the Trump Administration is expected to have a dual effect: it could promote Argentine soybean exports, but any potential protectionism could affect certain economic sectors. At the same time, Argentina’s new policy framework is expected to encourage the flow of new funds to the country, with the possibility of exchange controls being lifted and large debt maturities being addressed. In addition, there may be promotion of a more flexible stance from the IMF, where the United States plays a key role. On November 13, 2025, the United States and Argentina announced their intention to enter into a bilateral framework agreement to deepen bilateral trade and investment cooperation. The agreement in principal encompasses tariffs, elimination of non-tariff barriers, regulatory harmonization, and conformity assessment procedures, as well as commitments on intellectual property, access to agricultural markets, labor and environmental standards, coordination on economic security issues and promotion of trade opportunities, transparency in state-owned enterprises’ operations, subsidy policies, and guidelines for digital trade.

If international and domestic conditions for Argentina were to worsen due to the aforementioned factors, the Argentine economy could be negatively affected as a result of lower international demand and lower prices for its products and services, higher international interest rates, lower capital inflows and higher risk aversion, which may also adversely affect our business, results of operations, financial condition and cash flows.

Changes in U.S. trade and other policies under the new U.S. administration may adversely impact our business, financial condition, and results of operations.

The U.S. government has indicated its intent to alter its approach to international trade policy and in some cases to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements and treaties with foreign countries and has made proposals and taken actions related thereto. In addition, the U.S. government has recently imposed tariffs on certain foreign goods ranging from 10% to 50% and has indicated a willingness to impose tariffs on imports of other products. Some foreign governments have instituted retaliatory tariffs on certain U.S. goods and have indicated a willingness to impose additional tariffs on U.S. products. The imposition of these tariffs and other recent trade policies by the U.S. government have already caused substantial volatility in the international markets and could result in more volatility in the future. In particular, these tariffs could disrupt global trade flows and impact the cost and availability of telecom equipment and technology, and increase operational costs for companies reliant on international supply chains.

Further, the U.S. government recently issued proclamations re-imposing and expanding 50% tariffs on imported steel and aluminum products under Section 232 of the Trade Expansion Act of 1962. These tariffs apply to all countries that previously received exemptions, increase aluminum tariffs from 10% to 25%, and expand the scope of existing steel and aluminum tariffs to include derivative products. The new tariffs took effect on March 12, 2025 and could increase the cost of critical telecommunications infrastructure and equipment, particularly for companies like us that rely on imports for network expansion and maintenance. Additionally, heightened scrutiny on tariff classifications and increased enforcement measures by U.S. authorities could lead to further supply chain disruptions and additional costs. Given our reliance on imported telecommunications equipment, changes in U.S. trade policies that cause disruption in the international market may materially adversely impact our costs and ability to import such equipment. For example, if our access to key suppliers or technology is restricted, or if our customers face economic constraints due to increased costs of goods and services resulting from international tariffs, trade restrictions, or changes in U.S. or foreign government regulations, our financial condition and results of operations could be materially and adversely affected.

Risks Relating to our Common Stock

Trading of our class B shares in the Argentine securities markets is limited and could experience further illiquidity and price volatility.

Argentine securities markets are substantially smaller, less liquid and more volatile than major securities markets in the U.S. In addition, Argentine securities markets may be materially affected by developments in other emerging markets, particularly other countries in Latin America.  Our class B shares underlying ADSs are less actively traded than securities in more developed countries and, consequently, an ADS holder may have a limited ability to sell the class B shares underlying ADSs (upon withdrawal from the ADSs facility) in the amount and at the price and time that it may desire.  This limited trading market may also increase the price volatility of our class B shares underlying the ADSs.

Holders of ADSs may be adversely affected by currency devaluations and foreign exchange fluctuations.

If the peso exchange rate falls relative to the U.S. dollar, the value of the ADSs and any distributions made thereon from the depositary, could be adversely affected.  Cash distributions made in respect of the ADSs may be received by the depositary (represented by the custodian bank in Argentina) in pesos, which will be converted into U.S. dollars and distributed by the depositary to the holders of the ADRs evidencing those ADSs if in the judgment of the depositary such amounts may be converted on a reasonable basis into U.S. dollars and transferred to the United States on a reasonable basis, subject to such distribution being impermissible or impracticable with respect to certain ADR holders.  In addition, the depositary will incur foreign currency conversion costs (to be borne by the holders of the ADRs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to the ADSs.

The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell the class B shares underlying the ADSs on ByMA at the price and time you desire.

Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature.  The Argentine securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States, and is not as highly regulated or supervised as some of these other markets.  There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States.  The ten largest companies in terms of market capitalization represented approximately 64% of the aggregate market capitalization of ByMA as of December 31, 2024.  Accordingly, although you are entitled to withdraw the class B shares underlying the ADSs from the depositary at any time, your ability to sell such shares on ByMA at a price and time at which you wish to do so may be substantially limited.

We are traded on more than one market and this may result in price variations; in addition, investors may not be able to easily move shares for trading between such markets.

Trading in the class B shares underlying ADSs or ADSs in the United States and Argentina, respectively, will take place in different currencies (U.S. dollars on the NYSE and pesos on ByMA), and at different times (resulting from different trading platforms, different time zones, different trading days and different public holidays in the United States and Argentina).  The trading prices of the class B shares underlying ADSs on these two markets may differ due to these and other factors.  Any decrease in the price of the class B shares underlying ADSs on ByMA could cause a decrease in the trading price of the ADSs on the NYSE. Investors could seek to sell or buy the class B shares underlying ADSs to take advantage of any price differences between the markets through a practice referred to as “arbitrage.” Any arbitrage activity could create unexpected volatility in both our share prices on one exchange, and the ADSs available for trading on the other exchange.  In addition, holders of ADSs will not be immediately able to surrender their ADSs and withdraw the underlying class B shares for trading on the other market without effecting necessary procedures with the depositary.  This could result in time delays and additional cost for holders of ADSs.

As a foreign private issuer, we will not be subject to U.S. proxy rules and will be exempt from filing certain reports under the Securities Exchange Act of 1934.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act of 1934 (the “Exchange Act”) related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act, and we are generally exempt from filing quarterly reports with the SEC under the Exchange Act.

In addition, we would lose our foreign private issuer status if a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status.  Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory.  The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher.  If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.  We would have to present our financial statements under U.S. GAAP and may also be required to modify certain of our policies to comply with corporate governance practices applicable to U.S. domestic issuers.  Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

If we do not file or maintain a registration statement and no exemption from the Securities Act of 1933 (“Securities Act”) registration is available, U.S. holders of ADSs may be unable to exercise preemptive rights granted to our holders of class B shares underlying ADSs.

Under Argentine Corporations Law No. 19.550, if we issue new shares as part of a capital increase, our shareholders may have the right to subscribe to a proportional number of shares of the same class to maintain their existing ownership percentage (see Section 194 of Argentine Corporations Law).  Rights to subscribe for shares in these circumstances are known as preemptive rights.  In addition, shareholders are entitled to the right to subscribe for the unsubscribed shares remaining at the end of a preemptive rights offering on a pro rata basis, known as accretion rights.  According to our By-laws, in the case of an issuance of any among our three classes of common stock (class A ordinary shares, class B shares and class C ordinary shares), accretion rights shall be limited to the shares of the same class for which there has been no subscription.  If, once accretion rights have been exercised, there remains class B shares or class C ordinary shares for which to subscribe, the same shares may be subscribed for by shareholders of any of our three classes of common stock, with no distinction, in proportion to the shares of common stock for which such shareholder has subscribed on such occasion.  Upon the occurrence of any future increase in our class B shares, U.S. persons (as defined in Regulation S under the Securities Act) holding our class B shares underlying ADSs or ADSs may be unable to exercise preemptive and accretion rights granted to our holders of class B shares underlying ADSs in connection with any future issuance of our class B shares underlying ADSs unless a registration statement under the Securities Act is effective with respect to both the preemptive rights and the new class B shares underlying ADSs, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file or maintain a registration statement relating to any preemptive rights offerings with respect to our class B shares underlying ADSs, and we cannot assure you that we will file or maintain any such registration statement or that an exemption from registration will be available. Unless those class B shares underlying ADSs or ADSs are registered or an exemption from registration applies, a U.S. holder of our class B shares underlying ADSs or ADSs may receive only the net proceeds from those preemptive rights and accretion rights if those rights can be assigned by the ADS depositary; if the rights cannot be sold, they will be allowed to lapse. Furthermore, the equity interest of holders of shares or ADSs located in the U.S. may be diluted proportionately upon future capital increases.

Our status as a foreign private issuer allows us to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.

We are a “foreign private issuer” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a foreign private issuer may elect to comply with the practices of its home country and not comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the exchange. We currently follow certain Argentine practices concerning corporate governance and intend to continue to do so.  For example, according to Argentine securities law, our audit committee, unlike the audit committee of a U.S. issuer, will only have an “advisory” and/or “supervisory” role, such as assisting our board of directors with the evaluation the performance and independence of the external auditors and exercising the function of our internal control.  Accordingly, holders of our ADSs will not have the same protections afforded to shareholders of U.S. companies that are subject to all of the NYSE corporate governance requirements.

We are organized under the laws of Argentina and holders of the ADSs may find it difficult to enforce civil liabilities against us, our directors, officers and certain experts.

We are organized under the laws of Argentina. A significant portion of our and our subsidiaries’ assets are located outside the U.S. Furthermore, almost all of our directors and officers and some advisors named in this prospectus reside in Argentina. Investors may not be able to effect service of process within the U.S. upon such persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the U.S., including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in an Argentine court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

Prior to any enforcement in Argentina, a judgment issued by a U.S. court will be subject to the requirements of Sections 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code if enforcement is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires. Those requirements are: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action; (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action; (3) the judgment must be valid in the jurisdiction where rendered, and its authenticity must be established in accordance with the requirements of Argentine law; (4) the judgment does not violate the principles of public policy of Argentine law; and (5) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish, including, without limitation, the foreign judgment and other documents related thereto, requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language. See “Enforceability of Civil Liabilities.”

Under Argentine law, shareholder rights may be fewer or less well defined than in other jurisdictions.

Our corporate affairs are governed by our bylaws (Estatutos Sociales) and by the Argentine Corporate Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States (such as the States of Delaware or New York), or in other jurisdictions outside Argentina. Thus, rights or the rights of holders of ADSs under the Argentine Corporate Law to protect your or their interests relative to actions by our board of directors may be fewer and less well defined than under the laws of those other jurisdictions. Although insider trading and price manipulation are illegal under Argentine law, the Argentine securities markets are not as highly regulated or supervised as the U.S. securities markets or markets in some other jurisdictions. In addition, rules and policies against self-dealing and regarding the preservation of shareholder interests may be less well defined and enforced in Argentina that in the United States or other jurisdictions outside Argentina, putting holders ADSs at a potential disadvantage.

Non-Argentine companies that own class B shares directly and not through ADSs may not be able to exercise their rights as shareholders unless they are registered in Argentina

Under Argentine law, foreign companies that own shares in an Argentine corporation are required to register with the Inspección General de Justicia (Public Registry of Commerce of the City of Buenos Aires or “IGJ”), in order to exercise certain shareholder rights, including voting rights. If you own Class B Shares directly (rather than in the form of ADSs) and you are a non-Argentine company and you fail to register with the IGJ, your ability to exercise your rights as a holder of our Class B Shares may be limited.

Your voting rights with respect to the ADSs are limited by the terms of the deposit agreement

Holders may exercise voting rights with respect to the class B common shares in the form of ADSs represented by ADRs only in accordance with the provisions of the Deposit Agreement. There are no provisions under Argentine law or under our bylaws that limit ADS holders’ ability to exercise their voting rights through the Depositary with respect to the underlying class B common shares. However, there are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with such holders. For example, Capital Markets Law No. 26,831 requires us to notify our shareholders by publications in certain official gazette at least 20 and no more than 45 days in advance of any shareholders’ meeting.

ADS holders will not receive any notice of a shareholders’ meeting directly from us. In accordance with the Deposit Agreement, we will provide the notice to the Depositary, which will in turn, as soon as practicable thereafter, provide to each ADS holder:

•	the notice of such meeting;

•	voting instruction forms; and

•	a statement as to the manner in which instructions may be given by holders.

To exercise their voting rights, ADS holders must then provide instructions to the Depositary how to vote the shares in the form of ADSs represented by ADRs. Because of this additional procedural step involving the Depositary, the process for exercising voting rights will take longer for ADS holders than for holders of class B common shares. ADSs for which the Depositary does not receive timely voting instructions may be voted at any meeting by a person designated by the Company.

Future sales of substantial amounts of our class B shares and ADSs may depress the price of our class B shares and ADSs.

Future sales of substantial amounts of our class B shares and ADSs, or the perception that such future sales may occur, may depress the price of our class B shares and ADSs.  Any such sale may lead to a decline in the price of our class B shares and ADSs.  We cannot assure you that the price of our class B shares and ADSs would recover from any such decline in value.

SELLING SHAREHOLDER

This prospectus supplement relates to the resale by the selling shareholder of 20,252,745 class B shares of our common stock in the form of American Depositary Shares (ADS).

The following table sets forth information concerning the class B shares of our common stock offered by the selling shareholder. The number of shares beneficially owned by the selling shareholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power. Percentage ownership is based on 628,058,019 class B shares of our common stock outstanding as of September 30, 2025. For purposes of this table, we have assumed that the selling shareholder will have sold all of the shares of class B shares of our common stock offered by this prospectus supplement upon the completion of the offering. The selling shareholder listed has sole voting and investment power with respect to the shares beneficially owned by it unless noted otherwise.

The information in the following table has been provided to us by or on behalf of the selling shareholder and the selling shareholder may have sold, transferred, or otherwise disposed of all or a portion of the shares of class B shares of our common stock after the date on which they provided us with information regarding their securities. See the section titled “Underwriting.”

	Class B Shares of our Common Stock Beneficially Owned Before this Offering		Class B Shares of our Common Stock Beneficially Owned Upon Completion of this Offering(2)
Selling Shareholder	Number	Percentage	Number	Percentage
Fintech Telecom LLC (1)	216,739,115	34.51%	196,486,370	31.28%

(1)	Composed of class B shares in the form of ADSs.
(2)	Assumes the sale of all shares being offered pursuant to this prospectus supplement, including all amendments and supplements thereto, and excluding any additional ADSs the underwriters have the option to buy from the selling shareholder to cover sales of ADSs by the underwriters which exceed the number of ADSs offer pursuant to this prospectus supplement.

Capitalization

The table below sets forth (a) our total cash and cash equivalents and current investments; and (b) our capitalization as of September 30, 2025 (i) on an actual basis and (ii) as adjusted to give effect to (1) the incurrence of a bank loan and (2) a dividend distribution as described, and (iii) give the effect to the consummation of the issuance 2036 Notes below.

This information should be read in conjunction with the Q3 2025 Unaudited Financial Statements incorporated by reference in this prospectus supplement and with “Presentation of Financial and Other Information” in this prospectus supplement.

	As of September 30, 2025
	Actual	As Adjusted(1)	Actual (2)	As Adjusted (2)
	(in millions of pesos)		(in millions of dollars)
Cash and cash equivalents	397,893	680,385	288	493
Current Investments	289,527	104,987	210	76
Total cash and cash equivalents and current investments	687,420	785,372	498	569
Borrowings
Current Borrowings	1,433,449	1,175,528	1,039	852
Bank overdrafts – principal	255,896	255,896	185	185
Notes – principal	526,104	301,513	381	218
Bank and other financial entities loans – principal	186,761	153,431	135	111
Loans for purchase of equipment	11,917	11,917	9	9
Interest and related expenses	452,771	452,771	328	328
Non-Current Borrowings	3,687,475	4,240,037	2,672	3,072
Notes – Principal	2,060,921	2,878,869	1,493	2,086
Bank and other financial entities loans – principal	537,764	272,378	390	197
Loans for purchase of equipment	15,917	15,917	12	12
Interest and related expenses	1,072,873	1,072,873	777	777
Total Borrowings	5,120,924	5,415,565	3,711	3,924
Equity
Equity attributable to controlling company	6,436,731	6,216,249	4,664	4,505
Outstanding shares –Capital nominal value	2,154	2,154	2	2
Inflation adjustment	2,281,597	2,281,597	1,653	1,653
Contributed surplus	3,038,373	3,038,373	2,202	2,202
Legal reserve	195,570	195,570	142	142
Special reserve for IFRS implementation	49,683	49,683	36	36
Facultative reserve (4)	1,418,726	1,198,244	1,028	868
Other comprehensive loss	(260,216)	(260,216)	(189)	(189)
Retained earnings	(289,156)	(289,156)	(210)	(210)
Equity attributable to non-controlling interest	101,594	101,594	74	74
Total Equity	6,538,325	6,317,843	4,738	4,578
Total Capitalization (3)	11,659,249	11,733,408	8,449	8,502

(1)	As adjusted to give effect to (i) the consummation of the second disbursement of the loan agreement with BoC for CNH 500 million, equivalent to Ps.102,508 million see “Recent Developments—Recent Debt Transactions”, and (ii) the dividend distribution for Ps.220,482 million, which were distributed as follows: (1) Ps.12,149 million in cash, (2) Ps.184,540 million with global bonds issued by the Republic of Argentina, payable in U.S. Dollars and maturing on July 9, 2030. All such transactions are reflected as if they occurred on September 30, 2025; and (iii) to give effect to the offering of the 2036 Notes and the receipt of net proceeds in an amount of U.S.$593 million (equivalent to Ps.817,948 million), and (x) the allocation of U.S.$182 million (equivalent to Ps.251,224 million) of the proceeds to the prepayment of the Existing Loans in full, (y) the allocation of U.S.$163 million (equivalent to Ps.224,591 million) of the proceeds to the redemption of our 2026 Notes, (z) the allocation of Ps.150,000 million of the proceeds to the prepayment in full of our BBVA Loan, and our Banco Macro Loan.

(2)	Amounts in Pesos have been converted into U.S. dollars at the exchange rate of P$1,380 = U.S.$1.00, which was the exchange rate for the United States Dollar quoted by Banco de la Nación Argentina for currency transfers on September 30, 2025.

(3)	The sum of Total Equity and Total Borrowings.

(4)	The dividend distribution in an amount of Ps.220,482 million, which were distributed as follows: (1) Ps.12,149 million in cash, (2) Ps.184,540 million in bonds issued by the Republic of Argentina payable in U.S. Dollars and maturing on July 9, 2030, (3) Ps.16,218 million were reimbursed to shareholders for amounts paid by the Company in connection with the Personal Assets Tax for fiscal year 2024 and (4) Ps.7,575 million were withheld as tax withholding under Income Tax Law No. 27,430, see “Recent Developments— Release of Voluntary Reserve and Dividend Distribution.”

Use of Proceeds

We will not receive any proceeds from the sale of the class B shares of our common stock to be sold by the selling shareholder. Such proceeds will be received by the selling shareholder. The selling shareholder will pay any selling commissions and stock transfer taxes or any other expenses incurred by the selling shareholder in connection with the sale of the class B shares of our common stock. We will bear the fees and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including, without limitation, all registration, filing and printing fees and expenses, and fees and expenses of our counsel and our independent registered public accounting firm.

Taxation

The following summary of certain Argentine federal and U.S. federal income tax considerations contains a description of the principal Argentine federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Argentina, or U.S. federal taxes other than income taxes. This summary is based on the tax laws of Argentina and the United States as in effect on the date of this prospectus supplement, as well as on rules and regulations of Argentina and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of securities should consult their own tax advisors as to the Argentina, United States or other tax consequences of the purchase, ownership and disposition of the securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Material Argentine Tax Considerations

Taxation of Dividends

Pursuant to Argentine Income Tax Law (O.T. 2019), as amended by Law No. 27,430, Law No. 2541, Law No. 27,630 dividends and other profits paid in cash or in non-cash assets—except for stock dividends—by companies and other entities incorporated in Argentina referred to in the Argentine Income Tax Law Sections 73 (a)(1), (2), (3), (6), (7) and (8), and Section 73(b) (“Argentine Corporate Taxpayers”) out of retained earnings accumulated in fiscal years starting on or after January 1, 2018, would be subject to withholding tax at a 7% rate , provided that they are distributed to Argentine resident individuals and foreign shareholders.

No dividend withholding tax applies if dividends are distributed to the aforementioned Argentine corporate entities.

Income Tax - Capital gains

Except when a specific exemption applies, the gains derived from the transfer of shares and other equity interests, bonds and other securities of Argentine companies are subject to Argentine capital gains tax, regardless of the type of beneficiary who realizes the gains.

a. Argentine Corporate’s Capital Gains Tax

Capital gains obtained by Argentine corporate taxpayers derived from the sale, exchange or other disposition of shares are subject to income tax at the corporate rate on net income (25% to 35%, depending on the accumulated net income obtained during the given year).

b. Individual Resident’s Capital Gains Tax

Capital gains realized by individuals residing in Argentina from the sale, transfer or disposal of shares, securities representing shares, certificates of deposit of shares and other equity securities is subject to income tax at a 15% rate on the net gain, unless: (i) the shares are placed through a public offering authorized by the CNV, (ii) the shares are traded in stock markets authorized by the CNV, under segments that ensure priority of price-time and interference of offers, or (iii) the sale, exchange or other disposition of shares is made through an initial public offering and/or exchange of shares authorized by the CNV, in which case an exemption applies

Pursuant to Income Tax Regulatory Decree (O.T 2019), the conversion process by which Argentine resident individuals change ADRs for excepted shares, will be considered a levied transaction at its value market price.

c. Nonresident’s Capital Gains Tax

Non-Argentine residents are also subject to a 15% capital gains tax on the disposal of shares or securities. Such income tax rate would be calculated, at the option of the taxpayer, on the actual net gain (which net gain shall be the amount resulting from deducting from the gross income, the amount of any expenses incurred in Argentina to obtain, maintain and preserve the investment) or on a presumed net gain equal to 90% of the proceeds of the applicable disposal, which results in an effective income tax rate of 13.5% on the capital gain. However, non-Argentine residents are exempt from the capital gains tax on gains realized from the sale of (a) Argentine shares in the following cases: (i) when the shares are placed through a public offering authorized by the CNV, (ii) when the shares were traded in stock markets authorized by the CNV, under segments that ensure priority of price-time and interference of offers, or (iii) when the sale, exchange or other disposition of shares is made through an initial public offering and/or exchange of shares authorized by the CNV; and (b) depositary shares or depositary receipts issued abroad (such as ADSs), when the underlying securities are shares (i) issued by Argentine companies, and (ii) with authorization of the CNV for public offering. The exemptions mentioned in above only apply to the foreign beneficiaries who reside in, or whose funds used for the investment proceed from, jurisdictions considered as “non-cooperating jurisdictions”.

Section 19 of Argentine Income Tax Law defines “non-cooperative jurisdictions” as those countries or jurisdictions that have not entered into a tax information exchange agreement with Argentina or into an agreement to avoid international double taxation including broad exchange of information provisions. Likewise, countries having entered into an agreement with Argentina with the above-mentioned scope, but do not effectively comply with the exchange of information are considered “non-cooperative jurisdictions”. In addition, the aforementioned agreements must comply with the international standards of transparency and exchange of information on fiscal matters to which Argentina has committed itself.

Section 24 of Decree No. 862/19 lists the “non-cooperative jurisdictions” for Argentine tax purposes as of the date of this prospectus supplement. Argentine tax authorities are required to report updates to the Ministry of Finance to modify such list. The updated version of the list of “non-cooperative jurisdictions” can be verified in the following link: https://www.afip.gob.ar/jurisdiccionesCooperantes/no-cooperantes/periodos.asp.

In addition, it is clarified that, from 2018 onward, gains from the sale of ADSs will be treated as from Argentine source.

If the exemption does not apply and capital gains tax should be paid, according to Argentine Tax Authority General Resolution No. 4,227, the income tax should be withheld and paid to the Argentine Tax Authority under the following procedures: (i) in case the securities were sold by a foreign beneficiary, through an Argentine stock exchange market, the custodian entity should withhold and pay the tax if it is involved in the payment process; if it is not involved in the payment process but there is an Argentine buyer involved, the Argentine buyer should withhold the income tax (ii) in case the securities were sold by a foreign beneficiary, but not through an Argentine stock exchange market and there is an Argentine buyer involved, the Argentine buyer should withhold the income tax; and (iii) when both the seller and the buyer are foreign beneficiaries and the sale is not performed through an Argentine stock exchange market, the person liable for the tax shall be the legal representative of the seller of the shares or securities being transferred or directly by the seller, in the event that there was no local legal representative. In this case, the payment shall be made through an international bank via wire transfer to the Argentine Tax Authority.

Holders are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from the holding and disposing of ADSs or Class B Shares.

Personal Assets Tax

Argentine companies, such as us, have to assess and pay the personal assets tax corresponding to their shareholders as of December 31 of each year, when such shareholders are Argentine individuals and non-Argentine resident persons.

Pursuant to Law No. 27,541, which amended the Personal Assets Tax Law, the tax rate is 0.50%, which is to be assessed on the proportional net worth value (valor patrimonial proporcional), of the shares as per the Argentine entity’s last financial statements. According to Section four of Argentine Tax Authority General Resolution No. 3,363 (and amendments), it is understood that the last financial statements of an Argentine entity that must be considered are those prepared under Argentine GAAP without considering the effect arising from the changes in the purchasing power of the currency. The Argentine Tax Authority had ratified this criterion on several occasions. Notwithstanding this, during 2022, we learned that Argentine Tax Authority has modified its opinion and understands that the financial statements that must be used as the calculation basis for the determination and liquidation of the tax are those that were submitted for consideration and approved by the body competent company according to the type of company in question. That is, if the company applies IFRS Accounting Standards, the financial statements prepared with such standards should be used. We understand that the new tax interpretation contradicts the provisions of Section four of Argentine Tax Authority General Resolution No. 3,363 (and amendments) so we did not adopt it since we do not share the tax criterion.

Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

Value Added Tax

The sale, exchange or other disposition of Telecom Argentina shares and ADSs, and the distribution of dividends in connection therewith are exempted from the value added tax.

Tax on Deposits to and Withdrawals from Bank Accounts

Law No. 25,413, as amended, provided for the creation of a tax on deposits to and withdrawals from bank accounts to be levied on: (i) credits and debits in accounts held in financial institutions located in Argentina; (ii) the credits and debits referred to in (i) in which no bank accounts with Argentine financial institutions are used, whatever their denomination, the mechanisms used to carry out such transactions (including cash) and/or legal instrument involved; and (iii) other transactions or transfers and deliveries of funds regardless of the individual or entity that performs them and the mechanism used.

Bank account holders subject to the general 0.6% tax rate levied on each bank debit and credit may consider 33% of the tax paid as a tax credit. Taxpayers subject to the 1.2% tax rate may consider 33% of the tax paid as a tax credit. In both cases, those amounts may be creditable against income tax or the special contribution on the capital of cooperatives. In the case of small and medium-sized enterprises, the percentage that may be creditable against income tax may be higher. The exceeding amount may not be offset against other taxes or transferred in favor of third parties, but it may be carried forward, until fully offset, to future fiscal periods.

Section 10, subsection (s) of Decree No. 380, as amended, provides that movements recorded in special current accounts (Communication “A” 3250 of the Central Bank) shall not be subject to this tax if the holders of such accounts are foreign legal entities and the accounts are exclusively used in connection with financial investments in Argentina.

Section 10, subsection (a) of Decree No. 380, as amended, also provides for another exemption for certain transactions, including debit and credit transactions relating to accounts used exclusively for the transactions inherent to their specific activity and the drafts and transfers of which they are originators for the same purpose in the markets authorized by the CNV and their respective agents, stock exchanges that do not have organized stock markets, securities clearing houses, and settlement and clearing entities authorized by the CNV.

Turnover Tax

Turnover tax, which is a local tax collected by the Argentine provinces and the City of Buenos Aires on revenue generated upon the performance of an economic activity, could be applicable to Argentine residents on the transfer of shares and on the collection of dividends to the extent such activity is conducted on a regular basis within the applicable Argentine province or within the City of Buenos Aires, as the case may be. However, under the Tax Code of the City of Buenos Aires, any transactions with shares, as well as the collection of dividends are exempt from Turnover tax. Holders of the Class A, B, C and D Shares or ADSs are encouraged to consult a tax advisor as to the particular Argentine Turnover tax consequences derived from holding and disposing of the Class A, B, C and D Shares or ADSs or ADSs.

Stamp Taxes

Stamp tax is a local tax collected by the Argentine provinces and the City of Buenos Aires, that is levied based on the formal execution of public or private instruments. Documents subject to stamp tax include, among others, all types of instrumented contracts, notarial deeds and promissory notes. Each Argentine province and the City of Buenos Aires have its own stamp tax legislation. Stamp tax rates vary according to the jurisdiction and type of agreement involved.

Other Taxes

There are no Argentine federal inheritances or succession taxes applicable to the ownership, transfer or disposition of Class A, B, C and D Shares.

Nevertheless, at a provincial level, the province of Buenos Aires levies a tax on the free transmission of assets, including inheritance, legacies, donations, advances on inheritance and any other conveyance entailing an increase in assets for no consideration. Taxpayers domiciled in the Province of Buenos Aires are subject to such tax in respect of assets located both in and out of the Province of Buenos Aires, and taxpayers domiciled outside of the Province of Buenos Aires are subject to such tax in respect of assets located in such jurisdiction, subject to certain thresholds provided by applicable local regulations. Holders are encouraged to consult a tax advisor as to the particular tax consequences arising in regards to this tax.

Tax Treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries: Australia, Belgium, Bolivia, Brazil, Canada, Chile, China, Denmark, Finland, France, Germany, Italy, Mexico, Norway, Russia, Spain, Sweden, Switzerland, the Netherlands, the United Arab Emirates, the United Kingdom, Turkey, Qatar, and Uruguay. Moreover, the Argentine Executive Power signed tax treaties with Austria, Japan, and Luxembourg, that are pending approval by the Argentine Congress. To date, there is no tax treaty or convention in effect between Argentina and the United States.

On December 23, 2016, Argentina and the United States signed an agreement for the exchange of information relating to taxes upon request, which entered into force on November 13, 2017. The first fiscal period with respect to which information could be exchanged was 2018.

On December 5, 2022, Argentina and the United States signed an agreement for the automatic exchange of financial information (the “FATCA Agreement”), which became effective of January 1, 2023. The purpose of the FATCA Agreement is the reciprocal exchange, for tax purposes, of information regarding accounts opened in financial institutions by residents of either country.

The 2022 FATCA Agreement specifies that the Argentine reportable accounts of a reporting U.S. financial institution are financial accounts opened in a financial institution of the United States if: (i) in the case of a depository account, the account is held by an individual resident in Argentina and more than US$10 of interest is paid to such account in any given calendar year; or (ii) in the case of a financial account other than a depository account, the account holder is a resident of Argentina, including an entity that certifies it is a resident of Argentina for tax purposes, with respect to which U.S. source income that is subject to reporting under chapter three of subtitle A or chapter 61 of subtitle F of the U.S. Internal Revenue Code is paid or credited.

In particular, the U.S. Government will obtain and exchange with the Argentine Tax Authority the following information with respect to Argentine reportable accounts:

(i) the name, address, and CUIT/CUIL of any Argentine resident who holds the account;

(ii) the account number, or its functional equivalent, in the absence of an account number;

(iii) the name and identifying number of the reporting U.S. financial institution;

(iv) the gross amount of interest paid on a Depository Account (as defined in the 2022 Tax Agreement);

(v) the gross amount of U.S. source dividends paid or credited to the account; and

(vi) the gross amount of other U.S. source income paid or credited to the account, to the extent subject to reporting under chapter three of subtitle A or chapter 61 of subtitle F of the U.S. Internal Revenue Code.

Certain United States Federal Income Tax Considerations

For a discussion of the material United States federal income tax considerations that may be relevant to prospective investors in our common stock, please see “Item 10. Additional Information—Taxation—United States federal income taxes” in the TEO 2024 20-F, which is incorporated by reference.

Underwriting

The selling shareholder is offering an aggregate of 20,252,745 Class B common shares, nominal value P$1.00 per share, of the Company, in the form of ADSs (each ADS representing five Class B common shares for an offering of 4,050,549 ADSs), through Morgan Stanley & Co. LLC and Banco BTG Pactual S.A. — Cayman Branch as underwriters. Morgan Stanley & Co. LLC and Banco BTG Pactual S.A. are acting as joint bookrunners of the offering and as underwriters. We have entered into an underwriting agreement with the selling shareholder and the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling shareholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ADSs listed next to its name in the following table:

Name	Number of ADSs
Morgan Stanley & Co. LLC	2,025,275
Banco BTG Pactual S.A. — Cayman Branch	2,025,274
Total	4,050,549

The underwriters are committed to purchase all the ADSs offered by the selling shareholder if they purchase any ADSs.

The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.2007 per ADS. After the initial offering of the ADSs to the public, if all of the ADSs are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 607,582 additional ADSs from the selling shareholder to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

Banco BTG Pactual S.A. — Cayman Branch is not a broker-dealer registered with the SEC, and therefore may not makes sales of any securities in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent Banco BTG Pactual S.A. — Cayman Branch intends to sell ADSs in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker- dealers, or otherwise as permitted by applicable U.S. law.

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to the selling shareholder per ADS. The underwriting fee is $0.3345 per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Without option to purchase additional ADSs exercise	With full option to purchase additional ADSs exercise
Per ADS	$0.3345	$0.3345
Total	$1,354,908.6405	$1,558,144.8195

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $450,000. We have agreed to pay certain expenses of the selling shareholder in connection with this offering.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or ADSs or securities convertible into or exercisable or exchangeable for any shares of our common stock (including in the form of ADSs), or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (including in the form of ADSs) or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Morgan Stanley & Co. LLC and Banco BTG Pactual S.A. — Cayman Branch for a period of 45 days after the date of this prospectus supplement.

The restrictions described above do not apply to (i) the issuance of common shares of the Company or ADSs or securities convertible into or exercisable for common shares of the Company pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of common shares of the Company or ADSs or securities convertible into or exercisable or exchangeable for common shares of the Company (whether upon the exercise of stock options or otherwise) to the Company’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement, provided that such recipients enter into a lock-up agreement with the underwriters; (iii) the issuance of up to 5% of the outstanding common shares of the Company, or ADSs or securities convertible into, exercisable for, or which are otherwise exchangeable for, common shares of the Company, immediately following the closing of this offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters;

Certain of our directors, executive officers and the selling shareholder (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days (in the case of such directors and officers) and a period of 90 days (in the case of the selling shareholder), after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Morgan Stanley & Co. LLC and Banco BTG Pactual S.A. — Cayman Branch, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or ADS or any securities convertible into or exercisable or exchangeable for our common stock or ADSs (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph, or (xii) pursuant to a bona fide financing agreement of the undersigned or its affiliates; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in in this prospectus supplement, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period; and (e) the sale of our common stock in the form of ADSs pursuant to the terms of the underwriting agreement and the form of lock-up agreement.

Morgan Stanley & Co. LLC and Banco BTG Pactual S.A. — Cayman Branch, in their sole discretion, may release the securities subject to any of the lock-up agreements described above, in whole or in part at any time.

Our ADSs are listed/quoted on the New York Stock Exchange under the symbol “TEO” and our common stock is listed on the Bolsas y Mercados Argentinos S.A. (ByMA) under the symbol “TECO2”.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling or ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of ADSs, which involves the sale by the underwriters of a greater number of shares of ADSs than they are required to purchase in this offering, and purchasing shares of ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s option to purchase additional ADSs referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters and their affiliates have provided in the past to us and our affiliates, as well as to the selling shareholder and its affiliates, and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates, or for the selling shareholder and its affiliates, in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

Notice to Prospective Investors in Argentina

The ADS are not authorized for public offering in Argentina by the CNV and they may not be offered or sold publicly in Argentina under the Argentine Capital Markets Law No. 26,831, as amended and complemented.

Notice to Prospective Investors in Brazil

The offer and sale of the ADS have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The ADS will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the ADS through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these ADS on regulated securities markets in Brazil is prohibited.

Notice to Prospective Investors in Canada

The shares of common stock, including in the form of ADSs, may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock, including in the form of ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Chile

THE ADS ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.

PURSUANT TO RULE 336 THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SECURITIES:

1.	THE INITIATION OF THE OFFER IN CHILE IS FEBRUARY 10, 2026.
2.	THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).
3.	THE OFFER REFERS TO ADSs THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:

a.	THE ADSs ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND
b.	THE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATION WITH RESPECT TO ITSELF OR THE OFFERED SECURITIES.

4.	THE ADSs MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE

LOS ADSs SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336 Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.

EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:

1.	LA OFERTA DE ADSs EN CHILE COMIENZA EL DÍA 10 DE FEBRERO DE 2026.
2.	LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA ECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.
3.	LA OFERTA VERSA SOBRE ADSs QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:

a)	LOS ADSs NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y
b)	EL EMISOR DE LOS ADSs NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICA SOBRE LOS ADSs OFRECIDOS NI SU EMISOR.

4.	LOS ADSs PRIVADAMENTE OFRECIDOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of common stock, including in the form of ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock, including in the form of ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock, including in the form of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock, including in the form of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. and each person who initially acquires any shares of common stock, including in the form of ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to with the underwriters and the Company that it is a “qualified investor” within the meaning of Article (e) of the Prospectus Regulation. In the case of any shares of common stock, including in the form of ADSs being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock, including in the form of ADSs or ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock, including in the form of ADSs to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of common stock, including in the form of ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock, including in the form of ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, including in the form of ADSs and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in Mexico

The shares have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores or the “RNV”) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or the “CNBV”), and therefore, may not be offered or sold publicly in Mexico or otherwise be subject to intermediation activities in Mexico, however, the shares may only be offered and sold in Mexico on a private placement basis to investors that qualify as institutional or qualified investors pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores) and regulations thereunder. The information contained in this prospectus supplement is solely our responsibility and has not been reviewed or authorized by the CNBV and may not be publicly distributed in Mexico. In making an investment decision, all investors, including any Mexican investor, who may acquire shares from time to time, must rely on their own examination of the Issuer and the terms of this offering including the merits and risks involved.

Notice to Prospective Investors in the United Kingdom

No shares of common stock, including in the form of ADSs have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock, including in the form of ADSs which is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc (EU Exit) Regulations 2019/1234, except that the Shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares of common stock, including in the form of ADSs shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock, including in the form of ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock, including in the form of ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, including in the form of ADSs and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock, including in the form of ADSs in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Enforcement of Civil Liabilities

We are a duly incorporated sociedad anónima organized under the laws of Argentina. Substantially all of our assets are located in Argentina. All of our directors (other than Mr. Luca Luciani) and executive officers reside in Argentina, and all or a substantial portion of their assets are also located in Argentina or elsewhere outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or against us judgments predicated upon the civil liability provisions of the federal securities laws of the United States or the laws of other jurisdictions.

In addition, a portion of our assets is not subject to attachment or foreclosure, as they are used for the performance of the public service we provide. In accordance with Argentine law, as interpreted by the Argentine courts, assets which are necessary to the provision of an essential public service may not be attached, whether preliminary or in aid of execution.

We have been advised by our Argentine counsel, EGFA Abogados, that there is doubt as to whether the courts of Argentina would enforce in all respects, to the same extent and in as timely a manner as a U.S. or other non-Argentine court, an original action predicated solely upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine securities laws, and that the enforceability in Argentine courts of judgments of U.S. or other non-Argentine courts predicated upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine securities laws will be subject to compliance with certain requirements under Argentine law, including that any such judgment does not violate Argentine public policy (orden público argentino).

Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Argentine law are met, such as: (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such property was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against such foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

Legal Matters

Certain legal matters with respect to U.S. law and New York law will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, our New York counsel, and by Davis Polk & Wardwell LLP, New York counsel for the underwriters. Certain legal matters with respect to Argentine law will be passed upon by Errecondo, Gonzalez & Funes Abogados, our Argentine counsel, and Marval O’Farrell Mairal as Argentine counsel for the underwriters.

Experts

The financial statements incorporated in this prospectus supplement by reference to Telecom Argentina S.A.’s Current Report on Form 6-K dated February 10, 2026 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F of Telecom Argentina S.A. for the year ended December 31, 2024 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of TMA as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 incorporated in this prospectus supplement by reference to the TMA 2024 Annual Information 6-K have been audited by Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Telecom Argentina S.A.

Debt Securities

Class B Common Shares

American Depositary Shares Representing Such Shares

We may from time to time, in one or more offerings, offer and sell Telecom Argentina S.A.’s (i) debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible (collectively, the “debt securities”), or (ii) class B ordinary shares, nominal value P$1.00 per share or (“class B shares”), which may be represented by American Depositary Shares, (or “ADSs” and together with the class B shares, the “equity securities”). We refer collectively to the equity securities and the debt securities as the “securities.”

In addition, from time to time, the selling shareholders to be named in an applicable prospectus supplement (the “selling shareholders”) may offer and sell the equity securities held by them. The selling shareholders may sell the equity securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the equity securities by the selling shareholders.

The securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents, or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 28 of this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific manner in which they may be offered will be described in a supplement to this prospectus and, if applicable, in the information incorporated by reference in this prospectus and related free writing prospectuses at the time of the offering. You should read this prospectus, each applicable prospectus supplement, the information incorporated by reference herein and therein, and any related free writing prospectuses carefully before you make your investment decision. This prospectus may not be used for the offering of securities unless it is accompanied by a prospectus supplement.

Our ADSs are listed on the New York Stock Exchange under the symbol “TEO.” Each ADS represents the right to receive five class B shares. Our class B shares are listed on the Argentine Stock Exchanges and Markets (Bolsas y Mercados Argentinos S.A., or the “BYMA”) under the symbol “TECO2.” On July 5, 2024, the last reported sale price of our class B shares on the SSE was P$1932.20 per common share, which is equivalent to U.S.$10.52 per ADS, based on an exchange rate of P$918 to U.S.$1 as of July 5, 2024.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 11 of this prospectus, and any risk factors included in any accompanying prospectus supplement and in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, before you invest in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Debt securities issued from time to time by the Company pursuant hereto may qualify as negotiable obligations under, and in such case, shall be issued pursuant to, and in compliance with all the requirements of, and shall therefore be entitled to the benefits set forth and subject to the procedural requirements established in, the Argentine Negotiable Obligations Law No. 23,576, as amended and supplemented (the “Negotiable Obligations Law”), Law No. 26,831, as amended and supplemented (the “Argentine Capital Markets Law”), the General Resolution No. 622, as amended and supplemented (the “CNV Rules”), issued by the Argentina National Securities Commission (Comisión Nacional de Valores, or the “CNV”) and any other applicable laws and regulations of the Republic of Argentina (“Argentina”).

Our existing class B shares have been authorized for public offering in Argentina by the CNV. The CNV has not approved or disapproved of the securities offered hereby, including in the form of ADSs.

This prospectus has not been, and will not be, filed with the CNV and therefore, the CNV has not determined if this prospectus is truthful or complete.

Offers of the securities to the public in Argentina shall be made by a prospectus and (if applicable, a prospectus supplement) in the Spanish language in accordance with CNV regulations and shall be authorized by the CNV pursuant to applicable Argentine laws and regulations.

Prospectus dated July 8, 2024

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the “Securities Act.” By using a shelf registration statement, we and/or the selling shareholders may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we or any of the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer, sale or exchange is not permitted. The distribution of this prospectus and the offer or sale of the securities offered hereby in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Recipients must not distribute this prospectus into jurisdictions where such distribution would be unlawful.

Unless the context otherwise requires, references to the “Company,” “Telecom,” “we,” “us,” and “our “ are to Telecom Argentina S.A. and its consolidated subsidiaries and affiliates. The term “Telecom Argentina” refers to Telecom Argentina S.A., excluding its subsidiaries.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you. This document may only be used where it is legal to sell these securities. You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. You should not assume that the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

2

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are currently subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered thereunder.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is https://www.sec.gov. We currently make available to the public our annual and interim reports, as well as certain information regarding our corporate governance and other matters on our website https://www.telecom.com.ar/web. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus.

3

Incorporation of Certain Information By Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2023, as filed with the SEC on March 21, 2024 (SEC File/Film No. 001-13464/ 24771120) (the “TEO 2023 20-F”);

●	our report on Form 6-K, furnished to the SEC on April 25, 2024, whereby we announced the composition of our Board of Directors, Supervisory Committee and Audit Committee and the Independent Auditors (SEC File/Film No. 001-13464/ 24874886);

●	our report on Form 6-K, furnished to the SEC on July 8, 2024, containing: (i) our unaudited condensed consolidated financial statements as of March 31, 2024 and for the three-month period ended March 31, 2024 (the “Q1 2024 Unaudited Financial Statements”), (ii); our operating and financial review and prospects as of March 31, 2024 (the “Q1 2024 MD&A” and, together with the Q1 2024 Unaudited Financial Statements, the “Q1 2024 Disclosure”) and (iii) capsule financial information illustrating the effects of inflation from December 31, 2023 to March 31, 2024 (the “TEO Q1 2024 6-K”) (SEC File/Film No. 001-13464/241103965);

●	the description of our class B shares and ADSs contained in Exhibit 2.2 to the TEO 2023 20-F (included as Exhibit 2.6 of our Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the SEC on March 18, 2020 (SEC File/Film No. 001-13464/20725248), and incorporated by referenced in the TEO 2023 20-F);

the description of our ADSs set forth in our Registration Statement on Form F-6, filed with the SEC on April 30, 2021 (SEC File/Film No. 333-255672/21878733);

●	Any future filings on Form 20-F made with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future reports on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated by reference into this prospectus.

We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You may also request a copy of such information, at no cost, by writing to us at lfrialubago@teco.com.ar and tlpellicori@teco.com.ar, https://inversores.telecom.com.ar/ar/es/contacto.html or at General Hornos 690, (1727) Buenos Aires, Argentina or by telephoning us at 54-11-4968-4000.

The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

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Forward-Looking Statements

This registration statement on Form F-3 contains certain forward-looking statements and information relating to the Company that are based on current views, expectations, estimates and projections of our management and information currently available to the Company. These forward-looking statements include, without limitation, those regarding our future financial position and results of operations, our strategy, plans, objectives, goals and targets, future developments in the markets in which we participate or are seeking to participate, or anticipated regulatory changes in the markets in which we operate or intend to operate. In some cases, forward-looking statements can be identified by terminology such as “anticipate”, “believe”, “continue”, “could”, “estimates”, “expect”, “intend”, “may”, “plan”, “potential”, “project”, “predict”, “should” or “will”, or the negative of such terms, or other comparable terminology.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These statements reflect the current views of our management with respect to future events. We caution the reader that forward-looking statements are not guarantees of future performance and are based on numerous assumptions and that our actual results of operations, including our financial condition and liquidity, may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements contained in this prospectus. In addition, even if our results of operations, including our financial condition and liquidity and developments in the industry in which we operate, are consistent with the forward-looking statements contained in this registration statement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to:

●	the factors described in the “Risk Factors” section in this prospectus, any prospectus supplement, the TEO 2023 20-F and any other documents incorporated by reference herein;

●	failure to satisfy the conditions contained in this prospectus or any prospectus supplement;

●	our ability to service our debt and fund our working capital requirements;

●	our ability to successfully implement our business strategy and to achieve synergies;

●	our expectations for our future performance, revenues, income, earnings per share, capital expenditures, dividends, liquidity and capital structure;

●	the changing dynamics and growth in the telecommunications, cable and cybersecurity markets in Argentina, Paraguay, Uruguay, Chile and the United States;

●	uncertainties relating to political and economic conditions in Argentina, Paraguay, Uruguay, Chile and the United States, including the policies of the new administration in Argentina;

●	inflation and the devaluation of the Argentine Peso, the Paraguayan Guaraní, the Uruguayan Peso and the Chilean Peso and the exchange rate risks in Argentina, Paraguay, Uruguay and Chile;

●	restrictions on the ability to exchange Argentine Pesos, Paraguayan Guaraníes, Uruguayan Pesos or Chilean Pesos into foreign currencies and transfer funds abroad;

●	changes in interest rates;

●	our outlook for new and enhanced technologies;

●	the effects of operating in a competitive environment;

●	industry conditions;

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●	the outcome of certain legal proceedings;

●	regulatory and legal developments;

●	our ability to introduce new products and services that enable business growth;

●	the creditworthiness of our actual or potential customers;

●	nationalization, expropriation and/or increased government intervention in companies;

●	technological changes;

●	the impact of legal or regulatory matters, changes in the interpretation of current or future regulations or reform and changes in the legal or regulatory environment in which we operate, including regulatory developments such as sanctions regimes in other jurisdictions (e.g., the United States) which impact our suppliers;

●	the effects of increased competition;

●	reliance on content produced by third parties;

●	increasing cost of our supplies;

●	inability to finance on reasonable terms capital expenditures required to remain competitive;

●	fluctuations, whether seasonal or in response to adverse macro-economic developments, in the demand for advertising;

●	our capacity to compete and develop our business in the future;

●	the impact of increased national or international restrictions on the transfer or use of telecommunications technology;

●	the impact of additional currency and exchange measures on our ability to access the international capital markets and our ability to repay our dollar-denominated indebtedness;

●	the impact of political developments on demand for securities of Argentine companies; and

●	the outbreak of military hostilities, including an escalation of Russia's invasion of Ukraine and the armed conflict between Israel and Hamas, and the potential destabilizing effect of such conflicts.

Many of these factors are macroeconomic and regulatory in nature and therefore beyond the control of the Company’s management. Should one or more of these factors or situations materialize, or underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended, planned or projected.

In light of these risks, uncertainties and assumptions, the forward-looking events described in this registration statement may not occur. These forward-looking statements speak only as of the date of this registration statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information or future events or developments. Additional factors affecting our business emerge from time to time and it is not possible for us to predict all of these factors, nor can we assess the impact of all such factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Although we believe that the plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that those plans, intentions or expectations will be achieved. In addition, you should not interpret statements regarding past trends or activities as assurances that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or to the persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

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Presentation of Financial and Other Information

Unless otherwise stated, references to the financial results of “Telecom” are to the consolidated financial results of Telecom Argentina and its consolidated subsidiaries. Telecom is primarily engaged in the provision of fixed and mobile telecommunications services, data services, Internet services and cable television services.

The information provided in this prospectus that relates to Argentina and its economy is based upon publicly available information, and we do not make any representation or warranty with respect to such information. Argentina, and any governmental agency or political subdivision thereof, does not in any way guarantee, and their credit does not otherwise back, our obligations in respect of the notes.

The financial information incorporated by reference herein for Telecom Argentina S.A. is prepared and presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

Our audited consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 and the notes thereto (the “Annual Financial Statements”), have been prepared in accordance with IFRS Accounting Standards and have been audited by Price Waterhouse & Co. S.R.L. (a member firm of the PricewaterhouseCoopers network) an independent registered public accounting firm (“PwC”) and are included in Item 18 of the TEO 2023 20-F, incorporated by reference in this prospectus.

The Q1 2024 Unaudited Financial Statements have been prepared in accordance with IAS 34 “Interim Financial Reporting” and they should be read in conjunction with the Annual Financial Statements. The accounting principles used in the preparation of the Q1 2024 Unaudited Financial Statements are consistent with those used in the preparation of the Annual Financial Statements. Our Q1 2024 Unaudited Financial Statements do not include all the information and disclosures required in the Annual Financial Statements and should be read in conjunction with them. Our historical results for the three months ended March 31, 2024 are not necessarily indicative of results to be expected for the year ended December 31, 2024, or any future period.

Argentina has been considered a high-inflation economy for accounting purposes according to the IAS 29 “Financial reporting in hyperinflationary economies” since July 1, 2018. Therefore, the Annual Financial Statements and the Q1 2024 Unaudited Financial Statements are presented on the basis of constant Argentine Pesos as of December 31, 2023 (as described in the TEO 2023 20-F) and March 31, 2024 (as described in the Q1 2024 Disclosure), respectively (“current currency”). We have not recast our Annual Financial Statements to measure them in terms of constant Argentine Pesos as of March 31, 2024, the most recent financial period included herein. Therefore, the Annual Financial Statements and the Q1 2024 Unaudited Financial Statements are not directly comparable. The change in the consumer price index in Argentina between December 31, 2023 and March 31, 2024 was 51.62%. See the TEO 2023 20-F and Note 1.d) to our Annual Financial Statements. For more on the annual financial information based on the current currency as of March 31, 2024, see the TEO Q1 2024 6-K.

Telecom Argentina and its subsidiaries maintain their accounting records and prepare their financial statements in Argentine Pesos, which is their functional currency, except for Televisión Dirigida S.A, Núcleo S.A.E. and its subsidiaries in Paraguay, which use Guaraníes as their functional currency, Telecom Argentina USA Inc., Opalker S.A. and its subsidiary, which use U.S. dollars as their functional currency and Adesol S.A. and its subsidiaries incorporated under the laws of Uruguay, which use Uruguayan Pesos as their functional currency. Our Annual Financial Statements and Q1 2024 Unaudited Financial Statements include the results of these subsidiaries converted into Argentine Pesos. Assets and liabilities are converted at period-end exchange rates and income and expenses accounts at average exchange rates for each period presented.

Certain financial information contained, or incorporated by reference, in this prospectus has been presented in U.S. dollars. This prospectus contains translations of various Argentine Peso amounts into U.S. dollars at specified rates solely for convenience of the reader. You should not construe these translations as representations by us that the Argentine Peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Except as otherwise specified, all references to “U.S.$,” “U.S. dollars” or “dollars” are to United States dollars, references to “EUR,” “euro” or “€” are to the lawful currency of the member states of the European Union and references to “P$,” “Argentine Pesos,” “$” or “Pesos” are to Argentine Pesos. Unless otherwise indicated, we have translated the Argentine Peso amounts using a rate of P$788,25 = U.S.$1.00 and of P$858,00= U.S.$1.00, the U.S. dollar ask rate published by the Banco de la Nación Argentina (Argentine National Bank) on December 31, 2023 and on March 31, 2024, as applicable. On July 4, 2024, the exchange rate was P$916.00= U.S.$1.00. As a result of fluctuations in the Argentine Peso/U.S. dollar exchange rate, the exchange rate at such date may not be indicative of current or future exchange rates. Consequently, these translations should not be construed as a representation that the Peso amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate. See “Item 5— Operating and Financial Review and Prospects— Factors Affecting Results of Operations — Effects of Fluctuations in Exchange Rates between the Argentine Peso and the U.S. dollar and other major foreign currencies” in the TEO 2023 20-F.

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Rounding

Certain figures included in this prospectus, and in the financial information incorporated by reference herein, have been rounded for ease of presentation. Percentage figures included in this prospectus have in some cases been calculated on the basis of such figures prior to rounding. For this reason, certain percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in the Annual Financial Statements or the Q1 2024 Unaudited Financial Statements, as applicable. Certain other amounts that appear in this prospectus may not sum due to rounding.

Third-Party Information

The information set forth in this prospectus, and the documents incorporated by reference herein, with respect to the market environment, market developments, growth rates, trends and competition in the markets and segments in which we operate are based on information published by the Argentine federal and local governments through the Instituto Nacional de Estadísiticas y Censos (the National Statistics and Census Institute, or “INDEC”), the BCRA, the Dirección General de Estadística y Censos de la Ciudad de Buenos Aires (General Directorate of Statistics and Census of the City of Buenos Aires) and the Dirección Provincial de Estadística y Censos de la Provincia de San Luis (Provincial Directorate of Statistics and Census of the Province of San Luis.)

Market studies are frequently based on information and assumptions that may not be exact or appropriate, and their methodology is by nature forward looking and speculative. This prospectus and the documents incorporated by reference herein also contain estimates made by us based on third-party market data, which in turn is based on published market data or figures from publicly available sources.

Although we have no reason to believe any of this information or these sources are inaccurate in any material respect, neither we nor the initial purchasers have verified the figures, market data or other information on which third parties have based their studies nor have such third parties verified the external sources on which such estimates are based. Therefore, we neither guarantee nor assume responsibility for the accuracy of the information from third-party studies presented in this prospectus or for the accuracy of the information on which such third-party estimates are based.

This prospectus, and the documents incorporated by reference herein, also contains estimates of market data and information derived therefrom which cannot be gathered from publications by market research institutions or any other independent sources.  Such information is based on our internal estimates.  In many cases there is no publicly available information on such market data, for example from industry associations, public authorities or other organizations and institutions.  We believe that these internal estimates of market data and information derived therefrom are helpful in order to give investors a better understanding of the industry in which we operate as well as our position within this industry.  Although we believe that our internal market observations are reliable, such estimates are not reviewed or verified by any external sources. In addition, such estimates reflect various assumptions made by us that may or may not prove accurate, as well as the exercise of a substantial degree of judgment by management as to the scope and presentation of such information. No representations or warranties can be made concerning the accuracy of our estimates of market data and the information presented therefrom. These may deviate from market data estimates made by our competitors or future statistics provided by market research institutes or other independent sources. We cannot assure you that our market data estimates or the assumptions are accurate or correctly reflect the state and development of, or our position in, the industry.

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Non-GAAP Financial Measures

In addition to our financial information that has been prepared and presented in accordance with IFRS, this prospectus includes certain “non-GAAP financial measures” (as defined in Regulation G under the Securities Act). These measures include Adjusted EBITDA.

An important operational performance measure used by the Company’s Chief Operating Decision Maker (as this term is defined in IFRS Accounting Standards 8) is Adjusted EBITDA. Adjusted EBITDA is defined as our net (loss) income less income tax, financial results, earnings (losses) from associates and joint ventures, and depreciation, amortization and impairment of fixed assets. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations such as capital structures, taxation and the useful lives and book depreciation and amortization of property, plant and equipment (“PP&E”) and intangible assets, which may vary for different companies for reasons unrelated to operating performance. Although Adjusted EBITDA is not a measure defined in accordance with IFRS Accounting Standards (a non-GAAP measure), our management believes that this measure facilitates operating performance comparisons from period to period and provides useful information to investors, financial analysts and the public in their evaluation of our operating performance. Adjusted EBITDA does not have a standardized meaning and, accordingly, our definition of Adjusted EBITDA may not be comparable to Adjusted EBITDA as used by other companies.

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The Company

Overview

We are one of the largest private-sector companies in Argentina in terms of revenues, net income, capital expenditures and number of employees. In terms of customers, we are one of the largest telecommunications, cable television and data transmission service providers in Argentina and one of the largest cable television services providers across Latin America. Additionally, we are an important Multiple Systems Operator (“MSO”, a company that owns multiple cable systems in different locations under the control and management of a single, common organization) in Argentina in terms of customers.

We offer our customers “quadruple play” services, combining mobile telephony services, cable television services, Internet services and fixed telephony services. We also provide fintech services (such as services related to the use of electronic means of payment, transfers and/or electronic use of money), other telephone-related services such as international long-distance and wholesale services, data transmission and IT solutions outsourcing and we install, operate and develop cable television and data transmission services. We provide our services in Argentina (mobile, cable television, Internet, fixed and data services, among others), Paraguay (mobile, Internet, satellite TV services, among others), Uruguay (cable television services), the United States (fixed wholesale services) and Chile (cybersecurity services and products).

In 2023, our revenues amounted to P$2,059,101 million, our net loss amounted to P$249,687 million, our Adjusted EBITDA (see the purpose of use of Adjusted EBITDA and reconciliation of net income to Adjusted EBITDA for the year ended December 31, 2023 in “Item 5—Operating and Financial Review and Prospects—(A) Consolidated Results of Operations—Adjusted EBITDA” in the TEO 2023 20-F) amounted to P$579,396 million and we had total assets of P$5,477,603, million all stated in current pesos as of December 31, 2023. For the first three months of 2024, our revenues amounted to P$683,916 million, our net income amounted to P$675,032 million, our Adjusted EBITDA (see reconciliation of net income to Adjusted EBITDA for the three months ended March 31, 2024 in the TEO Q1 2024 6-K) amounted to P$207,134 million and we had total assets of P$8,143,553 million, all stated in current pesos as of March 31, 2024. Amounts stated in current pesos as of March 31, 2024 are not comparable to amounts stated in current pesos as of December 31, 2023. See “Item 2. Telecom’s activities for the three-month period ended March 31, 2024 and 2023” in the TEO 1Q 2024 6-K. Adjusted EBITDA is defined as our net (loss) income less income tax, financial results, earnings (losses) from associates and joint ventures, and depreciation, amortization and impairment of fixed assets. We believe that the presentation of the measure “adjusted EBITDA” provides investors and financial analysts with appropriate information that is relevant to understanding our past and present performance as well as our projections of future performance. Moreover, adjusted EBITDA is one of the key performance measures used by our management for monitoring our profitability and financial position, at consolidated levels.

As of March 31, 2024, our subsidiaries were Núcleo, PEM, Cable Imagen, Televisión Dirigida, Adesol, AVC Continente Audiovisual, Inter Radios, Telecom Argentina USA Inc., Personal Smarthome, Micro Sistemas, Opalker, NYSSA, and Micro Fintech Holding, among others.

Corporate Information

Telecom Argentina was created by Decree No. 60/90 of the executive branch of the Argentine government (Poder Ejecutivo Nacional, or “PEN”) dated January 5, 1990, and incorporated as “Sociedad Licenciataria Norte S.A.” on April 23, 1990. In November 1990, its legal name was changed to “Telecom Argentina STET-France Telecom S.A.” and on February 18, 2004, it was changed to “Telecom Argentina S.A.” Telecom Argentina is organized as a corporation (sociedad anónima) under Argentine law. The duration of Telecom Argentina is 99 years from the date of registration with the IGJ (July 13, 1990). Telecom Argentina conducts business under the commercial name “Telecom”. Telecom Argentina’s object and purpose is to provide, directly or through third parties, or in association with third parties, Information and Communication Technology services (“ICT Services”), whether these ICT services are fixed, mobile, wired, wireless, national or international, with or without its own infrastructure, and to provide Audiovisual Communication Services.

Our telephone number is 54-11-4968-4000, and our principal executive offices are located in Gral. Hornos 690, (C1272ACK) Buenos Aires, Argentina. Our internet address is https://www.telecom.com.ar/web. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only. Our agent for service of process in the United States is CT Corporation System, and its address is 28 Liberty Street, New York, New York 10005.

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Risk Factors

Investing in our securities involves a significant degree of risk. Before you decide to buy any securities, you should read and carefully consider the risks and uncertainties discussed in the section “Risk Factors” in Item 3 of the TEO 2023 20-F incorporated by reference herein, any current reports on Form 6-K subsequently furnished to the SEC and incorporated by reference herein, as well as any risks described in any applicable prospectus supplement and any related free writing prospectus or in other documents that are incorporated by reference therein.

Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us. You should carefully consider the aforementioned risks together with the other information in this registration statement and incorporated by reference herein before deciding to invest in our securities. If any of those risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our securities could decline, and you could lose all or part of your investment.

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CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

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Use of Proceeds

We intend to use the net proceeds from the sale of any securities offered by us as set forth in the applicable prospectus supplement.

We will not receive any proceeds from the sale of equity securities to be offered by any of the selling shareholders pursuant to this prospectus and the applicable prospectus supplement.

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Selling Shareholders

This prospectus also relates to the possible sale, from time to time, by the selling shareholders to be named in an applicable prospectus supplement, of their equity securities that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.

The selling shareholders to be named in the applicable prospectus supplement may, from time to time, offer and sell such securities pursuant to this prospectus and any applicable prospectus supplement.

An applicable prospectus supplement will set forth the name of each selling shareholder selling in connection with such an offering, their description and relationship to us, the amount of our securities owned by each selling shareholder prior to the offering, the amount of our securities that may be offered by each selling shareholder, and the amount and the percentage, if any, of our securities to be owned by each selling shareholder after completion of the offering.

Unless disclosed otherwise in the applicable prospectus supplement, we may pay certain fees and the expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, registration and filing fees, and fees and expenses of our counsel, and the selling shareholders will pay any underwriting or broker discounts and commissions incurred by the selling shareholders in selling their securities, as well as their own fees and expenses, including those of the selling shareholders’ counsel.

The selling shareholders shall not sell any of our securities pursuant to this prospectus until we have identified such selling shareholder and the securities that may be offered for resale by such selling shareholder in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their securities pursuant to any available exemption from the registration requirements of the Securities Act.

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DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities and the equity securities that we or the selling shareholders may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

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DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be senior, subordinated or junior subordinated, and which may be convertible or non-convertible. We may issue debt securities in one or more series.

Any debt securities that we issue will be governed by a document called an indenture and may qualify as negotiable obligations under, and in such case, shall be issued pursuant to, and in compliance with all the requirements of, and shall therefore be entitled to the benefits set forth and subject to the procedural requirements established in, the Argentine Negotiable Obligations Law, the Argentine Capital Markets Law and the CNV Rules, and any other applicable laws and regulations of Argentina. The form of senior indenture and the form of subordinated indenture are each filed as an exhibit to the registration statement of which this prospectus forms a part. The indenture is a contract entered into between us and a trustee. The trustee has two main roles:

●	first, the trustee can enforce your rights against us if we default, although there are some limitations on the extent to which the trustee acts on your behalf that are described in the indenture; and

●	second, the trustee performs administrative duties for us, such as sending interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Together or separately, we may issue as many distinct series of debt securities under the applicable indenture as are authorized by the corporate bodies that are required under applicable law and our corporate organizational documents to authorize the issuance of debt securities. Specific issuances of debt securities will also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any such corporate body, as will be described in an applicable prospectus supplement. Offers of the securities to the public in Argentina shall be made by a prospectus and (if applicable, a prospectus supplement) in the Spanish language in accordance with CNV Rules authorized by the CNV pursuant to applicable Argentine laws and regulations.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture and any related securities documents and terms made a part of the indenture by the U.S. Trust Indenture Act of 1939, as amended. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the applicable indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

●	the title and aggregate principal amount of the series of debt securities;

●	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

●	whether the debt securities will be senior, subordinated or junior subordinated, and any applicable subordination provisions for any subordinated debt securities;

●	any restriction or condition on the transferability of the debt securities;

●	whether the debt securities are secured and the terms of such security;

●	the purchase price, denomination and any limit upon the aggregate principal amount of the series of debt securities;

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●	the date or dates on which the principal of and premium, if any, on the series of debt securities is payable or the method of determination thereof;

●	the interest rate(s) at which the series of debt securities will bear interest or the method for determining the interest rate(s), the date or dates from which such interest will accrue or the method for determining that date or those dates, the dates on which interest will be payable and the regular record date, if any, for the interest payable on any interest payment date;

●	the place or places where the principal, any premium and any interest on the series of debt securities will be payable;

●	the place or places where the series of debt securities may be exchanged or transferred;

●	any redemption or early repayment provision;

●	our obligation or right to redeem, purchase, or repay the series of debt securities under a sinking fund, amortization or analogous provision;

●	authorized denominations;

●	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

●	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the series of debt securities will be payable;

●	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

●	the portion of the principal amount that will be payable upon declaration of acceleration in connection with the occurrence of an event of default or the method by which such portion will be determined;

●	any covenants applicable to the series of debt securities being issued, any defaults and events of default applicable to the series of debt securities being issued, and whether those additional or modified events of default or covenants are subject to covenant defeasance;

●	provisions, if any, granting special rights to holders upon the occurrence of specified events;

●	whether provisions relating to covenant defeasance and legal defeasance apply to that series of debt securities;

●	provisions relating to satisfaction and discharge of the indenture;

●	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

●	the identity of the registrar and any paying agent;

●	whether such debt securities will be issued in whole or in part in the form of one or more global securities, the identity of the depositary for global securities, the form of any legends borne by the global securities and the terms upon which beneficial interests in a global security may be exchanged in whole or in part for beneficial interests in individual definitive securities;

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●	the date as of which any global security of any series shall be dated if other than the original issuance of the first security of the series to be issued;

●	whether the series of debt securities are convertible or exchangeable into other securities, including in the form of attached or separately trading warrants to acquire securities; and

●	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the U.S. Trust Indenture Act of 1939, as amended, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. In addition, we will describe in the applicable prospectus supplement any material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Unless we inform you otherwise in a prospectus supplement, debt securities will be issued in fully registered form without coupons and in denominations of U.S.$150,000 and multiples of U.S.$1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement or free writing prospectus, as the case may be. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement or free writing prospectus, as the case may be.

Debt securities that constitute negotiable obligations (“obligaciones negociables”) under the Negotiable Obligations Law will be entitled to the benefits set forth therein and subject to the procedural requirements thereof. Under the terms of Article 29 of the Negotiable Obligations Law, debt securities constituting negotiable obligations grant their holders access to summary judgment judicial proceedings. In accordance with the Argentine Capital Markets Law, certificates in respect of the debt securities represented by any global note in favor of any beneficial owner subject to certain limitations set out in the indenture should enable beneficial owners to institute suit before any competent court in Argentina, including summary judgment proceedings, to obtain any overdue amount under the notes.

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Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York. The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York; provided that, if applicable, the Negotiable Obligations Law governs the requirements for the debt securities to qualify as obligaciones negociables thereunder while such law, together with Argentine Law No. 19,550, as amended, the Argentine Capital Markets Law, the CNV Rules and other applicable Argentine laws and regulations, govern the capacity and corporate authorization of the Issuer to execute and deliver the debt securities, the authorization of the CNV for the public offering of the debt securities in Argentina and certain matters in relation to meetings of holders.

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be issued under an indenture between us and a trustee to be named in the applicable prospectus supplement. Each such indenture, a form of which will be filed as an amendment or incorporated by reference to this registration statement, will be executed at the time we issue any debt securities thereunder.

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Description of EQUITY SECURITIES

Description of Common Stock

The following information describes our common stock and provisions of our by-laws and of the Argentine Corporation Law. This description is only a summary. You should read and refer to our by-laws incorporated by reference in the registration statement of which this prospectus is a part and the TEO 2023 20-F.

Our authorized capital stock consists of (i) 683,856,600 class A shares, (ii) 628,058,019 class B shares, (iii) 106,734 class C shares, and (iv) 841,666,658 class D shares, each class with a par value of P$1.00 per share and the right to one vote per share. As of December 31, 2023 and March 31, 2024, we had (i) 683,856,600 outstanding class A shares, (ii) 628,058,019 outstanding class B shares, (iii) 106,734 outstanding class C shares, and (iv) 841,666,658 outstanding class D shares.

Class A shares and class D shares of common stock are convertible into class B shares of common stock with equal political and economic rights, at a ratio of one to one, at any time, at the request of the holder of one or more shares of common stock who wishes to convert them into another class, through a notice addressed to the Board of Directors. For more information on certain veto rights of class A shares and class D shares, see “Item 7. Major Shareholders and Related Party Transactions—Major Shareholders—Telecom Shareholders’ Agreement” in the TEO 2023 20-F and our by-laws.

All outstanding shares are fully paid in and our class B shares have been listed on the Buenos Aires Stock Exchange since 1992. All outstanding ADSs representing rights to class B shares are listed on the New York Stock Exchange. For a further description of our common stock, see “Item 10. Additional Information—Memorandum and Articles of Association” in the TEO 2023 20-F.

Description of American Depositary Shares

JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary, registers and delivers the ADSs pursuant to the deposit agreement, dated as of May 7, 2021, among Telecom Argentina, JPMorgan, and the registered holders from time to time of the ADSs issued thereunder. Telecom Argentina has listed on the New York Stock Exchange American Depositary Shares, also referred to as ADSs, representing Telecom Argentina’s class B shares. The address of the depositary’s principal executive office is 383 Madison Avenue, Floor 11, New York, New York 10179. Each ADS represents rights to five class B shares deposited with the principal Buenos Aires office of Banco Santander Río S.A., as custodian for the depositary in Argentina. Each ADS will also represent rights to any other securities, cash or other property which may be held by the depositary. The depositary’s office is located at 383 Madison Avenue, 11th floor, New York, New York 10179.

You may hold ADSs either (A) directly by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depositary Trust Company (“DTC.”) If you hold ADSs directly, you are a registered ADS holder. The obligations of the depositary under the deposit agreement are to ADR holders and this description assumes you are an ADR holder. All holders of ADSs, however, are bound by the provisions of the deposit agreement even if they hold ADSs indirectly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Argentine law governs shareholder rights. The depositary will be the holder of the class B shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, the depositary and the holders of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 4 of this prospectus.

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Dividends and Other Distributions

How will you receive dividends and other distributions on the class B shares?

The depositary has agreed to pay to you the cash dividends or other distributions that it or the custodian receives on class B shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class B shares your ADSs represent.

●	Cash. The depositary will pay any cash dividend or other cash distribution on the class B shares in U.S. dollars. The depositary will convert any foreign cash dividend or other cash distribution we pay on the class B shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States on a reasonable basis, subject to such distribution being impermissible or impracticable with respect to certain ADR holders. Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Taxation.” The depositary will also deduct its expenses in (i) converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine, (ii) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine and (iii) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time. If the depositary is distributing the net proceeds from the sale of a non-cash distribution, it will also deduct its expenses in making such sale. The depositary will distribute only whole U.S. dollars and cents and any fractional cents will be withheld without liability for interest and added to future cash distributions. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or a significant portion of the value of the distribution.

●	Class B Shares. The depositary may distribute additional ADSs representing rights to any class B shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will distribute, in the same way as it does with cash, U.S. dollars available to it from the net proceeds of sales of class B shares which would give rise to fractional ADSs. If the depositary determines that a distribution of additional ADSs is not practicable with respect to any ADR holder, it may make any distribution it deems practicable, including the distribution of foreign currency or securities, or it may retain the class B shares as deposited securities in which case the outstanding ADSs will also represent rights to the new class B shares. The depositary may sell a portion of the distributed shares (or ADSs representing rights to those shares) sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional class B shares. If we offer holders of our securities any rights to subscribe for additional class B shares or any other rights, the depositary will make these rights available to you to the extent that we timely furnish evidence satisfactory to the depositary that it may lawfully distribute such rights. To the extent we do not furnish such evidence and sales of the rights are practicable, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. If it is not practicable to sell the rights by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise, the depositary will allow the rights to lapse. In that case, you will receive no value for them. If the depositary makes rights available to you, it will exercise the rights in accordance with your instructions and purchase the class B shares on your behalf. The depositary will then deposit the class B shares and deliver ADSs to you. It will only exercise rights if you pay the exercise price and any other charges the deposit agreement requires you to pay.

●	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is equitable and practical, after consulting with us, if practicable. If the depositary cannot make the distribution in such manner, the depositary may i) decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or ii) may decide to hold what we distributed as deposited securities, in which case the outstanding ADSs will also represent rights to the newly distributed property. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

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Deposit and Withdrawal

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits class B shares or evidence of rights to receive class B shares with the custodian. Upon payment of depositary fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and subject to your delivery to the depositary or the custodian of any other documents and/or instruments that may be required under the deposit agreement, the depositary will register the appropriate number of ADSs in the names you request and will deliver ADRs evidencing the ADSs to the persons you request. At your request, risk and expense, the depositary may accept deposits for forwarding to the custodian and deliver ADRs at a place other than its office.

How do ADR Holders cancel an ADS and obtain Class B Shares?

You may surrender your ADSs at the depositary’s office. Upon payment of depositary fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the class B shares and any other deposited securities underlying the ADSs to i) you, ii) a person you designate through the Caja de Valores, S.A,, iii) institutions you designate that maintain accounts at the Caja de Valores S.A., iv) by such other means as the depositary may deem practicable, or v) at your request, risk and expense, at such other place as you may request.

Voting Rights

You may instruct the depositary to vote the class B shares underlying your ADSs. Upon receipt of notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the class B shares or other deposited securities underlying your ADSs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, insofar as practicable, subject to the provisions of or governing our class B shares or other deposited securities, to vote or cause to be voted the class B shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the class B shares. However, note that it is possible that you may not know about the meeting far enough in advance to validly withdraw the class B shares. The depositary will only vote or attempt to vote in the manner you instruct. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your class B shares. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your class B shares are not voted as you requested.

Record Dates

The depositary shall, after consultation with us if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by us) for the determination of the ADR holders who will be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such ADR holders will be so entitled.

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Fees and Expenses for Holders of ADSs

Persons depositing or withdrawing class B shares or ADR holders must pay:

For:
● U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) ● U.S.$0.05 (or less) per ADS

●     Issuance of ADSs, including issuances resulting from a distribution, sale or exercise of class B shares or rights or other property; and

●     Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

●      ADSs held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement, or a fee for the distribution or sale of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities, but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to holders

● $U.S.0.05 (or less) per ADS (in the aggregate) per calendar year (or portion thereof)	● For services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions)
● Registration or transfer fees	● Transfer and registration of shares on any applicable share register to or from the name of the depositary or its agent when you deposit or withdraw shares
● Expenses of the depositary and/or any of its agents

●      Stock transfer or other taxes and other governmental charges

●      Cable, telex and facsimile transmission and delivery charges

●     Incurred in connection with the servicing of class B shares or other deposited securities, the sale of securities (including, without limitation, deposited securities) the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulations (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions)

●     Converting foreign currency into U.S. Dollars

The depositary collects its fees for the issuance and cancellation of ADSs from investors depositing shares or surrender of ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary also collects taxes and governmental charges from the holders of ADSs. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees (after attempting by reasonable means to notify the holder prior to such sale). The depositary may generally refuse to provide fee-accruing services until its fees for those services are paid. The depositary may also agree to reduce or waive certain fees described above, that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, the Company and/or certain shareholders of the Company.

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Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs, on the rights to deposited securities represented by any of your ADSs, or on any distributions thereon. The depositary may refuse to register any transfer of your ADSs, to effect any split-up or combination thereof, or allow you to withdraw the rights to deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply distributions owed to you or sell rights to deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADR holders any proceeds, or send to ADR holders any property, remaining after it has paid the taxes. See “Taxation” for a discussion of the material tax consequences of a sale of your ADSs.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
● Change the nominal or par value of our class B shares; reclassify, split up, consolidate or cancel any of the deposited securities; effect any distribution of securities or other property in respect of the class B shares that is not distributed to you; recapitalize, reorganize, merge, consolidate, or sell all or substantially all of our assets; or liquidate or enter into a receivership or bankruptcy	● The depositary may, in its discretion: (i) amend the ADRs; (ii) distribute additional or amended ADRs with or without asking you to surrender your outstanding ADRs in exchange for new ADRs; (iii) distribute some or all of the cash, securities or other property received by the depositary; (iv) sell any property received by the depositary and distribute the net proceeds of such sale; or (v) if the depositary does not take any of the foregoing actions, the cash, securities or other property received by the depositary will become deposited securities and each ADS will automatically represent rights to its equal share of the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial existing right of ADR holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary may with notice to us, and shall at our written direction, terminate the deposit agreement. The depositary must notify ADR holders at least 30 days before termination. After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

• advise you that the deposit agreement is terminated;

• collect or sell distributions on the deposited securities; and

• deliver class B shares and other deposited securities upon cancellation of ADSs.

As soon as practicable after the expiration of six months from the date of termination, the depositary will sell any remaining deposited securities. After that, the depositary will hold the net proceeds it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. After making such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we will have no obligations under the deposit agreement except for our obligations to the depositary and its agents.

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Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary, and our respective agents:

●	are not liable if either of us is prevented or delayed by law, regulation, the provisions of or governing any deposited securities, or circumstances beyond our control, or by reason of being subject to any civil or criminal penalty, from performing our obligations under the deposit agreement;

●	are not liable for any exercise or failure to exercise any discretion given to either of us in the deposit agreement or the ADRs;

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;

●	are not liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting class B shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information; and

●	may rely upon any documents we believe to be genuine and to have been signed or presented or given by the proper party.

The depositary and its agents have no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. The Company and its agents have no obligation to become involved in any such lawsuit or other proceedng, which in our opinion, may involve us in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be requested.

The depositary and its agents (i) are not responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any vote and (ii) may own and deal in any class of our securities and our affiliates and in ADRs.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, effect a split-up or combination of ADRs, or permit withdrawal of class B shares or other property, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any class B shares or other deposited securities;

●	payment of the depositary’s charges and/or expenses in respect of such transaction, as set forth in the deposit agreement;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs, register transfers of ADSs or accept ADSs for cancellation when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so, provided that the withdrawal of deposited securities can only be restricted for the reasons indicated below.

Your Right to Receive the Class B shares Underlying your ADSs

You have the right to surrender your ADRs and withdraw the underlying class B shares at any time except:

●	when temporary delays arise because: the depositary has closed its transfer books or we have closed our transfer books; the transfer of class B shares is blocked to permit voting at a shareholders’ meeting; or we are paying a dividend on our class B shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of class B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

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Disclosure of interests and limitations on ownership

The depositary will use reasonable efforts, with respect to the ADRs, to follow our instructions regarding enforcement of the provisions of or governing the class B shares or any other deposited securities, or the rules or regulations of the Bolsa de Comercio de Buenos Aires, S.A., the Comisión Nacional de Valores of Argentina or other governmental authorities that require disclosure of beneficial or other ownership of our class B shares or limit ownership of those securities and may provide for blocking transfer and voting or other rights to enforce those disclosure requirements or ownership limitations. You must comply with all such disclosure requirements and ownership limitations and cooperate with the depositary’s compliance with our instructions in respect thereof.

Books of Depositary

The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office at all reasonable times solely for the purpose of communicating with other holders in the interest of our business or matters relating to the deposit agreement.

The depositary will maintain in New York facilities for the delivery and surrender of ADRs. The ADR register may be closed from time to time when deemed expedient by the depositary or when requested by us.

Pre-Release Transactions

The depositary may issue ADSs before deposit of underlying shares. These transactions are commonly referred to as “pre-release transactions.” Each pre-release transaction will be subject to a written agreement between the recipient of pre-released ADSs and the depositary providing that such recipient represents that it (a) owns the shares that are to be delivered by the recipient under such pre-release transaction, (b) assigns all beneficial right, title and interest in the shares to the depositary, (c) holds such shares for the account of the depositary and (d) will deliver such shares to the custodian as soon as practicable and promptly upon demand. In addition, each pre-release transaction will at all times be fully collateralized with cash or U.S. government securities.

The aggregate number of ADSs involved in pre-release transactions at any one time shall not normally be more than 20% of all ADSs (excluding pre-released ADSs). The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Available Information

The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders at the offices of the depositary and the custodian.

Governing Law

The deposit agreement and the ADRs are governed by and shall be construed in accordance with the laws of the State of New York.

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Taxation

Our most recent Annual Report filed on Form 20-F provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our securities. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement. Prospective investors should read the tax discussion in our most recent Annual Report filed on Form 20-F and in any prospectus supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

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Plan of Distribution

At the time of the offering of any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

We are registering the securities to permit their sale or resale, as applicable, by us or by the selling shareholders from time to time after the date of this prospectus. The securities covered by this prospectus may be offered and sold from time to time by us or, in the case of class B shares and ADSs, by the selling shareholders, as applicable. We will not receive any of the proceeds from sales by the selling shareholders of class B shares or ADSs for their own accounts. We will bear all fees and expenses incident to our obligation to register the securities.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of the sales of their class B shares or ADSs, as the case may be.

We or the selling shareholders may offer and sell securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

●	on the New York Stock Exchange or on any other national securities exchange or quotation service on which our ADSs may be listed or quoted at the time of sale;

●	in underwritten offerings;

●	in privately negotiated transactions, at-the market transactions, “overnight transactions” or block trades;

●	in lock-up agreements or stabilization agreements;

●	through ordinary brokerage transactions (including on an exchange or over-the-counter) and transactions in which the broker solicits purchasers;

●	through purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;

●	by agreement with broker-dealers to sell a specified number of securities at a stipulated price per share;

●	through options, short sales, forward sales, puts, agented transactions, stock lending transactions and hedging and other derivative transactions;

●	in the over-the-counter market;

●	through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through the distribution by any selling shareholder to its employees, partners (including limited partners), members or stockholders;

●	through a combination of any of the above methods of sale; or

●	through any other method permitted pursuant to applicable law.

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Instead of selling the securities under this prospectus, we or the selling shareholders, as applicable, may sell the securities covered by this prospectus in compliance with the provisions of Rule 144 under the Securities Act or pursuant to other available exemptions from the registration requirements of the Securities Act, provided that such sales meet the criteria and conform to the requirements of such exemptions.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement.

We and any selling shareholders (directly or through agents) may sell, and, if applicable, the underwriters may resell, the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of the securities, the underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents. The underwriters may sell the securities to or through dealers, who may also receive compensation from purchasers of the securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

The selling shareholders and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market and which may limit the timing of purchases and sales by the selling shareholders and any other relevant person of any of our equity securities. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.

If so indicated in the prospectus supplement relating to an issue of the securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

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Legal Matters

EGFA Abogados will pass upon the validity of the securities offered by this prospectus as to certain matters of Argentine law.

Cleary Gottlieb Steen & Hamilton LLP will pass upon the validity of the securities offered by this prospectus as to certain matters of New York law.

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Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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ENFORCEMENT OF CIVIL LIABILITIES

We are a duly incorporated sociedad anónima organized under the laws of Argentina. Substantially all of our assets are located in Argentina. All of our directors (other than Mr. Luca Luciani) and executive officers reside in Argentina, and all or a substantial portion of their assets are also located in Argentina or elsewhere outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or against us judgments predicated upon the civil liability provisions of the federal securities laws of the United States or the laws of other jurisdictions.

In addition, a portion of our assets is not subject to attachment or foreclosure, as they are used for the performance of the public service we provide. In accordance with Argentine law, as interpreted by the Argentine courts, assets which are necessary to the provision for an essential public service may not be attached, whether preliminary or in aid of execution.

We have been advised by our Argentine counsel, EGFA Abogados, that there is doubt as to whether the courts of Argentina would enforce in all respects, to the same extent and in as timely a manner as a U.S. or other non-Argentine court, an original action predicated solely upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine securities laws, and that the enforceability in Argentine courts of judgments of U.S. or other non-Argentine courts predicated upon the civil liability provisions of the U.S. federal securities laws or other non-Argentine securities laws will be subject to compliance with certain requirements under Argentine law, including that any such judgment does not violate Argentine public policy (orden público argentino).

Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Argentine law are met, such as: (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such property was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against such foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

We have appointed CT Corporation System as our authorized agent upon which service of process may be served in the United States in any action which may be instituted against us arising out of or based upon this prospectus.

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20,252,745 Class B Shares of Telecom’s Common Stock

Prospectus Supplement

Morgan Stanley	BTG Pactual

February 10, 2026

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